Exhibit 10.2

Execution Version

CREDIT AGREEMENT

dated as of January 28, 2026,

by and among

NEW TMW LLC,
as Initial Holdings,

THE MEN’S WEARHOUSE, LLC,
as the Borrower,

TAILORED BRANDS, INC.

and

NEW TMW MIDCO LLC,

as Holdco Guarantors,

The Lenders Party Hereto,

and

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent,

GOLDMAN SACHS BANK USA

and

JPMORGAN CHASE BANK, N.A.,

as Lead Arrangers

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

JEFFERIES FINANCE LLC,

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO SECURITIES, LLC,

as Arrangers and Bookrunners

-i-

-ii-

-iii-

SCHEDULES:

Schedule 1.01(a)	Excluded Subsidiaries
Schedule 2.01(b)	Term Commitments
Schedule 3.12	Subsidiaries
Schedule 5.14	Certain Post-Closing Obligations
Schedule 6.07	Existing Restrictions

EXHIBITS:

Exhibit A-1	Form of Assignment and Assumption
Exhibit A-2	Form of Affiliated Lender Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E-1	Form of ABL Intercreditor Agreement
Exhibit E-2	Form of First Lien Intercreditor Agreement
Exhibit E-3	Form of Junior Lien Intercreditor Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Intercompany Note
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Prepayment Notice
Exhibit K	Auction Procedures
Exhibit L	Form of Designation of Secured Cash Management Obligation
Exhibit M	Form of Designation of Secured Swap Obligation
Exhibit N	[Reserved]

-iv-

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 28, 2026 (this “Agreement”), by and among NEW TMW LLC, a Delaware limited liability company (“Initial Holdings”), THE MEN’S WEARHOUSE, LLC, a Texas limited liability company (the “Borrower”), TAILORED BRANDS, INC., a Delaware corporation (“Tailored Brands”), NEW TMW MIDCO LLC, a Delaware limited liability company (“TMW Midco” and collectively with Tailored Brands, the “Holdco Guarantors”), the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent and as Collateral Agent. Capitalized terms used in the recitals below that are not otherwise defined therein have the respective meanings set forth in Section 1.01.

WHEREAS, pursuant to the terms of the Existing Credit Agreement, the lenders thereunder extended certain credit facilities to the Borrower which included term loan facilities in an amount equal to $225.0 million (the “Existing Term Loans”) (along with accrued and unpaid interest as the date hereof).

WHEREAS, in connection with this Agreement, the Borrower has requested the Lenders to extend $650.0 million in aggregate principal amount of Initial Term Loans on the Effective Date; and

WHEREAS, the Lenders have agreed to provide such Initial Term Loans on the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” has the meaning given to the term “Administrative Agent” in the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement dated as of December 1, 2020 (as amended through the Fifth Amendment to Credit Agreement, dated as of March 31, 2023 and as the same may be further amended, restated, amended and restated, modified or supplemented, or otherwise extended, renewed, refunded, replaced or refinanced from time to time) among Holdings, the Borrower, the Holdco Guarantors, Moores The Suit People Corp., as the Canadian Borrower, the other Loan Parties (as defined therein) party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian administrative agent (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, so long as such credit agreement, indenture, instrument or document is designated as an ABL Credit Agreement).

“ABL Facility” means the senior secured revolving loan facility under the ABL Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part, from time to time, including in connection with Refinancing Indebtedness in respect of the ABL Credit Agreement.

“ABL Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E -1, among the Collateral Agent and the Senior Representatives for one or more classes of obligations permitted by this Agreement to be secured by the ABL Priority Collateral, including that certain Amended and Restated ABL/Term Intercreditor Agreement, dated as of March 5, 2021 (as supplemented on the Effective Date and otherwise as amended, modified, supplemented, substituted, replaced, restated, amended and restated, or refinanced, in whole or in part, from time to time) among, inter alios, the Borrower, the collateral agent under the Existing Credit Agreement, the ABL Administrative Agent and the other parties thereto.

“ABL Loan Documents” means, collectively, (i) the ABL Credit Agreement and (ii) the security documents, intercreditor agreements (including the ABL Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the ABL Credit Agreement or such other agreements (including the “Loan Documents” (or equivalent term) as defined in the ABL Credit Agreement), in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time including in connection with Refinancing Indebtedness in respect of the ABL Credit Agreement.

“ABL Loans” shall have the meaning given to the term “Loans” in the ABL Credit Agreement.

“ABL Obligations” means all Indebtedness and other obligations of the Borrower and any other Loan Parties outstanding under or pursuant to the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against the Borrower, any other Loan Party or any guarantor of ABL Obligations of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any Secured Swap Obligation or Secured Cash Management Obligation (or equivalent terms) that are secured pursuant to the ABL Loan Documents.

“ABL Priority Collateral” shall mean “ABL Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning assigned to such term in Section 2.22(a).

“Accounting Changes” has the meaning assigned to such term in Section 1.04(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Tailored Brands and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Revolving Commitment, Incremental Term Commitment or Incremental Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.18 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that (i) each Additional Lender with respect to any Incremental Term Commitment or Incremental Term Loan (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval in each case not to be unreasonably withheld or delayed) and the Borrower and (ii) each Additional Lender with respect to any Incremental Revolving Commitment or Incremental Revolving Facility shall be subject to the approval of the Administrative Agent and the Borrower.

“Adjustment Date” means the last day of each calendar month of March, June, September and December.

“Administrative Agent” means Goldman Sachs Bank USA, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning assigned to such term in Section 2.22(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.09.

“Affiliated Debt Fund” means (a) an Affiliated Lender that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit or securities in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments and (b) any investment fund or account of any Investor (other than the Sponsors) managed by third parties (including by way of a managed account, a fund or an index fund in which an Affiliated Lender has invested) that is not organized or used primarily for the purpose of making equity investments with respect to which no Sponsor, nor any other Affiliated Lender, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any Lender that is an Affiliate of Silver Point or Arbour Lane shall be considered an Affiliated Debt Fund.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of Holdings (other than Tailored Brands or any of their respective Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(f)(6).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(f)(5).

“Agent” means the Administrative Agent, the Collateral Agent, each Lead Arranger, and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agreement” has the meaning provided in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.20.

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.20.

“Applicable Rate” means:

(a) with respect to the Initial Term Loans, (i) 5.75% for Term SOFR Rate Loans and (ii) 4.75% for ABR Loans;

provided that following the occurrence of a Qualifying IPO, the Applicable Rate at each of the categories with respect to the Initial Term Loans shall be 0.25% less than the rates set forth above; and

(b) with respect to any (x) Class of Term Loans other than the Initial Term Loans or (y) Class of Incremental Revolving Loans, as applicable, as specified in the applicable Incremental Facility Amendment, Refinancing Amendment or Permitted Amendment.

The Applicable Rate for Initial Term Loans will be adjusted quarterly on a prospective basis on each Adjustment Date (from the first Adjustment Date ended after the Effective Date) based upon the First Lien Leverage Ratio in accordance with the applicable table above.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Cash Equivalents”.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent and/or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein, including any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and any financial statements, financial and other report, notice, request, certificate and other information materials; provided, however, that solely with respect to delivery of any such Approved Electronic Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Approved Electronic Communication by posting such Approved Electronic Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbour Lane” means, Arbour Lane Capital Management and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing or any company controlled by a portfolio company.

“Arrangers and Bookrunners” means, BofA Securities, Inc., Barclays Bank plc, Jefferies Finance LLC, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any of the Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01 hereof), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise;

in each case, other than:

(a) any disposition of obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets, in each case, in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the ordinary course of business of the Borrower and any of its Subsidiaries;

(b) the disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries in a manner permitted pursuant to Section 6.03 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) any sale, conveyance, transfer or other disposition, issuance or sale in connection with the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.08 hereof or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(d) any disposition of property or assets of Holdings or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $20.3 million and (y) 5% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(e) any disposition of property or assets or issuance or sale of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary;

(f) (i) any disposition of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) an amount equal to the Net Proceeds of such disposition is promptly applied to the purchase price of similar replacement property or (ii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no material assets other than the Equity Interests of such Unrestricted Subsidiary);

(i) foreclosures, events of loss or any similar action with respect to assets or the granting of Liens not prohibited by this Agreement, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(k) dispositions of property or assets or issuance and sales of Equity Interests for an aggregate Fair Market Value not to exceed the greater of (x) $60.8 million and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis, in any fiscal year of Tailored Brands;

(l) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the exclusive licensing Material Intellectual Property for a term of five years or longer;

(m) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims;

(o) the unwinding of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfer and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights, including any issuance, registration or application for issuance or registration of any intellectual property, which in the reasonable determination of the Borrower are not material to the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole, or are no longer used or useful or no longer economically practicable or commercially reasonable to maintain;

(r) (i) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law or (ii) the issuance or sale of any Equity Interests by a Restricted Subsidiary as part of or pursuant to a management or employee equity incentive or compensation plan approved by the Board of Directors of the Borrower or any Parent Entity;

(s) the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction, which assets are not used or useful in the core or principal business of Holdings and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition;

(u) the granting of a Lien that is permitted under Section 6.02 hereof;

(v) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(w) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(x) any sale or other disposition of Securitization Assets to a Securitization Subsidiary in connection with any Qualified Securitization Financing in an aggregate amount at any one time outstanding not to exceed the greater of (x) $81.0 million and (y) 20% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(y) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (11) of Section 6.08(b);

(z) dispositions in connection with any Permitted Tax Restructuring or related transactions;

(aa) dispositions in connection with IPO Reorganization Transactions; and

(bb) any other disposition in connection with the Transactions.

In the event that a transaction (or any portion thereof) meets the criteria of one or more exceptions contained in the definition of Asset Sale or would otherwise constitute an Asset Sale and/or would also be a Restricted Payment or Permitted Investment, the Borrower, in its sole discretion, shall be entitled to divide and classify or reclassify (based on circumstances existing on the date of such reclassifications) such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Restricted Payments or Permitted Investments.

“Asset Sale Prepayment Event” has the meaning assigned to such term in clause (a) of the definition of the term “Prepayment Event.”

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent, and/or (b) an Affiliated Lender Assignment and Assumption, as applicable.

“Attributable Securitization Financing Indebtedness” means, at any time, with respect to any Qualified Securitization Financing, (i) if such Qualified Securitization Financing is structured as a lending agreement or other similar agreement, the principal amount of the obligations outstanding under such Qualified Securitization Financing at such time or (ii) if such Qualified Securitization Financing is structured as a purchase agreement or other similar agreement, the principal amount of the obligations that would be outstanding under such Qualified Securitization Financing at such time if such Qualified Securitization Financing were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise). All Attributable Securitization Financing Indebtedness of a Securitization Subsidiary shall be deemed to be Attributable Securitization Financing Indebtedness of Holdings for purposes of Section 6.01(b)(24).

“Audited Financial Statements” means the audited consolidated balance sheet of Tailored Brands as at the end of, and the related consolidated statements of operations, stockholders’ equity and cash flows of Tailored Brands for, the fiscal year of Tailored Brands ended December 31, 2024, including the notes thereto.

“Available Amount” has the meaning assigned to such term in Section 6.08(a).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any one or more of the following financial products or accommodations: (1) credit cards, (2) credit card processing services, (3) debit cards, (4) stored value cards, (5) purchase cards (including so called “procurement cards” or “P-cards”), (6) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements or (7) transactions under any “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark” means, initially, with respect to any Term SOFR Loan denominated in Dollars, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark for Dollars, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) of Section 2.12.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with both market practice and other U.S. syndicated credit facilities for similarly situated borrowers for which the Administrative Agent acts as administrative agent (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents and substantially consistent with other U.S. syndicated credit facilities for similarly situated borrowers for which the Administrative Agent acts as administrative agent).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” has the meaning assigned to such term in Section 4.01(h).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, or if such limited liability company is managed by its member, the Board of Directors of such member, (c) in the case of any partnership, the Board of Directors of the general partner of such partnership and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto, or any Successor Borrower.

“Borrowing” means Loans of the same Facility, Class and Type, made, converted or continued on the same date in the same currency and in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning given to the term “Borrowing Base” in the ABL Credit Agreement.

“Borrowing Minimum” means the lesser of $1.0 million and the remaining Commitments of the applicable Class.

“Borrowing Multiple” means the lesser of $500,000 and the remaining Commitments of the applicable Class.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term SOFR Loans or any other dealings of such Term SOFR Loans, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Canadian Collateral Agreement” means that certain Canadian Collateral Agreement, to be dated on or following the Effective Date, among the Canadian Guarantors and the Administrative Agent.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “C$” refers to lawful money of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Guarantor” means each Canadian Subsidiary that is a Subsidiary Loan Party.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), and any other applicable provincial, territorial or federal bankruptcy laws, including the plan of arrangement or reorganization provisions of any applicable Canadian corporate legislation, each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation, or a stay of proceedings to enforce any of the claims of the corporation’s creditors against it and including any rules and regulations pursuant thereto.

“Canadian MEPP” means a “multi-employer plan”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada), or a plan that is otherwise required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or similar pension legislation of a province of Canada, in each case (i) to which a Loan Party or any of its Subsidiaries contributes, or has any obligation to contribute for its employees or former employees in Canada, whether pursuant to a collective agreement, trust agreement, participation agreement, or similar agreement, and (ii) which is not neither sponsored or nor administered by a Loan Party or any of its Subsidiaries.

“Canadian Pension Plan” means any plan, program or arrangement that is required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or similar pension standards legislation of a province of Canada or a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), which is sponsored or administered by a Loan Party or any of its Subsidiaries or to which Loan Party or any of its Subsidiaries contributes or is obligated to contribute, but excluding any Canadian MEPP.

“Canadian Pension Termination Event” means (a) any of the following that would give rise, or would reasonably be expected to give rise, to a wind-up funding deficiency to the extent required to be funded, either immediately or on an amortized basis, by a Loan Party or any of its Subsidiaries: (i) the termination or wind-up in whole or in part of a Canadian Defined Benefit Plan, (ii) the occurrence of any circumstance or event (other than, for clarity, the imposition, by itself, of a Permitted Lien) that would permit a Governmental Authority to order (or issue a notice of intended decision to order) the termination or wind-up, in whole or in part, of any Canadian Defined Benefit Plan, (iii) the issuance by a Governmental Authority of a notice to cause (or a notice of intended decision to cause) the termination or wind-up in whole or in part any Canadian Defined Benefit Plan; and (iv) the receipt of a notice (or notice of intended decision) from a Governmental Authority to appoint a new administrator (who is not a Loan Party or any of its Subsidiaries or Affiliates) of a Canadian Defined Benefit Plan; (b) the withdrawal of any Loan Party or any of its Subsidiary from a Canadian MEPP that would trigger a withdrawal liability for such Loan Party or Subsidiary, as applicable; or (c) any statutory deemed trust or Lien, other than a Permitted Lien, arises in respect of contributions or premiums required to be paid by any Loan Party or any of its Subsidiaries to a Canadian Defined Benefit Plan.

“Canadian Security Agreements” means, collectively, the Canadian Collateral Agreement (including any separate intellectual property security agreements contemplated thereby), the Quebec Security Documents, and, as the context requires, any other pledge or security agreement or any supplement to thereto entered into, after the Effective Date by any other Canadian Guarantor (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary that is organized under the Laws of Canada or any province of territory thereof.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of Tailored Brands for such period prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means an obligation that is a Capitalized Lease; provided the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (excluding the footnotes thereto) as in effect on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) which shall, unless the Borrower elects otherwise, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as leases in the financial statements of such Person and its Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars or Canadian Dollars;

(2) (a) pounds sterling, Euros, Australian dollars, Chinese yuan, Japanese yen or any national currency of any participating member state in the European Union; or

(b) in the case of the Borrower or Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business or consistent with industry practice;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the federal governments of Canada or the United States or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, or with respect to Canadian commercial paper having one of the two highest ratings obtainable from Dominion Bond Rating Service Limited, and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth, province or territory of Canada or the United States or any foreign government or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(11) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (10) above;

(12) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (11) customarily utilized in countries in which such Foreign Subsidiary operates; and

(13) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940, as amended, or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (12) of this definition.

In the case of (a) Investments made in a country outside of the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (1) through (7) and clauses (8), (9), (10), and (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include other short-term investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of Holdings or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and Cash Management Services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Effective Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” solely to the extent enacted, adopted, promulgated or issued after the Effective Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.13.

“Change of Control” means the earliest to occur of:

(a)           (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own, in the aggregate, directly or indirectly through one or more holding companies, a majority of the aggregate ordinary voting power entitled to vote for the election of the directors of Tailored Brands (or any Successor Holdings of Tailored Brands) and represented by the issued and outstanding Equity Interests of Tailored Brands (or any Successor Holdings of Tailored Brands); or

(ii) at any time upon or after the consummation of a Qualifying IPO, any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders or any holding company parent of Tailored Brands owned directly or indirectly by the Permitted Holders) constituting a group becoming the beneficial owner of Equity Interests representing more than 50% of the aggregate ordinary voting power entitled to vote for the election of the directors of Tailored Brands (or any Successor Holdings of Tailored Brands) and represented by the then issued and outstanding Equity Interests of Tailored Brands and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Tailored Brands (or any Successor Holdings of Tailored Brands) beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by proxy, voting power, contract or otherwise to directly or indirectly elect, designate, nominate or appoint a majority of the board of directors of Tailored Brands (or any Successor Holdings of Tailored Brands);

(b) Tailored Brands (or any Successor Holdings of Tailored Brands) ceasing to own, directly or indirectly, 100% of the Equity Interests of the Borrower (or any Successor Borrower); and

(c) a Change of Control or similar event occurring under (i) the ABL Facility (or the documentation in respect of any permitted Refinancing of the ABL Facility), (ii) the Senior Secured Note Documentation (or the documentation in respect of any permitted Refinancing of the Senior Secured Notes), (iii) the documentation in respect of any Credit Agreement Refinancing Indebtedness that is secured on a pari passu or junior basis to the Secured Obligations and/or (iv) any documentation in respect of any Indebtedness that is secured on a pari passu basis with or on a junior basis to the Secured Obligations, in each case with respect to this clause (c), if the aggregate outstanding principal amount thereof is equal to or greater than the Threshold Amount at such time.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Tailored Brands, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (a) of this definition, (ii) a Person or group shall not be deemed to beneficially own Equity Interests (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or similar agreement, including any veto power in connection with the acquisition or disposition of Equity Interests, or (z) as a result of the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right), (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the board of directors of such Person’s parent, (iv) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date and (v) the words “Person” and “group” shall be within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude (x) any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any underwriter in connection with any Qualifying IPO. It is agreed and understood that any transaction resulting in a Successor Holdings of Tailored Brands or Successor Borrower in accordance with the terms of this Agreement shall not constitute a Change of Control.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans under a specific Facility (including Revolving Loans, Loans under an Incremental Revolving Facility, Other Revolving Loans, Initial Term Loans, Incremental Term Loans and Other Term Loans), (b) any Commitment, refers to whether such Commitment is a Commitment under a specific Facility (including Incremental Revolving Commitments, Commitments in respect of an Incremental Revolving Facility, Initial Term Commitments, Incremental Term Commitments or Other Term Commitments) and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Any Revolving Loans or Term Loans that have different terms and conditions from other Revolving Loans or Term Loans, as applicable, shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations, other than Excluded Assets.

“Collateral Agent” has the meaning assigned to such term in the Collateral Agreement.

“Collateral Agreement” means the Collateral Agreement, dated as of the Effective Date, by and among the Loan Parties and the Collateral Agent (as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Holdco Guarantors, the Borrower and each Domestic Subsidiary and Canadian Subsidiary (other than an Excluded Subsidiary), as applicable, either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) a counterpart of the Collateral Agreement or a Canadian Security Agreement, as applicable, duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement or a Canadian Security Agreement, as applicable in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent, opinions and certificates of the type referred to in Section 4.01(a)(iv) and (vii) if applicable;

(b) all Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Loan Party and all other Equity Interests (other than Excluded Equity Interests) owned directly by the Loan Parties shall be pledged pursuant to the Collateral Agreement or a Canadian Security Agreement, as applicable (and, subject to the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement and any other applicable Customary Intercreditor Agreement in effect, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank), excluding, solely to the extent that a security interest in such Equity Interests entitled to vote would result in material adverse tax consequences to the Borrower or any other applicable Loan Party as mutually determined by the Borrower and the Administrative Agent, more than 65.0% (or such greater percentage of such Equity Interests entitled to vote which would result in material adverse tax consequences to the Borrower or such other applicable Grantor) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or CFC Holdco or any Subsidiary of such CFC or CFC Holdco;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $1.0 million or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note and such promissory note shall have been pledged pursuant to the Collateral Agreement or a Canadian Security Agreement, as applicable (and, subject to the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement and any other applicable Customary Intercreditor Agreement in effect, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank);

(d) none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(e) the Collateral Agent shall have received:

(i) counterparts of a Mortgage with respect to each Material Owned Property required to be delivered pursuant to Section 5.11, Section 5.12, and/or Section 5.14, as applicable, Mortgage, duly executed and delivered by the owner of such Material Owned Property and suitable for recording in the applicable recording office(s) in order to create a valid and enforceable first priority Lien subject to no other Liens except Permitted Liens (provided, however, in the event any Mortgage delivered pursuant to this clause (i) shall incur any mortgage recording tax or similar charges in connection with the execution or recording thereof that are based on the amount of the Mortgage, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Material Owned Property), together with evidence that all filing and recording Taxes and fees have been paid or otherwise provided for;

(ii) if reasonably requested by the Collateral Agent, opinions of counsel to the Borrower regarding the enforceability of such Mortgage and such other matters customarily covered in real estate opinions;

(iii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”), in an amount reasonably acceptable to the Collateral Agent, not to exceed the Fair Market Value of the applicable Mortgaged Property, issued by a Title Company, insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction at commercially reasonable rates;

(iv) such customary affidavits, certificates, information or instruments of indemnification as shall be required to induce the Title Company to issue the Mortgage Policies and file the Mortgages;

(v) an ALTA survey with respect to each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent and the Title Company from a surveyor licensed in the applicable jurisdiction, provided, however, that a new survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements in the applicable Mortgage Policy;

(vi) for any Mortgaged Property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto); and

(vii) for any Mortgaged Property located in the United States a copy of, or a certificate as to coverage under, and a declaration page relating to, any flood insurance policies required by Section 5.07 hereof.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, as reasonably determined by the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets, including, the cost of obtaining title insurance, surveys or flood insurance (if necessary) in respect of such assets would be excessive in light of the practical benefits to be obtained by the Lenders therefrom, as reasonably determined by the Borrower and the Administrative Agent. The Collateral Agent may, in its sole discretion, grant extensions of time (which extensions shall be in writing) for the creation or perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) Liens required to be granted or perfected from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and (ii) no Lien shall be required to be granted in Excluded Assets pursuant to the Collateral and Guarantee Requirement or otherwise pursuant to the Collateral Documents.

No actions in any non-U.S. or non-Canadian jurisdiction or required by the Laws of any non-U.S. or non-Canadian jurisdiction shall be required in order to create any Liens in assets located or titled outside of the U.S. or Canada or to perfect such Liens, including any Foreign Intellectual Property (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. or non-Canadian jurisdiction). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC and the PPSA and the Securities Transfer Act, 2006 (Ontario) (or any similar applicable legislation)) or possession, other than in respect of (i) certificated or uncertificated Equity Interests of any Guarantor, Borrower and Restricted Subsidiaries that are required to be pledged pursuant to the provisions of clause (b) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset and (ii) Pledged Debt Securities to the extent required to be delivered to the Administrative Agent pursuant to the terms of the Collateral Agreement and Canadian Security Agreements; provided that none of the Indebtedness incurred that is permitted to be secured on a junior lien basis to the Term Priority Collateral (or any Refinancing Indebtedness in respect of such Indebtedness) shall be secured by any asset or property that is not Collateral. Notwithstanding the foregoing, so long as the ABL Administrative Agent is acting as bailee for perfection for the Collateral Agent under the ABL Intercreditor Agreement, the granting of control or possession to the ABL Administrative Agent in respect of ABL Priority Collateral shall satisfy any requirement hereunder for the Collateral Agent to have possession or control of such Collateral.

Notwithstanding anything herein to the contrary, at the Borrower’s sole election, the Borrower may elect to (i) add any Subsidiary that is otherwise an Excluded Subsidiary as a Loan Party hereunder, (ii) pledge assets that otherwise constitute Excluded Assets to the Secured Parties as Collateral hereunder and/or (iii) take any other actions reasonably required to accomplish the foregoing, including any such action not otherwise required to satisfy the Collateral and Guarantee Requirement hereunder or any other Loan Document; provided that, if the Borrower elects to add a Foreign Subsidiary as a Loan Party hereunder, such election shall be subject to the consent of the Administrative Agent and the Administrative Agent’s prior receipt of all documentation and other information in respect of such Foreign Subsidiary required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

“Commitment” means (a) with respect to any Revolving Lender, its Revolving Commitment, Incremental Revolving Commitment, Other Revolving Commitments, or any combination thereof (as the context requires) and (b) with respect to any Term Lender, its Initial Term Commitment, Incremental Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Compliance Certificate” means each certificate required to be delivered pursuant to Section 5.01(d) in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent).

“Consolidated EBITDA” means, for any Test Period, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period plus:

(a) without duplication, including without duplication of any exclusion in Consolidated Net Income, the sum of the following amounts for such period:

(i) consolidated interest expense of such Person for such period, including (A) payments made or losses incurred in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities and (C) amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of bridge, commitment or financing fees;

(ii) taxes based on gross receipts, income, profits, revenue or capital, federal, foreign and state income, franchise, excise, value added or similar taxes based on income, profits, revenue or capital and foreign withholding taxes, of such Person paid or accrued during such period (including in respect of repatriated funds), including (A) penalties, additions to tax and interest relating to such taxes or arising from any tax examinations and (B) tax distributions made to any direct or indirect holders of equity interests of such Person in respect of any such taxes;

(iii) amortization of such Person for such period (including amortization of Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs);

(iv) depreciation expense of such Person for such period;

(v) non-cash items (including reserves, impairment charges or asset write offs, write offs of deferred financing fees, losses from investments recorded using the equity method and stock based awards compensation expense) of such Person for such period; provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash item in the current period and (B) to the extent the Borrower decides to add back such non-cash expense or charge in the current period, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period to such extent;

(vi) any cost, charge, accrual, reserve or expense incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general);

(vii) items (A) covered by a binding indemnification, reimbursement, guaranty, purchase price adjustment or refunding obligation or insurance, (B) paid or payable (directly or indirectly) by a third party (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person or (C) such Person is directly or indirectly, reimbursed for such item by a third party;

(viii) (A) the amount of management, monitoring, consulting and advisory fees (including termination fees), indemnities and expenses paid, payable or accrued in such period by such Person to any Investor (or their management companies), (B) the amount of payments made to option, phantom equity or profits interest holders of any Parent Entity or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or any Parent Entity, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Agreement and (C) the amount of fees, expenses and indemnities paid to directors, including of any Parent Entity;

(ix) any losses for such period attributable to early extinguishment of indebtedness or obligations under any swap agreement;

(x) expenses, revenue and lost profits of such Person for such period with respect to liability or casualty events or business interruption, in each case, to the extent covered by insurance;

(xi) the amount of any income attributable to non-controlling or minority interests of third parties in any non-wholly-owned Subsidiary deducted excluding cash distributions in respect thereof;

(xii) all charges, losses, costs, expenses, accruals or reserves in connection with or related to (A) the rollover, acceleration or payout of equity interests held by officers or employees and (B) payments made to holders of options, phantom equity, profits interests or other derivative equity interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (x) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (y) all dividend equivalent rights owed pursuant to any compensation or equity arrangement;

(xiii) any net pension or other post-retirement benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature, in accordance with GAAP;

(xiv) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;

(xv) fees, costs, expenses or charges in connection with any amendment, waiver, consent or modification to any Loan Document, ABL Loan Document or to the Senior Secured Notes the accompanying notes documents, in each case, whether or not such transaction is successful and/or consummated;

(xvi) expenses, fees, charges or losses in connection with the implementation of fresh start accounting in connection with the transactions (including any non-cash expenses, charges or other non-cash impact attributable to the adoption of resh start accounting in connection with the transactions), in accordance with GAAP;

(xvii) severance, relocation costs, integration, transition and facilities’ or offices’ pre-opening and opening costs, start-up costs, and other business optimization expenses (including related to new product or service introductions and other strategic or cost savings initiatives), operating expense reductions, restructuring and integration costs, charges, accruals, reserves (including restructuring and integration costs related to acquisitions consummated on or prior to the Effective Date and adjustments to existing reserves) and expenses, whether or not classified as restructuring expense on the consolidated financial statements, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, plants, stores and distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, other recruiting and retention costs, transition costs, costs related to closure or consolidation of facilities, stores, offices or plants and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) together with the related tax effects; provided that the aggregate amount of add backs added pursuant to this clause (a)(xvii) for any period, when added to the aggregate amount of add backs made pursuant to Section 1.08(d) and clause (b) below, shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to any such adjustment(s));

(xviii) net realized losses from Swap Agreements or embedded derivatives that require similar accounting treatment in accordance with GAAP;

(xix) any expenses, fees, charges or losses (other than expenses, fees charges or losses covered by clauses (xii) and (xiii)) related to any equity offering or issuance, Investment (including compensation expense directly related thereto), acquisition, disposition, conveyance, Refinancing or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and/or not successful), including (A) such fees, expenses or charges related to this Agreement and any other Loan Document, (B) such fees, expenses or charges related to the Transactions and (C) such fees, expenses or charges related to any amendment or other modification, including any refinancing of the Loans or any Indebtedness permitted by Section 6.01;

(xx) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Tailored Brands and its Restricted Subsidiaries;

(xxi) any cost, charge, accrual, reserve or and expense incurred in connection with a single or one-time event including, without limitation, in connection with (i) acquisitions (whether or not consummated) after the Effective Date, (ii) other investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated), (iii) permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business and (iv) the consolidated or closing of any store, facility, plant or distribution center during such period;

(xxii) any charges, expenses, costs, accruals or reserves (including, without limitation, any fees, premiums and transaction costs) resulting from, or in connection with, a Change of Control, Qualifying IPO, pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement (or any curtailment or modifications to such plan or agreement) and any payments in the nature of compensation or expense reimbursement made to independent board members;

(xxiii) payment of fees and reimbursement of expenses paid in compliance with Section 6.09(b)(7)(b); and

(xxiv) with respect to investments in any person (other than a subsidiary of Tailored Brands), net gains during such period to the extent received in cash or Cash Equivalents or other property during such period (and not otherwise included in Consolidated Net Income), plus

(b) without duplication, (i) the amount of reasonably identifiable and factually supportable “run rate” cost savings, operating improvements (including with respect to pricing improvements and the entry into material contracts or arrangements) and operating expense reductions that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken (in the good faith determination of the Borrower) (collectively, the “Expected Run Rate Benefit”), including any cost savings, expenses and charges related to the Transactions, acquisitions, mergers, amalgamations, other business combinations, dispositions, divestitures and other specified transactions, restructurings, Store closings, cost savings initiatives, new or negotiated supplier relationships and net contributions from merchandising improvements (which shall be annualized when calculating Consolidated EBITDA) and other initiatives or in connection with, or incurred by or on behalf of, any joint venture of Tailored Brands or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or Tailored Brands) (which amounts will be determined by the Borrower in good faith, added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to Tailored Brands or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant period; provided, that the amounts added back pursuant to this clause (b) are reasonably anticipated to result from actions taken or to be taken (in the good faith determination of the Borrower) within 24 months after the consummation of any change that is expected to result in such Expected Run Rate Benefit; (ii) [reserved]; (iii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back or was realized in a prior period; (iv) adjustments (a) reflected in any quality of earnings report issued in connection with any acquisitions, Investments and other specified transactions permitted hereunder that have been completed or (b) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency) and (v) all adjustments of the nature used in connection with the calculations of “EBITDA” and “Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the section titled “Summary—Summary Historical Consolidated Financial Information” of the Offering Memorandum to the extent adjustments of such nature continue to be applicable during the period in which such measure is being calculated; provided that the aggregate amount of add backs added pursuant to this clause (b) for any period, when added to the aggregate amount of add backs made pursuant to Section 1.08(d) and clause (a)(xvii) above, shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to any such adjustment(s));

minus

(c) without duplication:

(i) any non-cash items increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(ii) the amount of any loss attributable to non-controlling or minority interests of third parties in any non-wholly-owned subsidiary;

(iii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Tailored Brands and its Restricted Subsidiaries; and

(iv) net realized gains from Swap Agreements or embedded derivatives that require similar accounting treatment,

in each case, as determined on a consolidated basis for Tailored Brands and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Tailored Brands or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Tailored Brands or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the option of the Borrower, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent.

“Consolidated First Lien Debt” means the sum, without duplication, of the amount of Consolidated Total Debt (i) consisting of the Loans (including any Incremental Loan), (ii) constituting Secured Capitalized Lease Obligations or (iii) any other Consolidated Total Debt, in each case, that is secured by Liens on all or a material portion of the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations (including, for avoidance of doubt, the ABL Obligations). For the avoidance of doubt, Consolidated First Lien Debt shall be reduced, without duplication, by the amount of cash and Cash Equivalents reducing Consolidated Total Debt as of the relevant date of determination.

“Consolidated Net Income” means, for any period, the net income (loss) of Tailored Brands and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a) extraordinary, non-recurring or unusual gains or losses or expenses;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(c) Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests (including any restricted stock units, options or similar equity-linked interests) held by management of Tailored Brands or any of its direct or indirect Subsidiaries or Parent Entities);

(d) the net income (loss) for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to Tailored Brands or a Restricted Subsidiary thereof during such period;

(e) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, merger, consolidation or amalgamation, asset disposition, casualty event, issuance or repayment of Indebtedness, issuance of equity securities, recapitalization, option buyout, refinancing transaction or amendment or other modification of any debt instrument or other transaction outside the ordinary course of business of such Person (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses and gains or losses, in each case, in accordance with FASB Accounting Standards Codification 460);

(f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments and the related tax effects;

(g) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting principles or policies during such period;

(h) all Non-Cash Compensation Expenses;

(i) any income (loss) attributable to deferred compensation plans or trusts;

(j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Tailored Brands or any Restricted Subsidiary in respect of such investment);

(k) any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments or mark to market movement of other financial instruments, in each case, in accordance with GAAP; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(l) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of hedging agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging) and the related tax effects, (ii) any non-cash gain (loss) related to currency remeasurements of Indebtedness and fluctuations (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) and other balance sheet items and the related tax effects;

(m) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(n) any impairment charge, write-off, write-down, expenses, losses or other items classified by Tailored Brands as special item (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities or as a result of a change in law or regulation);

(o) solely for the purpose of determining the amount available for Restricted Payments under clause 6.08(a)(IV)(3)(a) hereof, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or otherwise released (or Tailored Brands reasonably believes such restriction could be waived or otherwise released and is using commercially reasonable efforts to pursue such waiver), other than (a) restrictions pursuant to this Agreement, the Loan Documents, the ABL Loan Documents or the Senior Secured Note Documents and (b) restrictions specified in clause (a) of Section 6.07; provided that Consolidated Net Income of Tailored Brands will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to Tailored Brands or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(p) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs;

(q) (i) any net after-tax income (loss) from disposed or discontinued operations and (ii) any net after-tax gains or losses on disposal of disposed or discontinued operations, in each case, other than in the ordinary course of business and any after-tax income (loss) or after-tax gains or losses resulting from the closing of Stores;

(r) (i) any net operating gain or loss with respect to facilities, Stores or distribution centers that have been closed on a non-temporary basis during the relevant period and (ii) any gain (loss) on asset sales, disposals or abandonments, including in connection with casualty events (other than asset sales, disposals or abandonments in the ordinary course of business, but including pursuant to any sale/leaseback transaction) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), in each case, together with any related provisions for taxes on any such gain (or the tax effect of any such loss);

(s) the amount of any cost, charge, accrual, reserve or expense in connection with a one-time event, including in connection with (i) acquisitions after the Effective Date and (ii) the consolidation or closing of any Store, facility, plant or distribution center during such period; and

(t) any expenses, charges or losses resulting from payments to, or on behalf of, holders of Equity Interests of the Holdco Guarantors (or any direct or indirect parent thereof) with respect to customary fees and expenses incurred by such holders in connection with any secondary offering of Equity Interests of a Holdco Guarantor (or any direct or indirect parent thereof).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Tailored Brands and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Investment on or after the Effective Date or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other similar Investment or any disposition of any asset permitted hereunder and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. For the avoidance of doubt, solely for purposes of Section 6.08(a)(IV)(3), Consolidated Net Income may include any Consolidated Net Income of or attributable to the target company or assets to be acquired in connection with any Specified Transaction; provided that no Restricted Payment may be made in reliance on Section 6.08(a)(IV)(3) hereof unless and until the closing of such Specified Transaction shall have actually occurred.

Notwithstanding the foregoing, for the purpose of the covenant described under Section 6.08 hereof only (other than Section 6.08(a)(IV)(3)(d) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Tailored Brands and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Tailored Brands and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Tailored Brands or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.08(a)(IV)(3)(d) hereof.

“Consolidated Net Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the most recently ended Test Period to (b) Consolidated Net Interest Expense, for the most recently ended Test Period, in each case, with such pro forma adjustments to Consolidated Net Interest Expense and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.08.

“Consolidated Net Interest Expense” means, for any period, the sum, without duplication, of cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of Tailored Brands and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Tailored Brands and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Obligations;

provided that there shall be excluded from Consolidated Net Interest Expense for any period:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses, original issue discount and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments in accordance with GAAP,

(iii) any cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) all non-recurring cash interest expense or “additional interest,” in each case consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(v) any payments with respect to prepayment premiums, penalties or other breakage costs of any Indebtedness,

(vi) penalties, additions to tax and interest relating to taxes,

(vii) the accretion or accrual of discounted liabilities,

(viii) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting,

(ix) fees, costs and expenses in connection with the Transactions,

(x) annual agency fees paid to the Administrative Agent and the agent under the ABL Credit Agreement,

(xi) costs associated with obtaining Hedging Obligations,

(xii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization or purchase accounting or, if applicable, acquisition accounting in connection with the Transaction or any acquisition,

(xiii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any permitted acquisition or similar Investment permitted under this Agreement,

(xiv) expenses resulting from bridge, arrangement, structuring, commitment, administrative or other financing fees,

(xv) the interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Net Interest Expense, and

(xvi) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Net Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Net Interest Expense shall (i) be an amount equal to actual Consolidated Net Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) exclude the acquisition accounting effects described in clause (c) of the definition of “Consolidated Net Income”.

“Consolidated Senior Secured Debt” means the sum, without duplication, of the amount of Consolidated Total Debt (i) consisting of the Loans (including any Incremental Loan), (ii) constituting Secured Capitalized Lease Obligations or (iii) any other amount of Consolidated Total Debt, in each case, that is secured by Liens on all or a material portion of the Collateral (including, for avoidance of doubt, the ABL Obligations). For the avoidance of doubt, Consolidated Senior Secured Debt shall be reduced, without duplication, by the amount of cash and Cash Equivalents reducing Consolidated Total Debt as of the relevant date of determination.

“Consolidated Total Debt” means, as of any date of determination (i) the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness and Capitalized Lease Obligations), unreimbursed drawings under letters of credit that are outstanding more than five Business Days after the date such amount is drawn (to the extent not cash collateralized) and third party Indebtedness obligations evidenced by notes or similar instruments, in each case, of Tailored Brands and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with the Transactions or any Permitted Acquisition or other Investment); provided, that Consolidated Total Debt will not include Indebtedness in respect of (a) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under Commercial Letters of Credit (as defined in the ABL Credit Agreement) will not be counted as Consolidated Total Debt until five Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)), (b) any amounts outstanding under any Qualified Securitization Financing so long as such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) Tailored Brands or any Restricted Subsidiary of Tailored Brands that is not a Securitization Subsidiary or any of its or their respective assets or properties (other than with respect to Standard Securitization Undertakings), (c)  Hedging Obligations, (d) performance bonds, surety bonds or any similar instruments, (e) intercompany Indebtedness between and among Tailored Brands and/or any of the Restricted Subsidiaries, (f) Indebtedness with respect to Cash Management Obligations and (g) any lease obligations, minus (ii) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Tailored Brands and the Restricted Subsidiaries. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness for borrowed money shall be counted only once in the Consolidated Total Debt and the guarantees of, or obligations in respect of letters of credit or bank guarantees relating to, such Indebtedness shall be disregarded.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Tailored Brands and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Tailored Brands and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, ABL Loans, Senior Secured Notes and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) accruals of any costs or expenses related to restructuring reserves, (vi) the current portion of any Capitalized Lease Obligation, (vii) deferred revenue arising from cash receipts that are earmarked for specific projects, (viii) liabilities in respect of unpaid earn-outs and (ix) the current portion of any other long-term liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions, dispositions or Unrestricted Subsidiary designations by Tailored Brands and the Restricted Subsidiaries shall be measured from the date on which such acquisition, disposition or Unrestricted Subsidiary designation occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of recapitalization accounting and acquisition method accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower, any Parent Entity and/or other Persons.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.22.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness:

(a) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) (plus any premium, tender premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing, including any underwriting discounts and other customary fees, commissions, expenses, upfront fees, original issue discount or initial yield payments) plus (without duplication) an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder;

(b) does not (i) mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt or (ii) have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt except this clause (b) shall not apply to Customary Bridge Loans;

(c) shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party;

(d) in the case of any secured Credit Agreement Refinancing Indebtedness (i) is not secured by any Collateral that is not securing the Secured Obligations, (ii) is secured on a pari passu basis with respect to the Collateral or junior basis with respect to the Collateral to the Secured Obligations and (iii) is subject to the relevant Intercreditor Agreement(s);

(e) (i) if such Refinanced Debt is unsecured, such Credit Agreement Refinancing Indebtedness shall be unsecured and (ii) if such Refinanced Debt is secured on a junior basis to the Liens securing the Obligations, such Credit Agreement Refinancing Indebtedness shall be secured on the same basis; and

(f) otherwise has terms and conditions that shall be reasonably satisfactory to the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness.

“Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, deeds of hypothecation, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 6.01) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace or extend such bridge loans is not shorter than the Weighted Average Life to Maturity of the relevant Indebtedness and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace or extend such bridge loans is no earlier than the maturity date of the relevant Indebtedness at the time such bridge loans are incurred.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority (in the case of Term Priority Collateral) to Liens on such Collateral securing the Secured Obligations and/or junior in priority (in the case of ABL Priority Collateral) to the Liens on the Collateral securing the ABL Obligations, at the option of the Borrower, either (i) an intercreditor agreement substantially in the form of (x) in the case of Term Priority Collateral, the First Lien Intercreditor Agreement or (y) in the case of ABL Priority Collateral, the ABL Intercreditor Agreement (in each case, with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority (in the case of Term Priority Collateral) and junior in priority (in the case of ABL Priority Collateral) to the Liens on such Collateral securing the Secured Obligations (without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower, either (i) an intercreditor agreement substantially in the form of (x) in the case of Term Priority Collateral, the Junior Lien Intercreditor Agreement or (y) in the case of ABL Priority Collateral, the ABL Intercreditor Agreement (in each case, with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to any changes in light of prevailing market conditions as set forth above in clause (a)(i) or (b)(i) or with regard to clause (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Customary Escrow Provisions” means customary redemption terms in connection with escrow arrangements.

“Customary Exceptions” means (a) customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change-of-control offers or events of default and/or (b) Customary Escrow Provisions.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Canadian Insolvency Laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, composition, rearrangement, receivership, insolvency, reorganization, arrangement, compromise or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund (i) any portion of its Term Loans within one (1) Business Day of the date on which such funding is required hereunder or (ii) any portion of its Revolving Loans within two (2) Business Days of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become or has a direct or indirect parent company that has become the subject of a Bail-In Action.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 6.05 hereof.

“Designated Preferred Stock” means Preferred Stock of Holdings, any Restricted Subsidiary or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock by Holdings or such Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.08(a)(IV)(3) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the board of directors of the Borrower or Holdings, as applicable, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the board of directors of the Borrower or Holdings, as applicable, shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Tailored Brands and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition Percentage” means, with respect to any prepayment required by Section 2.09(b) as a result of any transaction under clause (a) of the definition of “Prepayment Event,” 100% of the Net Proceeds from such Prepayment Event.

“Disqualified Lenders” means:

(a) those banks, financial institutions, other institutional lenders and other persons, in each case, identified in writing by, or on behalf of, the Borrower, Silver Point, Arbour Lane and/or its affiliates to the Lead Arrangers on or prior to the launch of general syndication with respect to the Initial Term Facility;

(b) those entities identified by, or on behalf of, the Borrower, Silver Point, Arbour Lane and/or its affiliates in writing, from time to time to the Lead Arrangers on or prior to or after the completion of general syndication, or to the Administrative Agent after the Effective Date, as competitors of the Borrower or its subsidiaries; and

(c) any reasonably identifiable (by name) affiliate of the entities described in the preceding clauses (a) and (b) (other than, with respect to this clause (c), any bona fide debt fund affiliate thereof that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such applicable person or entity described in the preceding clause (a) or (b) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity).

Notwithstanding anything herein to the contrary, no designation of any person as a Disqualified Lender shall retroactively disqualify any completed or pending allocations, assignments or participations made to, or information provided to, such person before it was designated as a Disqualified Lender.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or Parent Entities or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Controlled Investment Affiliates, trusts, estates, investment funds, investment vehicles or immediate family members) of the Borrower, any of its Subsidiaries or any Parent Entity shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries upon the termination of employment or death of such person pursuant to any equityholders’ agreement, investor rights agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means, with respect to the prepayment required by Section 2.09(c) with respect to any fiscal year of Tailored Brands, if the First Lien Leverage Ratio (after giving effect to the applicable prepayment pursuant to Section 2.09(c) and to any voluntary prepayments made pursuant to Section 2.09(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 1.70:1.00, 75% of Excess Cash Flow for such fiscal year, (b) less than or equal to 1.70:1.00 but greater than 1.20:1.00, 50% of Excess Cash Flow for such fiscal year and (c) less than or equal to 1.20:1.00, 25% of Excess Cash Flow for such fiscal year; provided that, the ECF Percentage shall only exceed 50% to the extent that the resulting prepayment is not prohibited under the ABL Facility (at the time of such prepayment).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means January 28, 2026.

“Effective Date Refinancing” means the refinancing, redemption, repurchase or repayment (including by satisfaction and discharge), as applicable, of all existing indebtedness for borrowed money of the Borrower and its Subsidiaries (other than contingent indemnification, cash management, hedging and other similar obligations) under the Existing Credit Agreement and the related guarantees and the termination of all obligations, commitments and Liens (as applicable) thereunder.

“Effective Yield” means, as to any Indebtedness as of any date of determination, (a) in the case of any fixed-rate Indebtedness, the stated rate of interest thereof and (b) in the case of any floating-rate indebtedness, the sum of (a) the higher of (i) the Term SOFR Rate on such date with a maturity of one month and (ii) the “floor,” if any, with respect to such Indebtedness on such date, plus (b) the interest rate margin applicable to such Indebtedness as of such date (determined by reference to the Term SOFR Rate), plus, in each case, the amount of original issue discount and upfront fees paid with respect to such Indebtedness (with original issue discount or upfront fees being equated to interest based on an assumed four-year life to maturity and without any present-value discount) payable generally to all lenders providing such Indebtedness (excluding, for the avoidance of doubt, any arrangement, structuring, ticking, commitment, underwriting or other similar fees payable in connection therewith that are not generally shared with the relevant lenders and, if applicable, consent fees for an amendment paid to consenting lenders).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender, (iv) any Person that fails to represent that it is a Qualified Person or (v) solely in the case of any Revolving Facility, the Borrower or any of its Affiliates.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources, or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety. For the avoidance of doubt, “Environmental Laws” shall not include matters concerning SARS-CoV-2 or COVID-19, or any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of or relating to Holdings, the Borrower or any of their respective subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equityholding Vehicle” means any Parent Entity of Tailored Brands and any equityholder thereof through which former, current or future officers, directors, employees, managers or consultants of Tailored Brands or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan (whether or not waived), or any other “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (c) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (f) the receipt by a Loan Party or any ERISA Affiliate of any written notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical status,” within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for the applicable fiscal year of Tailored Brands,

(ii) an amount equal to the amount of all non-cash charges and non-cash losses to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii) decreases in Consolidated Working Capital for the applicable fiscal year of Tailored Brands,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during the applicable fiscal year of Tailored Brands (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Agreements to the extent not otherwise included in calculating Consolidated Net Income;

over:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (p) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Expenses paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years of Tailored Brands, the amount of Capital Expenditures made in cash or accrued during such Excess Cash Flow Period, to the extent that such Capital Expenditures were not financed with Funded Debt (other than revolving debt) of Tailored Brands or the Restricted Subsidiaries,

(iii) (x) the aggregate amount of all principal payments of Indebtedness of Tailored Brands and its Restricted Subsidiaries except to the extent financed with the proceeds of Funded Debt (other than revolving debt) of Tailored Brands or the Restricted Subsidiaries, including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans and of other Indebtedness to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (I) all other prepayments of Loans and of other Indebtedness except all prepayments of Loans described in Section 2.09(a) and of other Indebtedness to the extent such payments do not reduce the repayment of Loans described in Section 2.09(c) and (II) all prepayments of revolving loans and swingline loans made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder and such permanent reduction does not reduce the amount of the repayment of Loans described in Section 2.09(c)), and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Tailored Brands and the Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Tailored Brands and the Restricted Subsidiaries during such Excess Cash Flow Period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term receivables and long-term prepaid assets and decreases in long-term deferred revenue for such fiscal year of Tailored Brands,

(vi) cash payments by Tailored Brands and the Restricted Subsidiaries during such Excess Cash Flow Period in respect of purchase price holdbacks, earnout obligations and long-term liabilities of Tailored Brands and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of Funded Debt (other than revolving debt) of Tailored Brands or the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior Excess Cash Flow Periods, the amount of Investments (other than Investments in Cash Equivalents) and acquisitions not prohibited by this Agreement to the extent that such Investments and acquisitions were not financed with the proceeds of Funded Debt (other than revolving debt) of Tailored Brands or the Restricted Subsidiaries,

(viii) the amount of dividends and distributions paid in cash during such Excess Cash Flow Period not prohibited by this Agreement to the extent that such dividends and distributions were not financed with Funded Debt (other than revolving debt) of Tailored Brands or the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by Tailored Brands and the Restricted Subsidiaries in cash during such fiscal year of Tailored Brands (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of Tailored Brands or the Restricted Subsidiaries,

(x) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, (1) the aggregate consideration required to be paid in cash by Tailored Brands or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such Excess Cash Flow Period and (2) the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Tailored Brands or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Cash Equivalents) or Capital Expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) and Restricted Payments (limited, in the case of a return on capital, to Restricted Payments declared, but not paid, during such Excess Cash Flow Period and including other Restricted Payments to be made for the purpose of funding, selling, general and administrative expenses, taxes and similar items), Restricted Debt Payments and all other permitted cash expenditures to be consummated or made during a subsequent Excess Cash Flow Period; provided, that to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions, Investments, Capital Expenditures, Restricted Debt Payments or other permitted cash expenditures or Restricted Payments during such subsequent Excess Cash Flow Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent Excess Cash Flow Period,

(xi) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such fiscal year of Tailored Brands to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such fiscal year, and

(xii) cash expenditures in respect of Swap Agreements to the extent not deducted in calculating Consolidated Net Income.

Notwithstanding the foregoing, there shall be excluded from the calculation of Excess Cash Flow in any period (i) any amounts arising from Asset Sale Prepayment Events during such period that are subject to Section 2.09(b), (ii) amounts that Tailored Brands or any of its Restricted Subsidiaries would be required to pay in cash during such period pursuant to lease agreements or other contractual obligations relating to the payment of rent that, if paid, would have resulted in a reduction to Excess Cash Flow for such period, and (iii) cash expenditures made in respect of interest, fees or similar items in respect of Indebtedness to the extent not otherwise deducted from Consolidated Net Income; provided that the amounts described in clause (ii) will not reduce Excess Cash Flow in subsequent periods, and, to the extent such lease agreements or other contractual obligations are terminated or the amounts owing thereunder are permanently reduced, such previously unpaid amounts will increase Excess Cash Flow in the subsequent period in which such lease agreements or other contractual obligations are terminated or the amounts owing thereunder are permanently reduced.

“Excess Cash Flow Period” means the fiscal year of Tailored Brands for which Excess Cash Flow and/or any prepayment pursuant to Section 2.09(c) is calculated and the period after the end of such fiscal year and ended on the date any prepayment is required to be made pursuant to Section 2.09(c); provided, any calculation of Excess Cash Flow and/or any prepayment pursuant to Section 2.09(c) shall be made without duplication of any credits or deductions made in any prior or subsequent Excess Cash Flow Period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” shall have the meaning assigned thereto in the Collateral Agreement or any Canadian Security Agreement, as applicable.

“Excluded Assets” means (a) any real property or interest in real property (including any leasehold interest in real property) that does not constitute Material Owned Property, (b) motor vehicles, aircrafts and other goods subject to certificates of title with a value of less than $1.0 million in the aggregate (in each case except to the extent perfection can be accomplished through the filing of financing statements pursuant to the UCC or PPSA (as applicable), (c) letter of credit rights with a value of less than $1.0 million in the aggregate and Commercial Tort Claims (as defined in the UCC) (as estimated in good faith by the Borrower) with a value of less than $1.0 million (in each case, except to the extent that perfection can be accomplished through the filing of financing statements pursuant to the UCC or PPSA (as applicable)), (d) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority), (e) the Excluded Equity Interests, (f) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement permitted by this Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than Holdings or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA or analogous legislation of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, PPSA or analogous legislation of any applicable jurisdiction notwithstanding such prohibition, (g) specifically identified assets with respect to which the Administrative Agent in its sole discretion agrees that the cost of obtaining such a Lien or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (h) any governmental licenses or state or local franchises, charters or authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, PPSA, or analogous legislation of any applicable jurisdiction, (i) “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such application under applicable U.S. federal law, (j) the Excluded Accounts listed in clause (i) of the definition of Excluded Account and the funds and other property held in, credited thereto or maintained in any such Excluded Account; (k) any property subject to a Lien permitted by clauses (8) or (9) of the definition of “Permitted Liens” to the extent and for so long as such contract or other agreement prohibits such security interest or pledge; provided that, any property of any grantor that otherwise secures the ABL Obligations, shall not be deemed to be an Excluded Asset.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of property and other assets received by Holdings after the Effective Date from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings or any Parent Entity to the extent contributed as common equity capital to Holdings, in each case designated as Excluded Contributions by the Borrower, which are excluded from the calculation set forth in Section 6.08(a)(IV)(3) hereof; provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Agreement.

“Excluded Equity Interests” means (A) any Equity Interest to the extent the pledge thereof would be prohibited or restricted by applicable Laws, including any requirement to obtain consent, approval, license or authorization of any Governmental Authority or regulatory authority unless such consent, approval, license or authorization has been obtained (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code, the PPSA or other applicable Laws), (B) Margin Stock, (C) Equity Interests of Unrestricted Subsidiaries, (D) Equity Interests of captive insurance companies, (E) Equity Interests of any non-wholly owned Restricted Subsidiaries, but only to the extent that (x) the Organizational Documents or other agreements with equity holders of such non-wholly owned Subsidiaries not entered into contemplation thereof do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Subsidiary, (F) Equity Interests in any Person not constituting a Restricted Subsidiary, but only to the extent that (x) the Organizational Documents or other agreements with equity holders of such non-wholly owned Person do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Person, (G) the Equity Interests of any Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to Section 6.01(b)(14) (but not incurred in contemplation of such Permitted Acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such pledge (provided that such prohibition existed at the time of such Acquisition or Investment and was not created in contemplation thereof) and (H) the Equity Interests of any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations (but only for so long as such restriction is continuing) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower, its Subsidiaries or their Affiliates (as reasonably determined by the Borrower in good faith and in consultation with the Administrative Agent and deemed that there are no such adverse tax consequences in respect of any Canadian Subsidiary as of the Effective Date), (f) any Foreign Subsidiary (other than Canadian Subsidiaries), (g) any FSHCO, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (i) any other Subsidiary not required to become a Loan Party pursuant to clause (i) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (j) each Securitization Subsidiary, (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time and (l) any Subsidiary established for the purpose of consummating a Permitted Acquisition or other acquisition permitted hereunder to the extent that such Subsidiary does not hold material assets during such period provided that, notwithstanding any of the foregoing, (x) all direct and indirect Domestic Subsidiaries and Canadian Subsidiaries of Holdings that are, on the Effective Date or in the future, borrowers and/or guarantors under and in respect of the ABL Credit Agreement (or any refinancing facility or replacement facility) shall not be an Excluded Subsidiary and shall be required to be a Guarantor hereunder and (y) the Borrower is not an Excluded Subsidiary. Notwithstanding the foregoing, a subsidiary that ceases to be a wholly owned subsidiary of Holdings as a result of a transfer of the relevant equity interests (i) to an affiliate of Holdings or (ii) in a transaction that is not a bona fide arm’s-length transaction shall not be deemed to be an Excluded Subsidiary by virtue of clause (a) of this definition of “Excluded Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document), (b) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time (i) a Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) a Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.15(a), (d) any withholding Taxes imposed under the Income Tax Act (Canada) as a result of (i) such a recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, (ii) such a recipient being a “specified shareholder” of a Loan Party or not dealing at arm’s length with a “specified shareholder” (within the meaning of the Income Tax Act (Canada)) or (iii) a Loan Party being a “specified entity” (within the meaning of the Income Tax Act (Canada)) of such a recipient, in each case, except where the non-arm’s length relationship arises solely in connection with or as a result of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under this Agreement or any other Loan Document and (e) any Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2024, by and between, inter alios, Initial Holdings, the Borrower, the Holdco Guarantors, JPMorgan, as administrative agent, and the lenders party thereto, as the same may be amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Indebtedness” means Indebtedness of Holdings or any of its Restricted Subsidiary in existence on the Effective Date and any Guarantees thereof, plus interest accruing (or the accretion of discount) thereon.

“Existing Term Loans” has the meaning assigned to such term in the preamble hereto.

“Expected Run Rate Benefit” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Facility” means each Revolving Facility, the facility comprised of the Initial Term Loans, each facility created in connection with an Incremental Facility Amendment comprised of Incremental Term Loans (if any), and each facility created in connection with a Refinancing Amendment comprised of Other Term Commitments and/or Other Loans (if any).

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the Board of Directors of the Borrower and if supported by a valuation report from an independent accounting, appraisal, investment banking firm or consultant of nationally recognized good standing shall be conclusive for all purposes.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Effective Date (or any amended or successor version that is substantively comparable), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules, guidance notes and or practices adopted by any jurisdiction to implement to the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated December 5, 2025, between the Borrower and the Lead Arrangers, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E-2, among the Collateral Agent and the Senior Representatives for one or more classes of obligations to be secured pari passu relative to the Liens on the Collateral securing the Secured Obligations, including that certain First Lien Intercreditor Agreement dated as of the Effective Date among, inter alios, the Collateral Agent, Goldman Sachs as Authorized Representative for the Credit Agreement Secured Parties (as defined therein), and the other parties thereto (as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time).

“First Lien Leverage Ratio” means, on any date, the ratio of (a) the sum of (i) Consolidated First Lien Debt as of such date and (ii) the Reserved Debt Amount applicable at such time to the calculation of the First Lien Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the Test Period as of such date.

“Fixed Amounts” has the meaning assigned to such term in Section 1.08(f).

“Fixed Incremental Amount” means, at any date, the sum of (a) the greater of (i) $202.5 million and (ii) an amount equal to 50% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed four consecutive fiscal quarters of Tailored Brands for which financial statements have been delivered as of such date of determination, minus (b) without duplication, the sum of the aggregate principal amount of all (i) Incremental Facilities and (ii) Incremental Equivalent Debt, in each case, that were incurred prior to such date of determination in reliance on the Fixed Incremental Amount (in each case, to the extent not subsequently reclassified).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Intellectual Property” means any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof or Canada.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.09(f).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Form Intercreditor Agreements” means (a) an intercreditor agreement substantially in the form of the ABL Intercreditor Agreement, (b) an intercreditor agreement substantially in the form of the First Lien Intercreditor Agreement and/or (c) an intercreditor agreement substantially in the form of the Junior Lien Intercreditor Agreement, as applicable.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Borrower) that has no material assets other than (a) Equity Interests and/or Indebtedness (including for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct or indirect Foreign Subsidiaries that are CFCs and/or one or more FSHCOs or (b) Equity Interests in a Domestic Subsidiary that holds no material assets other than those described in clause (a).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money (determined on a consolidated basis in accordance with Section 1.04(c)) that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Effective Date, Tailored Brands may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters of Tailored Brands ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Agreement (an “Accounting Change”), then the Borrower may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, province, territory or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, by and among the Loan Parties and the Administrative Agent (as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time).

“Guarantors” means, collectively, Holdings, the Holdco Guarantors and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holdco Guarantors” has the meaning provided in the preamble hereto.

“Holdings” means (a)(x) prior to a Qualifying IPO, Initial Holdings and (y) on and after a Qualifying IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a subsidiary, Initial Holdings or (ii) if the IPO Entity is a subsidiary of Initial Holdings, the IPO Entity or (b) any Successor Holdings.

“Hypothecary Representative” has the meaning assigned to such term in Article VIII.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote linear descendant, parent, stepparent, grandparent, spouse, former spouse, widows, widowers, estates, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.12(a)(ii).

“Incremental Cap” means, as of any date of determination:

(a) the Fixed Incremental Amount; plus

(b) the Voluntary Prepayment Incremental Amount; plus

(c) the Ratio Incremental Amount.

“Incremental Equivalent Debt” means Indebtedness consisting of secured or unsecured bonds, notes, debentures, or loans; provided that

(a) the conditions set forth in Section 2.18(b) shall have been complied with as if such Indebtedness was an Incremental Loan;

(b) at the time of incurrence, and after giving effect thereto, the aggregate par principal amount thereof does not exceed that amount which may be incurred within the Incremental Cap;

(c) any such Indebtedness (i) that is secured on a pari passu basis with the Secured Obligations does not mature earlier than the Latest Maturity Date at the time of incurrence thereof and (ii) that is secured on a junior basis to the Secured Obligations or is unsecured does not mature earlier than the Latest Maturity Date at the time of incurrence thereof, except this clause (c) shall not apply to Customary Bridge Loans;

(d) other than with respect to Indebtedness incurred by a non-Loan Party, any such Indebtedness is not guaranteed by any Restricted Subsidiary that is not (and is not required to be) a Loan Party;

(e) other than with respect to Indebtedness incurred by a non-Loan Party, any such Indebtedness that is secured (i) is not secured by any assets of a Loan Party not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s);

(f) the aggregate principal amount of any Incremental Equivalent Debt incurred by a Restricted Subsidiary that is not a Loan Party shall not exceed, at the time of incurrence thereof, together with the aggregate principal amount of Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to the second proviso of Section 6.01(a) and Section 6.01(b)(14) (other than pursuant to clause (c) thereof) and Section 6.01(b)(19), the greater of $202.5 million and 50% of Consolidated EBITDA for the most recently ended Test Period; and

(g) any such Indebtedness that is secured on a pari passu basis with the Liens securing the Obligations (excluding broadly syndicated 144A Notes) shall be subject to the MFN Provision; and

(h) the documentation with respect to any Incremental Equivalent Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of Holdings and the Restricted Subsidiaries than those set forth in this Agreement or otherwise on current market terms.

“Incremental Facility” means each and any Incremental Revolving Facility and Incremental Term Facility.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(e)(i).

“Incremental Loans” means Incremental Term Loans and Loans under any Incremental Revolving Facility or Incremental Revolving Increase.

“Incremental Revolving Commitment” means a commitment in respect of an Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.18(a), together with any Incremental Revolving Increase thereof, and the extensions of credit thereunder.

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.18(a).

“Incremental Revolving Loans” means Loans under any Incremental Revolving Facility or Incremental Revolving Increase.

“Incremental Term Commitment” means a commitment in respect of Incremental Term Loans.

“Incremental Term Facility” means each and any facility comprised of Incremental Term Commitments and related Incremental Term Loans created pursuant to an Incremental Facility Amendment, together with any refinancing thereof.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.18(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.08(f).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal or premium) of such Person in respect of borrowed money, evidenced by bonds, notes, debentures or similar instruments, reimbursement obligations in respect of letters of credit or banker’s acceptances, representing Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or representing any Swap Obligations and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, if and to the extent any of the foregoing indebtedness (other than reimbursement obligations in respect of letters of credit and Swap Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (c) will be the lesser of the Fair Market Value of such property at such date of determination, the amount of Indebtedness so secured or the amount provided in the agreement governing such Lien; and

(d) all Attributable Securitization Financing Indebtedness of such Person,

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include:

(A) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent;

(B) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of the capital stock of an Unrestricted Subsidiary;

(C) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller;

(D) any obligations attributable to the exercise of appraisal or other dissenters’ rights and the settlement of any claims or actions and any amounts owed to dissenting stockholders, in each case, whether actual, contingent or potential, including pursuant to or in connection with the Transactions or any other consolidation, amalgamation, merger, transfer of assets or other transaction entered into on, prior to or after the Effective Date;

(E) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP; or

(F) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days.

For all purposes hereof, the Indebtedness of any Person shall exclude intercompany liabilities arising from their cash management, tax, transfer pricing and accounting operations and intercompany loans, advances or other Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Holdings” has the meaning assigned to such term in the preamble hereto.

“Initial Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Term Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, after giving effect to the Transactions, there are no Initial Term Commitments outstanding.

“Initial Term Facility” means the facility comprised of the Initial Term Commitments and the Initial Term Loans, together with any refinancing thereof.

“Initial Term Loans” means Loans made pursuant to Section 2.01(b). The aggregate amount of the Initial Term Loans on the Effective Date is $650 million.

“Initial Term Maturity Date” means the date that is the fifth anniversary of the Effective Date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement or the Canadian Security Agreements, as applicable.

“Intercreditor Agreements” means any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Customary Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means, (a) with respect to any ABR Loan, the last Business Day of each calendar month of March, June, September and December and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if agreed to by the Administrative Agent, twelve months or such other period less than twelve months or such other period less than one month, in each case as the Borrower may elect), provided that:

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period,

(c) with respect to any Term SOFR Borrowing, in the event the Borrower elects an Interest Period other than one, three or six months, the interest rate in respect of the applicable Term SOFR Borrowing shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period,

(d) [reserved], and

(e) no tenor that has been removed from this definition pursuant to Section 2.12(f) shall be available for specification in a Borrowing Request or Interest Election Request.

For the purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financial Statements” means the unaudited consolidated balance sheet of Tailored Brands as at the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Tailored Brands for, the 9-month period ended November 2, 2024 and 9-month period ended November 1, 2025.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (i) loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, commissions, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with past practice), (ii) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (iii) investments (other than in assets used or useful in the business of Holdings or any of its Restricted Subsidiaries) that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property (in each case, excluding any transactions in connection with transfer pricing arrangements). For purposes of the definition of “Unrestricted Subsidiary” and Section 6.08 hereof:

(1) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower; and

(3) if Holdings or any of its Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Holdings or any of its Restricted Subsidiaries in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital (including a dividend on common Equity Interests), repayment or other amount received in cash or Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof) on the Effective Date.

“IPO Entity” means, at any time at and after a Qualifying IPO, Holdings, a Parent Entity or any IPO Listco described in clause (b) of the definition thereof, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the Qualifying IPO or any other transaction that results in any Parent Entity being publicly traded; provided that, immediately following the Qualifying IPO, the Borrower is a wholly-owned direct or indirect subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the Qualifying IPO.

“IPO Listco” means any (a) IPO Entity or (b) any wholly owned subsidiary of Holdings formed in contemplation of a Qualifying IPO to become the IPO Entity; provided that the Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with, or in preparation for, and reasonably related to consummating a Qualifying IPO, including any reorganization or tax planning activities so long as after giving effect thereto neither the security interests of the Lenders in the Collateral or the Guarantees of the Secured Obligations, taken as a whole, would be materially impaired.

“Joint Venture” means (i) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries and (ii) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interests that is not a Subsidiary.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.20.

“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E-3, among the Collateral Agent and the Senior Representatives for one or more classes of obligations to be secured junior relative to the Liens on the Collateral securing the Secured Obligations.

“Junior Lien Priority” means to be secured by a Lien that is junior in priority to the Liens on the Collateral securing the Secured Obligations; provided, that the ABL Obligations shall be deemed to not have Junior Lien Priority.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Loan, Term Loan or Term Commitment hereunder at such time, including the latest maturity or expiration date of the Initial Term Loans, any Incremental Term Loan, Incremental Revolving Facility or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning assigned to such term in Section 1.08(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.08(a).

“Lead Arrangers” means Goldman Sachs and JPMorgan.

“Lenders” means (a) the Term Lenders, (b) the Revolving Lenders and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean the collective reference to (i) any acquisition or Investment, including by way of merger, amalgamation, consolidation, Division or similar transaction and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control, (x) by Holdings or one or more of its Restricted Subsidiaries (or any successor of Holdings or of such Restricted Subsidiary) or (y) of Holdings or one or more of its Restricted Subsidiaries, in each case, whose consummation is not conditioned upon the availability of, or on obtaining, third party financing, (ii) any prepayment, repurchase or redemption of Indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption or (iii) any dividends or distributions on, or redemptions of equity, in each case requiring declaration in advance thereof.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay LC Disbursements, fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Fee Letter, any Incremental Facility Amendment, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, the Canadian Security Agreements, the Mortgages, the Intercreditor Agreements, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(f).

“Loan Modification Agreement” means a Loan Modification Agreement, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Loan Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the Term Loans and/or the Revolving Loans, as the context may require.

“Management Investors” means the former, current or future officers, directors, partners, members, employees and managers (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of Holdings or any of its Restricted Subsidiaries or any Parent Entity who are or become direct or indirect investors in the Borrower, any Parent Entity of the Borrower or any Equityholding Vehicle, including any such officers, directors, employees and managers owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (i) the total number of shares of common Equity Interests of the Borrower (or its Parent Entity) on a fully-diluted basis immediately following consummation of the first public offering of common equity or common stock of the Borrower (or its Parent Entity) after the Effective Date multiplied by (ii) the price to public per share of such common equity or common stock in such public offering.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a material and adverse effect on (a) the business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any Loan Party individually in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Owned Property” means (a) any fee simple interest in real property owned by the Borrower or any Restricted Subsidiary on the Effective Date having a Fair Market Value in excess of $25 million and (b) any fee interest in real property acquired by the Borrower or any Restricted Subsidiary after the Effective Date having a Fair Market Value in excess of $25 million.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Tailored Brands most recently ended for which financial statements were most recently delivered pursuant to Section 5.01(a) (or, prior to the first delivery of such financial statements, the Audited Financial Statements), had revenues for or total assets (after eliminating intercompany obligations) at the end of such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Tailored Brands for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Tailored Brands most recently ended for which financial statements were most recently delivered pursuant to Section 5.01(a) (or, prior to the first delivery of such financial statements, the Audited Financial Statements), had revenues for or total assets (after eliminating intercompany obligations) at the end of such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Tailored Brands for such quarter, in each case, to the extent not otherwise constituting an Excluded Subsidiary.

“Maturity Date” means (a) [reserved], (b) with respect to the Initial Term Loans, the Initial Term Maturity Date, (c) with respect to any Incremental Revolving Commitments and related Revolving Loans or with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Facility Amendment and (d) with respect to any Other Commitments or Other Loans, the final maturity date as specified in the applicable Refinancing Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, immovable hypothecs, charges and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, and any other mortgages executed and delivered pursuant to Section 5.11, Section 5.12 and/or Section 5.14, as applicable.

“Mortgage Policies” has the meaning specified in paragraph (d)(iii) of the definition of Collateral and Guarantee Requirement.

“Mortgaged Property” means each Material Owned Property which shall be subject to a Mortgage delivered pursuant to Section 5.11, Section 5.12 and/or Section 5.14, as applicable.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making contributions, or accruing an obligation to make contributions, or has within the last six plan years made contributions, including, for these purposes, any Person which ceased to be an ERISA Affiliate during such six year period.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a disposition of an asset (including pursuant to a Sale and Lease-Back or Casualty Event or similar proceeding), (1) any direct costs relating to such disposition (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, fees, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that Holdings, the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (3) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (4) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower and the Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (7) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(h).

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.22(c).

“Non-Cash Compensation Expense” means any non-cash expenses and costs including any such expense, charge or cost arising from the issuance of stock-based awards, partnership interest-based awards, stock appreciation or similar rights and other incentive based compensation awards or arrangements and cash charges or expenses associated with rollover, acceleration or payout of equity interests by, or to, management of any Person or any Restricted Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Debt Fund Affiliate” means, any Affiliate of Holdings other than (i) Holdings, the Borrower or any Subsidiary of Holdings or the Borrower, (ii) any Affiliated Debt Fund and (iii) any natural person.

“Non-Voting Affiliated Lender Loans” shall mean, on any date of determination, (a) any Loan held by any Non-Debt Fund Affiliate and (b) the portion of the aggregate principal of all Loans held by Affiliated Debt Fund that is in excess of 25% of the outstanding principal amount of all Loans; provided, that, to the extent there are two or more Affiliated Debt Funds at such time, such excess described in the foregoing clause (b) shall be applied to each such Affiliated Debt Fund’s Loans on a pro rata basis based on the aggregate outstanding amount of Loans held by all Affiliated Debt Funds at such time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable U.S. or Canadian federal, state, provincial or foreign law), premium, penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” has the meaning assigned to such term in Section 3.17(d).

“Offering Memorandum” means the Offering Memorandum, dated January 22, 2026, relating to the offering of the Senior Secured Notes.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.09(g).

“Other Commitments” means each and any Other Revolving Commitments and Other Term Commitments.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document).

“Other Loans” means each and any Other Revolving Loans and Other Term Loans.

“Other Revolving Commitments” means one or more Classes of revolving loan commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Facility” means each and any facility comprised of Other Revolving Commitments and Other Revolving Loans created pursuant to a Refinancing Amendment, together with any Incremental Revolving Increase and/or refinancing thereof, and the extensions of credit thereunder.

“Other Revolving Loans” means one or more Classes of Revolving Loans under an Other Revolving Facility, together with any refinancing thereof.

“Other Taxes” means all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, performance, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Facility” means each and any facility comprised of Other Term Commitments and Other Term Loans created pursuant to a Refinancing Amendment, together with any refinancing thereof.

“Other Term Loans” means one or more Classes of Term Loans under an Other Term Facility that result from a Refinancing Amendment, together with any refinancing thereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Entity” means any Person that, with respect to another Person, directly or indirectly owns more than 50% of the total voting power of the Voting Stock of such other Person. Unless the context otherwise requires, any reference to Parent Entity refers to a Parent Entity of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning assigned to such term in clause (3) of the definition of “Permitted Investment”.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, applicable to the Loans and/or Commitments of the Accepting Lenders and providing for:

(a) an extension of a maturity date;

(b) a change in the Applicable Rate (including any “MFN” provisions) with respect to the Loans and/or Commitments of the Accepting Lenders;

(c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders;

(d) any call protection with respect to the Loans and/or commitments of the Accepting Lenders (including any “soft call” protection); and/or

(e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer;

(it being understood that to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer); provided that (A) the borrowing and repayment (other than in connection with a permanent repayment and termination of Revolving Commitments) of the Revolving Loans made pursuant to the amended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of any Revolving Loans and Revolving Commitments of the Class that is being amended and that remain outstanding after such amendment and (B) assignments and participations of the amended Revolving Commitments shall be governed by the assignment and participation provisions set forth in Section 9.04.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.05 hereof.

“Permitted Holder” means any of (a) Silver Point, (b) Arbour Lane, (c) any Permitted Parent, (d) the Management Investors (including any Management Investors holding Equity Interests through an Equityholding Vehicle) and (e) any group of which the Persons described in clauses (a), (b), (c) or (d) above are members and any other member of such group; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a), (b), (c) or (d) above, collectively, beneficially own Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of Holdings (or any Successor Holdings or successor of Holdings under Section 6.06) then held by such group.

“Permitted Investments” means:

(1) any Investment in Holdings or any Restricted Subsidiary (including guarantees of obligations of Restricted Subsidiaries); provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (1), together with, but without duplication of, the amount of consideration paid by Loan Parties in connection with Permitted Acquisitions of Subsidiaries that do not become guarantors pursuant to clause (3) below, shall not exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any of its Restricted Subsidiaries in a Person that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, Division, transfer, conveyance or redesignation (each such transaction, a “Permitted Acquisition”); provided further that the aggregate amount of consideration paid by Loan Parties in connection with Permitted Acquisitions of Subsidiaries that do not become Guarantors pursuant to this clause (3), together with, but without duplication of, Investments made after the Effective Date in Restricted Subsidiaries that are not Loan Parties pursuant to clause (1) above, shall not exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment;

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.05 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Effective Date or binding commitment in effect on the Effective Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay in kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by Holdings or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(y) received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (b) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under Section 6.01(b)(10) hereof;

(8) any Investment (i) in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $81.0 million and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment (the greater of such amounts, the “Similar Basket Amount”) and (ii) without duplication with clause (i), in an amount equal to the amount by which aggregate net cash proceeds from any sale or disposition of, or any distribution or returns in respect of, Investments made in reliance on clause (i) exceeds the Similar Basket Amount and provided that such amount shall not increase the amount available for Restricted Payments under Section 6.08(a)(IV)(3) hereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests of the Borrower or any Parent Entity (exclusive of Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 6.08(a)(IV)(3) hereof;

(10) guarantees of Indebtedness to the extent such guarantees are permitted under Section 6.01 hereof; the creation of Liens on the assets of Holdings or any Restricted Subsidiary in compliance with Section 6.02; and Restricted Payments permitted under Section 6.08 (other than by reference to this clause (10));

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.09(b) hereof (except transactions described in Sections 6.09(b)(2), (5), (9) and (15) hereof);

(12) (i) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, (ii) non-exclusive licenses and sublicenses of any Intellectual Property entered into with Persons who are not Affiliates of the Borrower, in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Borrower and any of its Restricted Subsidiaries or, in each case, that do not secure any Indebtedness and (iii) to the extent constituting an Investment, the acquisition or granting of non-exclusive licenses and sublicenses in Intellectual Property from or to third parties that are not Subsidiaries or Affiliates of Tailored Brands and its Restricted Subsidiaries for cash consideration in the ordinary course of business;

(13) additional Investments (i) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $101.3 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment (the greater of such amounts, the “General Basket Amount”) and (ii) without duplication with clause (i), in an amount equal to the amount by which aggregate net cash proceeds from any sale or disposition of, or any distribution or returns in respect of, Investments made in reliance on clause (i) exceeds the General Basket Amount to the extent such amount does not increase the amount available for Restricted Payments under Section 6.08(a)(IV)(3) hereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary; provided further that this clause (13) is the only basket that can be used for Investments in Unrestricted Subsidiaries;

(14) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of the greater of (x) $16.2 million and (y) 4.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors, managers, employees and consultants for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Entity;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice by Holdings or any Restricted Subsidiaries;

(18) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(19) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(20) Investments consisting of promissory notes issued to Holdings or any of its Restricted Subsidiaries by future, present or former employees, directors, officers, managers or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity thereof, to the extent the applicable Restricted Payment is permitted by Section 6.08 hereof;

(21) repurchases of Senior Secured Notes and other Senior Indebtedness of Holdings or any Restricted Subsidiary;

(22) [reserved];

(23) guarantee obligations of Holdings or any of its Restricted Subsidiaries in respect of leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(24) guarantee obligations of Holdings or any of its Restricted Subsidiaries in connection with the provision of credit card payment processing services in the ordinary course of business or consistent with past practice;

(25) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(26) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Tax Restructuring or related transactions;

(27) any other Investment; provided that on a Pro Forma Basis after giving effect to such Investment the Total Leverage Ratio of Tailored Brands for the Test Period would be equal to or less than 2.20:1.00; and

(28) the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, pension and other social security or retirement benefit laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with letters of intent, bids, tenders, trade, government or other contracts (other than for the payment of Indebtedness), obligations for utilities, licenses or leases to which such Person is a party, or deposits to secure (or, to the extent applicable, Liens in favor of issuers of) public, regulatory or statutory obligations, completion guarantees, surety, bid, indemnity, warranty, release, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature of such Person or deposits of cash or U.S. or Canadian government bonds to secure performance, surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security or other Liens for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds, bankers’ acceptances, completion guarantees and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation relating to the construction or renovation of any property, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, supplier of materials’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(3) Liens for taxes, assessments or governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(4) [reserved];

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, exceptions shown on any Mortgage Policy and other minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(a) or Section 6.01(b)(2), (4), (12), (14), (18), (19), (21), (24) (provided that such Lien shall apply solely to the Securitization Assets of the relevant Securitization Subsidiary arising in connection with a Qualified Securitization Financing (other than on any Eligible Account, Eligible Credit Card Accounts Receivables, Eligible Rental Inventory or Eligible Inventory, in each case, as defined in the ABL Credit Agreement), and not Holdings or any Restricted Subsidiary) or (33) hereof; provided that (a) in the case of Section 6.01(b)(4), such Liens extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (b) in the case of Section 6.01(b)(18), such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries that are not Guarantors; (c) in the case of Section 6.01(b)(19), such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into Holdings or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (d) in the case of Section 6.01(b)(14), on the date of the incurrence of such Indebtedness after giving effect to such incurrence, the First Lien Leverage Ratio for the most recently ended Test Period would have been no greater than the First Lien Leverage Ratio immediately prior to such transaction; (e) in the case of Section 6.01(b)(14)(y), such Liens extend only to the assets of such Persons that are acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated with or consolidated with Holdings or a Restricted Subsidiary in accordance with Section 6.01(b)(14)(y) and (f) Liens incurred pursuant to this clause on Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.01(a), Section 6.01(b)(14)(x) or (33), which shall, and (Y) Section 6.01(b)(14)(y) or (19), which may, be subject to applicable Customary Intercreditor Agreements; provided, further, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(7) Liens existing on the Effective Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by Holdings or any of the Restricted Subsidiaries (other than accessions to such assets or property, the proceeds or products thereof, any lease of such assets (including accessions thereto) and other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(9) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01 hereof;

(11) Liens securing Hedging Obligations and Cash Management Services permitted under this Agreement;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code or PPSA (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of the Borrower or any Guarantor;

(16) Liens on vehicles of Holdings or any Restricted Subsidiary granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Qualified Securitization Financing;

(18) Liens to secure any modification or Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(2)(a), (4), (12), (14), (18), (21), or (27) (solely with respect to the Capital Stock and assets of any Joint Ventures) hereof), (7), (8), (9), (18) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (with respect to Section 6.01(b)(2)(a), (4), (12), (14), (18), (21), or (27) (solely with respect to the Capital Stock and assets of any Joint Ventures) hereof), (7), (8), (9), (18) and (20) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such modification or Refinancing;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01 hereof; provided that, with respect to Liens securing Obligations permitted under this clause (20), at the time of incurrence and after giving pro forma effect thereto, (x) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that will be secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, the First Lien Leverage Ratio would be no greater than 1.85:1.00 and (y) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that will be secured by all or a material portion of the Collateral on a Junior Lien Priority basis, the Senior Secured Leverage Ratio would be no greater than 2.70:1.00; provided, further, that (i) in the case of Section 6.01(b)(14)(y), such Liens extend only to the assets of such Persons that are acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated with or consolidated with Holdings or a Restricted Subsidiary in accordance with Section 6.01(b)(14)(y) and (ii) Liens incurred pursuant to this clause on Collateral securing Indebtedness permitted to be incurred pursuant to (X) Section 6.01(a) or Section 6.01(b)(14)(x) or (33), which shall, and (Y) Section 6.01(b)(14)(y), (19) or (32), which may, be subject to applicable Customary Intercreditor Agreements; provided, further, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(21) other Liens securing obligations that any one time outstanding do not exceed the greater of (x) $101.3 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of incurrence;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(5) hereof, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(30) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(31) Liens arising solely from precautionary PPSA or Uniform Commercial Code financing statements or similar filings;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(33) Liens securing Obligations owed by Holdings or any Restricted Subsidiary to any lender, agent or arranger under any Credit Facilities (or any Affiliate of such a lender, agent or arranger) in respect of any Bank Products;

(34) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) any Lien granted pursuant to a security agreement between Holdings or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by Holdings or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Holdings or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(37) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(38) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(39) Liens securing Indebtedness that was permitted by the terms of this Agreement to be incurred pursuant to Section 6.01(b)(1) or (2)(a) hereof; provided that (i) Liens incurred pursuant to this clause on Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(1)(Y) or (2)(a) shall be subject to applicable Customary Intercreditor Agreements and (ii) Liens on the Term Priority Collateral securing Indebtedness pursuant to Section 6.01(b)(1)(Y) shall rank junior to the Liens securing the Secured Obligations; provided, further, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(40) Liens on the assets of Subsidiaries that are not Guarantors securing Indebtedness of such Subsidiaries that was permitted by the terms of this Agreement to be incurred;

(41) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.05 hereof, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(42) Liens on cash, Cash Equivalents and Permitted Investments used to satisfy or discharge Indebtedness;

(43) Liens arising in connection with any Permitted Tax Restructuring or related transactions;

(44) Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing;

(45) Liens that are unregistered and imposed by applicable Laws in respect of contributions by Tailored Brands or any of its Subsidiaries to Canadian Pension Plans and Canadian MEPPs and that are (i) not yet due and payable; or (ii) immaterial and inadvertently delinquent by Tailored Brands or any of its Subsidiaries as a result of reasonable error, provided that any contribution arrears described in this clause (ii) are rectified within thirty (30) days of Tailored Brands or any of its Subsidiaries, as applicable, becoming aware thereof;

(46) Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Holdings or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the ABL Credit Agreement as in effect on the Effective Date), as in effect on the Effective Date, to secure the obligations of the Holdings or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and chargebacks; and

(47) Liens relating to escrow arrangements securing Indebtedness consisting of (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof), (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purposes and (iii) Liens on cash or Cash Equivalents representing necessary funds for the payment, redemption or satisfaction of Indebtedness deposited with the proper Person in trust or escrow to satisfy or redeem Indebtedness, upon or prior to the maturity thereof.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (20) above (giving effect only to the incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (20) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity of the Borrower was a Permitted Holder pursuant to clauses (a), (b) or (d) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and (b) any public company (or any Subsidiary of such public company, if the majority of the total voting power of the Voting Stock of such Subsidiary is directly or indirectly held by such public company), except to the extent (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of voting stock of such public company representing more than 50% of the total voting power of the voting stock of such public company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by the Borrower in good faith).

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower, Parent Entity or any other IPO Entity.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which (i) a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (ii) has at any time within the preceding six years been maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate.

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Debt Securities” has the meaning assigned to such term in the Collateral Agreement or the Canadian Security Agreements, as applicable.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of Tailored Brands immediately following the date on which such Specified Transaction is consummated.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a) (i) any Casualty Event or (ii) any Asset Sale of any Collateral that constitutes Term Priority Collateral of Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to Section 6.05(a), other than (i) the issuance by a Restricted Subsidiary of Equity Interests and (ii) other Asset Sales or Casualty Events resulting in aggregate Net Proceeds not exceeding the greater of $50.6 million and 12.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period in the case of any single transaction or series of related transactions (each such event, an “Asset Sale Prepayment Event”); or

(b) the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.09(e), substantially in the form of Exhibit J.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Brands” means (a) the “Men’s Wearhouse” Trademark, (b) the “Moores” Trademark, (c) the “Jos. A. Bank” Trademark and (d) the “K&G Fashion Superstore” Trademark, including, as to each of the foregoing Trademarks, (i) all combinations, derivations, abbreviations and translations thereof, (ii) any logos comprised of or containing such Trademark or any of the foregoing with respect thereto and (iii) any other Intellectual Property related to any of the foregoing.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with the proviso to the definition of that term, together with any adjustments made pursuant to clause (b) of the definition of “Consolidated EBITDA” and Specified Transaction Adjustments.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant and as if such amounts were realized during the entirety of such period: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket (including, for the avoidance of doubt, any Consolidated EBITDA grower corresponding to any fixed dollar basket) or under any revolving credit facility) and if such Indebtedness has a floating or formula rate or is converted from cash-pay to payment-in-kind, shall have an implied rate of interest (or PIK component) for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) the amount of cash and Cash Equivalents shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the limitations set forth in the proviso thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”; provided further, however, that notwithstanding the foregoing or anything to the contrary in any Loan Document, pro forma effect will not be given to interest expense attributable to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, the transactions or series of transactions for which such computation is required to be made.

“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter of Tailored Brands included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between Holdings or any of its Restricted Subsidiaries entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Rata Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitments and, if applicable and without duplication, Revolving Loans, of such Revolving Lender under the applicable Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments and, if applicable and without duplication, Revolving Loans under such Revolving Facility at such time (if the applicable Revolving Commitments for such Revolving Facility have terminated or expired, the Pro Rata Share shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposure under such Revolving Facility at that time).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or any similar Requirements of Law under any applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ and/or employee compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations or legal employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising as a result of becoming, or otherwise associated with or attributable to being, a public company.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Purchasing Borrower Party” means Holdings or any subsidiary of Holdings.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.22.

“Qualified Person” means an institution that is both (a)(i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933 and/or (ii) an institution that, in the aggregate, owns and invests at least $100.0 million in investment assets of any type and (b) both (i) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and the rules promulgated thereunder and (ii) not formed for the purpose of acquiring an interest in this Agreement.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of Parent or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means any transaction or series of transactions, including a SPAC IPO, that results in, or following which, any common Equity Interests of Holdings, any Parent Entity, any Subsidiary of Holdings, any SPAC IPO Entity (or its successor by merger, amalgamation or other combination) or any Affiliate of Holdings formed in contemplation of any Qualifying IPO are being publicly traded on any United States national securities exchange, or any analogous exchange in Canada, the United Kingdom or the European Union.

“Quebec Security Documents” means a deed of hypothec executed by a Canadian Guarantor from time to time, and any other related documents required to perfect a Lien in favor of the Hypothecary Representative in the Province of Quebec.

“Ratio Incremental Amount” means, at any date, an aggregate principal amount, after giving to the incurrence thereof on a Pro Forma Basis, in accordance with Section 1.08 (assuming, in the case of any Incremental Revolving Commitments, a full drawing of such Revolving Commitments and excluding the cash proceeds to the Borrower therefrom unless such cash proceeds are not applied promptly for the specified transaction applicable to such incurrence), that:

(a) with respect to any Incremental Facility or Incremental Equivalent Debt that is incurred and secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, on a Pro Forma Basis the First Lien Leverage Ratio for the applicable Test Period does not exceed 1.85:1.00;

(b) with respect to any Incremental Facility or Incremental Equivalent Debt that is secured by all or a material portion of the Collateral on a Junior Lien Priority basis, on a Pro Forma Basis the Senior Secured Leverage Ratio for the applicable Test Period does not exceed 2.70:1.00; and

(c) with respect to any Incremental Facility or Incremental Equivalent Debt that unsecured, on a Pro Forma Basis, either (i) the Total Leverage Ratio for the applicable Test Period does not exceed 2.70:1.00 or (ii) the Consolidated Net Interest Coverage Ratio is greater than or equal to 2.00:1.00;

or (x) with respect to Indebtedness that is incurred in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement and secured by all or a material portion of the Collateral on a Junior Lien Priority, the Senior Secured Leverage Ratio being greater than immediately prior to such issuance, incurrence or assumption of such Indebtedness and (z) with respect to unsecured Indebtedness that is incurred in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement and not secured by all or a material portion of the Collateral, either (i) the Total Leverage Ratio being greater than immediately prior to such issuance, incurrence or assumption of such Indebtedness or (ii) the Interest Coverage Ratio not being less than immediately prior to such issuance, incurrence or assumption of such Indebtedness.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is other than the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Article VIII.

“Required Lenders” means, at any time, (i) Lenders having Term Loans, Revolving Exposures and unused Commitments representing more than 50% of the aggregate amount of Term Loans, Revolving Exposures and unused Commitments at such time and (ii) so long as there are at least two unaffiliated Lenders that are also not Affiliated Lenders, two or more unaffiliated Lenders; provided that (a) Loans held by the Borrower or any Affiliate thereof (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Lenders and (b) whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total amount of outstanding Loans, Revolving Exposures and unused Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders have Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate amount of Revolving Exposures and unused Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total outstanding amount of Revolving Exposures and unused Revolving Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Debt Amount” has the meaning assigned to such term in Section 1.08(f).

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.08(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Tailored Brands (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary other than, for purposes of Article VI (other than Section 6.06), New TMW Midco, LLC; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”. For the avoidance of doubt, the Borrower shall at all times be a Restricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.09(d).

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder (including pursuant to any applicable Incremental Facility Amendment), expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.18. For the avoidance of doubt, as of the Effective Date the aggregate amount of the Revolving Commitment is $0.

“Revolving Exposure” means, without duplication, with respect to any Revolving Lender at any time, the amount of the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans.

“Revolving Facility” means each and any Incremental Revolving Facility (together with any Incremental Revolving Increase thereto) and any Other Revolving Facility, in each case together with the extensions of credit thereunder and any refinancing thereof.

“Revolving Lender” means, as of any date of determination from and after the Effective Date, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means the loans and advances made by the Revolving Lenders (in their capacity as such) pursuant to this Agreement (including pursuant to any applicable Incremental Facility Amendment).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by Holdings or any of its Restricted Subsidiaries to a third Person in contemplation of such leasing.

“Sanctioned Country” has the meaning assigned to such term in Section 3.17(a).

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or the government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Capitalized Lease Obligations” means any Capitalized Lease Obligation which is not an Unsecured Capitalized Lease Obligation.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries in respect of Cash Management Services provided to Holdings, the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) owed to a Person that is designated by the Borrower by written notice to the Administrative Agent substantially in the form of Exhibit L or such other form reasonably acceptable to the Administrative Agent and the Borrower, unless such obligations constitute “Secured Cash Management Obligations” (or equivalent term) under the ABL Credit Agreement.

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiaries secured by a Lien.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent, (c) [reserved], (d) [reserved], (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower, and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) is entered into with any counterparty that is a Person that is designated by the Borrower by written notice to the Administrative Agent substantially in the form of Exhibit M or such other form reasonably acceptable to the Administrative Agent and the Borrower, unless such obligations constitute “Secured Swap Obligations” (or equivalent term) under the ABL Credit Agreement.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other customary fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of any Securitization Subsidiary, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any customary obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by a Holdco Guarantor, Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates a Holdco Guarantor, Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of a Holdco Guarantor, Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of any Holdco Guarantor, Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to a Holdco Guarantor, Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of any Holdco Guarantor, Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Documents” means the Collateral Agreement, the Mortgages, the Canadian Security Agreements and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(a)(ii), 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Indebtedness” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the ABL Facility and related guarantees, the Senior Secured Notes and related guarantees or the Loans and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Effective Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any related Guarantee; and

(4) all obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Borrower or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Representative” means, with respect to any series of applicable Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) the sum of (i) Consolidated Senior Secured Debt as of such date and (ii) the Reserved Debt Amount applicable at such time to the calculation of the Senior Secured Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the Test Period as of such date.

“Senior Secured Note Documents” means the indenture, dated as of the Effective Date, among the Borrower, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, pursuant to which the Senior Secured Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Senior Secured Notes” means the senior secured notes of the Borrower due 2031 in an aggregate principal amount of $450.0 million issued pursuant to the Senior Secured Note Documents.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.

“Silver Point” means Silver Point Capital L.P., together with its consolidated subsidiaries and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing or any company controlled by a portfolio company.

“Similar Business” means any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Effective Date or any business that is similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Solvent” means (a) the Fair Value of the assets of Holdings and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities on a consolidated basis, (b) the Present Fair Saleable Value of the assets of Holdings and its Subsidiaries on a consolidated basis taken as a whole exceeds the amount that will be required to pay the probable liability, on a consolidated basis, of their Liabilities as such Liabilities become absolute and matured, (c) Holdings and its Subsidiaries, on a consolidated basis, are able to pay their Liabilities, on a consolidated basis, as such Liabilities become absolute and matured, (d) Holdings and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital and (e) with respect to any Person organized under the laws of Canada or any province or territory thereof, such Person and its Restricted Subsidiaries is not an “insolvent person” under the Bankruptcy and Insolvency Act (Canada).

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of Holdings, any Parent Entity or any Subsidiary of Holdings, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common Equity Interests of Holdings, any Parent Entity, any Subsidiary of Holdings or any direct or indirect parent entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange, or any analogous exchange in Canada, the United Kingdom or the European Union.

“SPAC IPO Entity” has the meaning assigned to such term in the definition of “SPAC IPO.”

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), Section 7.01(b), Section 7.01(h) or Section 7.01(i).

“Specified Transaction” means, with respect to any period, any Investment, disposition, incurrence or prepayment, redemption, repurchase, defeasance, similar payment, extinguishment, retirement or repayment of indebtedness, Restricted Payment, any capital contribution, any business expansion and the execution of any new contracts, any discontinued operations, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Specified Transaction Adjustment” has the meaning assigned to such term in Section 1.08(d).

“Sponsor” or “Sponsors” means Silver Point, Arbour Lane or any of their respective Affiliates and the other funds, investment vehicles, partnerships or other co-investment vehicles managed, advised or controlled by any of the foregoing or their respective Affiliates and any investors in such funds, partnerships or other co-investment vehicles as of the Effective Date, excluding, in each case, any operating portfolio companies of any of the foregoing.

“Spot Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars (at the bid price), as set forth at approximately 11:00 a.m., London time, on such day as determined by OANDA Corporation (and available at http://www.oanda.com/) for such currency; in the event that such rate is not determined by OANDA Corporation, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of Dollars for delivery two Business Days later.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that are customary in a Securitization Financing, including, for the avoidance of doubt, any customary grants of backup security interests and/or precautionary Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by Tailored Brands or any Restricted Subsidiary.

“Subordinated Indebtedness” means, any Indebtedness (other than any permitted intercompany Indebtedness owing to any Parent Entity, Holdings, the Borrower or any Restricted Subsidiary) of any Borrower or any other Guarantor which is by its terms subordinated in right of payment to the Loan Document Obligations.

“subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) at the Borrower’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any partnership, joint venture, limited liability company or similar entity of which such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(4) at the Borrower’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

Unless the context otherwise requires, any references to subsidiaries refer to a subsidiary of the Borrower.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement and/or the Collateral Agreement and the Canadian Security Agreements.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

“Successor Holdings” has the meaning assigned to such term in Section 6.06(b).

“Supported QFC” has the meaning set forth in Section 9.22.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, its Initial Term Commitment, Incremental Term Commitment and/or Other Term Commitment.

“Term Lenders” means initially the Persons listed on Schedule 2.01(b) and as of any date of determination from and after the Effective Date, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, an Incremental Facility Amendment in respect of any Term Loans or a Refinancing Amendment in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loans” means the Initial Term Loans, any Incremental Term Loans and any Other Term Loans.

“Term Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to any Incremental Term Loans, the maturity date specified for such Incremental Term Loans in the applicable Incremental Facility Amendment and (c) with respect to any Other Term Loans, the maturity date specified for such Other Term Loans in the applicable Refinancing Amendment.

“Term Priority Collateral” shall mean “Term Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“Term SOFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term SOFR Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if such rate would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Tailored Brands ending on or prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b); provided, that, at the election of the Borrower, such requirement may be satisfied with respect to the Audited Financial Statements and the Interim Financial Statements prior to the first delivery of the financial statements referred to in Section 5.01(a) or Section 5.01(b).

“Threshold Amount” means the greater of (a) $75.0 million and (b) 18.5% of Consolidated EBITDA on a Pro Forma Basis as of the applicable date of determination.

“Title Company” means any reputable nationally recognized title insurance company for the applicable jurisdiction as reasonably acceptable to the Collateral Agent which shall be retained by Borrower to issue the Mortgage Policies.

“Total Leverage Ratio” means, on any date, the ratio of (a) the sum of (i) Consolidated Total Debt as of such date and (ii) the Reserved Debt Amount applicable at such time to the calculation of the Total Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the Test Period as of such date.

“Total Revolving Commitments” means, with respect to any Revolving Facility, the aggregate outstanding amount of Revolving Commitments for such Revolving Facility of all Revolving Lenders under such Revolving Facility.

“Trademark” shall have the meaning assigned thereto in the Collateral Agreement or the Canadian Security Agreement, as applicable.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by Holdings, the Borrower, its Restricted Subsidiaries and any Parent Entity and any Investors in connection with the Transactions (including, without limitation, the repayment, repurchase or redemption in full (including by satisfaction and discharge) of the Existing Notes and the payment of premiums and accrued interest on the Existing Notes, payment to former, current and future officers, employees and directors as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock options, expenses in connection with hedging transactions related to the ABL Facility and each Facility hereunder, any original issue discount or upfront fees and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions, including any sponsor management fees), the negotiation and entering into, or amendment or termination, as applicable of (i) the Loan Documents and the ABL Loan Documents and (ii) the Senior Secured Note Documents, the incurrence of the Senior Secured Notes including the related guarantees and related collateral documents, and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, (b) the issuance or incurrence of the Senior Secured Notes and the use of the proceeds therefrom, (c) the (x) declaration of a dividend to holders of Equity Interests (including any restricted stock units) of Tailored Brands and/or (y) the declaration of a payment to holders of Preferred Stock of Tailored Brands, in each case, on or prior to the Effective Date and the payment of such dividend or payments to holders of Equity Interests (including any restricted stock units) and Preferred Stock (and any declaration or payment of dividends of intra-group dividends by the other Loan Parties in connection therewith), (d) the maintenance of the existing Commitments (as defined in the ABL Credit Agreement) and the making of certain amendments to the ABL Loan Documents that are necessary or desirable to consummate the other Transactions, (e) the consummation of the Effective Date Refinancing, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.22.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings (other than the Borrower) which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless, at the time of designation, such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings, the Borrower or any other Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with and is permitted under Section 6.08 or pursuant to the definition of “Permitted Investments”; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries does not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Tailored Brands or any Restricted Subsidiary (other than the guarantees by Tailored Brands or any of its Restricted Subsidiaries incurred in accordance with the applicable provisions of this Agreement or a pledge of the Equity Interests of such Unrestricted Subsidiary).

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, (i) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable (and for the avoidance doubt, such Unrestricted Subsidiary shall not be redesignated a Restricted Subsidiary if the foregoing Investment, Indebtedness or Liens are not permitted), (ii) immediately before and after giving effect to any such designation or redesignation, no Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to the designation of any Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own, or hold exclusive rights in, the Principal Brands or any other Material Intellectual Property unless such transaction is for a bona fide business purpose (as determined by the Borrower in good faith).

Any such designation by the Board of Directors of Holdings shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing provisions.

“Unsecured Capital Lease Obligations” means Capitalized Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Capital Lease Obligation.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Capital Lease Obligations.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voluntary Prepayment Incremental Amount” means the sum of (a) the principal amount of all voluntary prepayments of the Loans that are secured on a pari passu basis with the Secured Obligations (and, in the case of Revolving Loans, which prepayments are accompanied by permanent reductions of the Revolving Commitments) pursuant to Section 2.09(a) made prior to such date other than to the extent made with the proceeds of Funded Debt (other than revolving debt), plus (b) debt buybacks of Term Loans that are secured on a pari passu basis with the Secured Obligations that have been cancelled by the Borrower, other than to the extent made with the proceeds of Funded Debt (other than revolving debt), plus (c) any repayment similar to clause (a) or (b) above of Indebtedness that is secured on a pari passu basis or senior basis with the Secured Obligations (or that is secured on a junior basis with the Secured Obligations with respect to the Term Loans) other than to the extent funded with the proceeds of Funded Debt (other than revolving debt) (limited, in the case of clauses (b) and (c) above, to the lesser of par and the aggregate principal amount of Indebtedness purchased).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refund, refinancing, renewal or defeasance shall be disregarded.

“wholly-owned subsidiary” means, with respect to any Person, a subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) at the time are owned by such Person or by one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law (including, without limitation, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority) in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law from time to time.

For all purposes hereof, references in the Agreement to any asset sale or other disposition permitted hereunder (or words of like import) shall be deemed to include any disposition that does not constitute an Asset Sale and, for the avoidance of doubt, shall be deemed permitted pursuant to this Agreement.

Section 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein but subject to Section 1.08(b), for purposes of determining compliance with any test contained in this Agreement, the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the Consolidated Net Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

(c) Where reference is made to “Tailored Brands and the Restricted Subsidiaries on a consolidated basis”, “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.

(d) In the event that Tailored Brands, any Holdco Guarantor or the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the Consolidated Net Interest Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Tailored Brands’, any Holdco Guarantor’s or the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(e) Notwithstanding anything in this Agreement to the contrary, any provisions of, or change in, GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease (including FASB ASC Update No. 2016-02, Leases (Topic 842)) shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05 Effectuation of Transactions. All references herein to Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06 Currency Translation; Rates.

(a) For purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, disposition, Restricted Payment or Restricted Debt Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition, Restricted Payment or Restricted Debt Payment is made; provided further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06(a) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition, Restricted Payment or Restricted Debt Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b); provided, that the determination of any amount shall be made in accordance with Section 2.25. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b) The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. In certain circumstances set forth in Section 2.12(b) of this Agreement, Section 2.12(b) provides a mechanism for determining an alternate rate of interest. In addition, upon the occurrence of a Benchmark Transition Event, Section 2.12(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Timing of Payment or Performance. Notwithstanding anything to the contrary in this Agreement, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day; provided, that for the purposes of calculating financial ratios and tests and determining compliance therewith, if payment is made on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto. To the extent this Agreement or any other Loan Document permits an Agent to grant an extension of time for the performance of any covenant, duty or obligation hereunder or thereunder, such grant of extension may, in the discretion of such Agent, be effective retroactively; provided further, that any such grant of an extension after the deadline to perform such covenant, duty or obligation has lapsed shall be automatically deemed to be effective retroactively; provided further, that, for the avoidance of doubt, any reference to “fiscal year” shall mean a fiscal year of Tailored Brands ending on the Saturday that is, or is nearest to, the last day of January in each calendar year, as such year-end may be adjusted in accordance with the terms of this Agreement.

Section 1.08 Limited Condition Transactions and Pro Forma Calculations.

(a) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net Interest Coverage Ratio, the First Lien Leverage Ratio, Senior Secured Leverage Ratio, or Total Leverage Ratio;

(ii) determining compliance with representations, warranties, defaults or Events of Default (in each case, other than for purposes of Section 4.02 in connection with any Borrowing of Revolving Loans); and

(iii) testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date or commitment or the definitive agreements for such Limited Condition Transaction are entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable (the “LCT Test Date”) (provided that the Borrower shall be required to make an LCT Election on or prior to the date on which the commitment or definitive agreements for such Limited Condition Transaction have been entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date (after giving effect to any increases or decrease in Indebtedness of, and any Specified Transactions consummated by, the Borrower and Restricted Subsidiaries since such date), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for the purposes of such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Tailored Brands or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, however, if any ratios improve or baskets increase as result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction or any other Specified Transaction is consummated or the date that the commitment or definitive agreement for such Limited Condition Transaction or any other Specified Transaction is terminated or expires without consummation of such Limited Condition Transaction or any other Specified Transaction, any such ratios, representations, warranties, defaults, Events of Default or baskets shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction or any other Specified Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Notwithstanding the foregoing provisions of this Section 1.08(a) or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.18 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

(b) Notwithstanding anything to the contrary herein, the Consolidated Net Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (c), (d) or (e) of this Section 1.08 or Section 1.04(b), when calculating the First Lien Leverage Ratio for purposes of the Applicable Rate and the Total Leverage Ratio for purposes of Section 2.09(b) and Section 2.09(c), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(c) For purposes of calculating the Consolidated Net Interest Coverage Ratio, the First Lien Leverage Ratio, Senior Secured Leverage Ratio, and the Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Consolidated First Lien Debt, Consolidated Total Debt and/or Consolidated Interest Expenses and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Consolidated Net Interest Coverage Ratio, First Lien Leverage Ratio, Senior Secured Leverage Ratio, and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings and synergies, “Specified Transaction Adjustments”); provided that (i) such Specified Transaction Adjustments are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower (it being agreed such determination need not be made in compliance with Regulation S-X or other applicable securities laws), (ii) such actions are taken, committed to be taken or expected to be taken no later than twenty-four months after the date of such Specified Transaction and (iii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period; provided further that any increase to Consolidated EBITDA as a result of add backs pursuant to this Section 1.08(d) shall be subject to the limitation set forth in the final proviso of clauses (a)(xvii) and clause (b) of the definition of “Consolidated EBITDA” (including the cap set forth therein).

(e) Without limiting the general application of Section 1.04(b), in the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Net Interest Coverage Ratio, the First Lien Leverage Ratio, Senior Secured Leverage Ratio, and the Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Net Interest Coverage Ratio, the First Lien Leverage Ratio, Senior Secured Leverage Ratio, and the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) whether at the time of or after the incurrence of such new Indebtedness, the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary (i) unless the Borrower elects otherwise, if the Borrower or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action (including in connection with any basket reclassification) under or as permitted by a ratio-based basket (including, without limitation, any Consolidated Net Interest Coverage Ratio, First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) and (B) concurrently, simultaneously or contemporaneously incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket under the same covenant (including, without limitation, any basket with a fixed dollar amount or based on a percentage of Consolidated EBITDA, the Fixed Incremental Amount, the Voluntary Prepayment Incremental Amount and/or any Revolving Facility) (any such amounts, the “Fixed Amounts”), then the Fixed Amounts shall be disregarded in the calculation of the financial test or ratio test applicable to such Incurrence-Based Amounts, (ii) if the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of all or a portion of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility) so long as such elected portion of that debt facility (other than any such revolving debt facility) is deemed outstanding in full thereafter until such commitments are terminated or until such election is revoked (the elected committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause shall, until revoked, be referred to herein as the “Reserved Debt Amount”) as of such date for purposes of any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any and/or Total Leverage Ratio test, as applicable; provided, that the Borrower may revoke an election of the Reserved Debt Amount at any time in its sole discretion and (iii) if the Borrower or any Restricted Subsidiary incurs Indebtedness consisting of Incurrence-Based Amounts (together with any other Incurrence-Based Amounts incurred or made in connection therewith, including in respect of other Indebtedness, Liens, dispositions, Investments, Restricted Payments or Restricted Debt Payments) the relevant ratios will be calculated excluding the cash proceeds of such Incurrence-Based Amounts for netting purposes (i.e., such cash proceeds shall not reduce Consolidated Total Debt of Tailored Brands and its Restricted Subsidiaries) in connection with any calculation. For example, if the Borrower incurs Indebtedness under the Fixed Incremental Amount on the same date that it incurs Indebtedness under the Ratio Incremental Amount, then the First Lien Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Incremental Amount without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. Unless the Borrower elects otherwise, each Incremental Facility shall be deemed incurred first under the Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, amalgamations, consolidations, Restricted Payments or any prepayments of Indebtedness (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

(g) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Consolidated Net Interest Coverage Ratio, any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Total Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.04(b) and this Section 1.08), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.09 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently but in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

Section 1.10 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Revolving Loans, Other Revolving Loans, Incremental Term Loans, Other Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

Section 1.11 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) such action shall be deemed to be permitted, in each case, if after giving effect to the preceding clauses (a) and (b), such action would otherwise be permitted under Section 6.03 and Section 6.05 hereunder. Any division of a limited liability company shall for all purposes under the Loan Documents constitute a separate Person hereunder and thereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.13 No Subordination or Postponement. Any references in this Agreement or any other Loan Document to Permitted Liens or any other Liens permitted under any Loan Document is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Liens or any other Lien permitted under any Loan Document.

Section 1.14 Quebec Interpretation Provision. For the purposes of any assets, liabilities or entities located in the Province of Québec, Canada and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec, Canada or a court or tribunal exercising jurisdiction in the Province of Québec, Canada (i) “personal property” shall be deemed to include “movable property”; (ii) “real property” shall be deemed to include “immovable property”; (iii) “tangible property” shall be deemed to include “corporeal property”; (iv) “intangible property” shall be deemed to include “incorporeal property”; (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”; (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec; (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec or other security as against third parties; (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”; (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities; (x) an “agent” shall be deemed to include a “mandatary” and, as applicable, a “hypothecary representative”; (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xx) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xxi) “leasehold interest” shall be deemed to include “a valid lease”; (xxii) “lease” shall be deemed to include a “leasing contract”; (xxiii) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively; (xxiv) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”; (xxv) “merger” shall be deemed to include “amalgamation”; (xxvi) “accounts receivables” shall be deemed to include and “claims” (including monetary claims) as referenced in the Civil Code of Québec; and (xxvii) “deposit account” shall be deemed to include “financial account” (as defined in Article 2713.6 of the Civil Code of Québec). The parties hereto confirm that it is their wish that this Agreement and any other Loan Document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only (except if another language is required under any applicable Law). Each party hereto hereby confirms that it was represented by legal counsel and has had the opportunity to negotiate the terms of this Agreement and any other Loan Documents, including the essential stipulations thereof, with the assistance of its legal counsel. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de prêt soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable). Chaque partie aux présentes confirme qu’elle a été représentée par des conseillers juridiques et a eu l’opportunité de négocier les termes de cette convention et des autres documents de prêt, y compris leurs stipulations essentielles, avec l’aide de ses conseillers juridiques.

Article II
THE CREDITS

Section 2.01 Commitments.

(a) [Reserved].

(b) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan denominated in Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Initial Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Term SOFR Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.14 to Lenders in respect of such Borrowings.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing or that results from a continuation of an outstanding Term SOFR Borrowing, may be in an aggregate amount that is equal to such outstanding Borrowing. ABR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term SOFR Borrowings outstanding under a Facility at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing under a Facility if the Interest Period requested with respect thereto would end after the Maturity Date for such Facility.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (1) in the case of a Term SOFR Borrowing, not later than 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (2) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i) the Facility, Class and Type of Loans to be borrowed or to which existing Loans are to be converted;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(v) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vii) in the case of a Revolving Borrowing, the currency in which such Borrowing is to be denominated.

If no election as to the Type of Borrowing is specified as to any Borrowing denominated in Dollars or Canadian Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Facility and Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, a Borrowing Request with respect to the funding of any Revolving Loans or Term Loans on the Effective Date (i) may be made not later than one (1) Business Day prior to the Effective Date, (ii) may be conditioned upon the consummation of the Transactions on the Effective Date (and may be revoked if such condition is not satisfied) and (iii) shall not include any representation or statement as to the absence (or existence) of any default or event of default.

Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 2:00 p.m., New York City time to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (and, with respect to any ABR Loan, time) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.11. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Each Lender agrees, by becoming party to this agreement, that if such Lender should become a non-funding Lender as contemplated by this Section 2.04(b) and the Administrative Agent recovers any such unfunded principal and interest from the Borrower, the Borrower shall have a claim against such non-funding Lender for all principal and interest paid to Administrative Agent in respect of such non-funded Loan as well as for any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable laws) suffered by the Borrower that are caused by such non-funding Lender’s failure to fund its Loan when due.

Section 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (or, at the option of the Borrower, in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and confirmed promptly to the Administrative Agent by hand delivery, facsimile or other electronic transmission to the Administrative Agent in the form of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Borrowing under any Facility may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing of Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Revolving Commitments. Upon the prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Commitments of any Class, as determined by the Borrower, in whole or in part; provided that:

(a) any such termination or reduction shall apply proportionately and permanently to reduce the Revolving Commitments of each of the Revolving Lenders of such Class, except that, notwithstanding the foregoing, the Borrower may allocate any termination or reduction of Revolving Commitments among Classes of Revolving Commitments at its direction;

(b) any partial reduction pursuant to this Section 2.06 shall be in an aggregate amount of at least $1.0 million or any whole multiple of $500,000 in excess thereof;

(c) after giving effect to such termination or reduction and to any prepayments of Revolving Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Revolving Lenders’ Revolving Exposure for such Class shall not exceed the Total Revolving Commitments for such Class; and

(d) [reserved].

Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all of the applicable Revolving Facility, which refinancing is not consummated or is otherwise delayed. Unless previously terminated, all Revolving Commitments of a Class shall terminate on the Maturity Date applicable to such Class.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) Revolving Loans.

(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(ii) If for any reason the aggregate Revolving Exposure under any Facility at any time exceeds the aggregate Revolving Commitments under that Facility, the Borrower shall, within five Business Days, prepay Revolving Loans under such Facility in an aggregate amount equal to such excess.

(b) Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (c) and (d) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section shall control.

(f) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

Section 2.08 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section and adjustments pursuant to Section 2.18(e) in connection with an Incremental Facility Amendment, the Borrower shall repay to the Administrative Agent for the ratable account of the appropriate Lenders (i) on the first Business Day following the last day of each fiscal quarter of Tailored Brands (commencing with the first Business Day following the last day of the second full fiscal quarter of Tailored Brands ending after the Effective Date) an aggregate principal amount equal to 1.875% of the sum of the aggregate par principal amount of all Initial Term Loans outstanding on the Effective Date and (ii) on the Maturity Date for each Class of Term Loans, the aggregate par principal amount of all such Term Loans outstanding on such date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date applicable to such Term Loans, or, if such date is not a Business Day, on the next preceding Business Day.

(c) Any prepayment of a Borrowing of any Class of Term Loans (i) pursuant to Section 2.09(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.09(b) or 2.09(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, in direct order of maturity.

(d) Prior to any repayment of any Borrowings of any Class of Term Loans hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class of Term Loans to be repaid and shall notify the Administrative Agent in writing or by telephone (confirmed via hand delivery or facsimile or other electronic transmission) of such election not later than 3:00 p.m., New York City time, (x) in the case of Term SOFR Loans, three Business Days before the scheduled date of such repayment and (y) in the case of ABR Loans, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.14. Each repayment of a Borrowing of Term Loans shall be applied ratably to the Term Loans included in the repaid Borrowing. Repayments of Borrowings of Term Loans shall be accompanied by accrued interest on the amount repaid.

Section 2.09 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that (A) upon prior notice in accordance with paragraph (e) of this Section 2.09, the Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part without premium or penalty (but subject to Section 2.14) and (B) any prepayment of Initial Term Loans prior to the first anniversary of the Effective Date pursuant to this Section 2.09(a)(i) or in connection with a Prepayment Event described in clause (b) of the definition of “Prepayment Event” and (ii) any replacement of a Non-Consenting Lender pursuant to Section 9.02(c) shall, in each case, be subject to payment of a premium equal to 1.00% of the principal amount of the Initial Term Loans so prepaid or mandatorily assigned (it being understood and agreed that if such prepayment, replacement or amendment occurs at any time on or after the first anniversary of the Effective Date, no premium shall be payable); provided that no premium shall be payable in connection with a prepayment in connection with a Change of Control or a Qualifying IPO.

(ii) Notwithstanding anything in any Loan Document to the contrary, (A) the Borrower may prepay (or repurchase) the outstanding Term Loans of any Lender on a non-pro rata basis at or below par with the consent of only such Lender and (B) the Borrower may prepay (or repurchase) Term Loans of one or more Classes below par on a non-pro rata basis in accordance with the auction procedures set forth on Exhibit K; provided that, in each case, no Event of Default has occurred and is continuing or would result therefrom.

(b) Subject to the provisions of Section 6.05(b), in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loans in an aggregate amount equal to the Disposition Percentage (or, in the case of a Prepayment Event described in clause (b) of the definition of “Prepayment Event,” 100%) of the amount of such Net Proceeds; provided that with respect to any Asset Sale Prepayment Event, only the amount in excess of the greater of $60.8 million and 15.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period shall be required to be prepaid.

(c) Following the end of each fiscal year of Tailored Brands, commencing with the first full fiscal year of Tailored Brands ending after the Effective Date, the Borrower shall prepay Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, at the Borrower’s option, such amount shall be reduced by the aggregate amount of prepayments of (w) the principal in respect of the Loans made pursuant to Section 2.08, (x) Loans made pursuant to Section 2.09(a), and to the extent purchased by a Purchasing Borrower Party, Sections 9.04(f) and 9.04(g) (provided that such reduction as a result of prepayments pursuant to clause (A) thereof shall be limited to the actual amount of such cash prepayment), (y) other Consolidated First Lien Debt (provided that in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments) and (z) other Indebtedness that is secured by all or a material portion of the Collateral on a Junior Lien Priority basis (and if such Indebtedness is revolving Indebtedness accompanied by a corresponding permanent reduction in commitments) (provided that to the extent any such voluntary prepayments under this proviso exceed the amount of prepayments required to be made for the applicable Excess Cash Flow Period, such excess may be carried forward to succeeding Excess Cash Flow Periods) (with the First Lien Leverage Ratio of Tailored Brands for purposes of determining the applicable ECF Percentage, recalculated to give pro forma effect to any cash pay down or reductions made after year end and prior to the time such Excess Cash Flow payment is due); provided further, that no prepayment shall be required pursuant to this Section 2.09(c) if the amount thereof would be less than or equal to $25,000,000 (and thereafter only the amount above such $25,000,000 shall be required to be prepaid). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year of Tailored Brands for which Excess Cash Flow is being calculated.

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Term Loans made at a time when more than one Class of Term Loans remain outstanding, the Borrower shall select the Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between such Classes of Term Loans (and, to the extent provided in the Refinancing Amendment for any Class of Other Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (except for any mandatory prepayments with the Net Proceeds of Credit Agreement Refinancing Indebtedness for a particular Class and except to the extent that the Lenders of a particular Class have agreed to less than pro rata treatment); provided that any Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Loans, any Lender that holds Other Loans of such Class) may elect, by notice to the Administrative Agent in writing (via hand delivery, facsimile or electronic delivery) at least one Business Day prior to the prepayment date, to decline the prepayment of all its Loans or Other Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans or Other Loans of any such Class but was so declined shall be applied (or offered to be applied) to make a mandatory prepayment to the holders of the Senior Secured Notes in accordance with the terms of the mandatory prepayment, redemption or repurchase offer provisions in the Senior Secured Note Documents and any amounts not required to be applied to the Senior Secured Notes and/or declined by the holders thereof may be retained by the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional prepayments of Borrowings shall be allocated among the Classes of Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.14.

(e) The Borrower shall notify the Administrative Agent (via hand delivery, facsimile or other electronic communication) of any prepayment hereunder by delivery of a Prepayment Notice (i) in the case of prepayment of an ABR Borrowing, not later than 3:00 p.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of a Term SOFR Borrowing, not later than 3:00 p.m., New York City, time three Business Days before the date of prepayment. Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a Prepayment Notice may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any Prepayment Notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.09(e), such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(f) Notwithstanding any other provisions of Section 2.09(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower or its Subsidiaries, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long as the applicable Requirement of Law will not permit repatriation to the Borrower, and to the extent such repatriation of any of such affected Net Proceeds or Excess Cash Flow becomes permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that the Borrower shall use commercially reasonable efforts permitted by any local law to permit such repatriation without such material adverse tax consequences within the 450 day period described in the immediately succeeding clause, provided, further, that if within 450 days after the day on which the Borrower would otherwise be obligated to make a payment under Section 2.09(b) or (c) the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than ten Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable.

(g) Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.09(b) (solely with respect to an Asset Sale Prepayment Event) or Section 2.09(c), the Borrower or any Restricted Subsidiary is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow on a pro rata (or less than pro rata) basis to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow shall be allocated in accordance with the terms hereof), and the amount of the prepayment, repurchase or repayment of the Other Applicable Indebtedness that would have otherwise been required pursuant to this Section 2.09 shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied in accordance with the terms hereof (without giving effect to this Section 2.09(g)).

Section 2.10 Fees.

(a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and each applicable Agent).

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(c) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.10.

Section 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (b), (h) or (i) of Section 7.01, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further, that no amounts shall accrue pursuant to this Section 2.11(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment of any Loan, any optional prepayment pursuant to Section 2.09(a)(i) or any mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans (other than ABR Loans determined by reference to the Term SOFR Rate), shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) For the purposes of Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid by any Loan Party hereunder or in connection herewith is to be calculated on the basis of a year of 360, 365 or 366 days, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Section 2.12 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for an a Term SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period with respect to a Borrowing; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”), then, in the case of clause (i) or (ii) above, the Administrative Agent shall give notice thereof (and, if requested by the Borrower, reasonably acceptable evidence of such determination) to the Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter.

Upon receipt of such notice and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective, (ii) all Borrowings shall be made as an ABR Borrowing and the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.13(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities under which such Lender is a lender . Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, (C) Other Connection Taxes or (D) with respect to any Lender, any such requests, rules, guidelines or directives enacted or promulgated before such Lender became a party hereto.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender under the relevant Facility for the actual loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts in reasonable detail that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.14 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional amounts payable under this Section 2.15) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Without duplication of amounts paid by the Borrower pursuant to Sections 2.15(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by, or required to be withheld from a payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender seeking indemnity pursuant to this Section 2.15(c) shall promptly notify the Borrower of the imposition of the relevant Indemnified Taxes or Other Taxes. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the foregoing:

(1) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B) executed copies of IRS Form W-8ECI,

(C) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or any Holdco Guarantor within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, or

(D) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) The Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, either: (i) two duly completed copies of IRS Form W-9, or (ii) two duly completed copies of IRS Form W-8IMY, with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.15(e).

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 2.15, the term “Requirements of Law” includes FATCA.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. (New York City time)), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder on any Term SOFR Loan shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate for the period of such extension. If any payment (other than payments on the Term SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All such payments shall be made in Dollars to such account as may be specified by the Administrative Agent.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due under any Facility, such funds shall be applied, (1) first, towards payment of interest and fees then due under such Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (2) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 2.04(c), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.17 Mitigation Obligations; Replacement or Repayment of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15 or any event that gives rise to the operation of Section 2.21, then following request by the Borrower such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.21, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender declines a Loan Modification Offer or (v) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (a) terminate the applicable Commitments of such Lender and repay all Secured Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the aggregate amount of the Revolving Exposure of any Class shall exceed the aggregate amount of the Revolving Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class in an amount necessary to eliminate such excess) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Administrative Agent consents to such assignment to the extent required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld or delayed, (B) [reserved], (C) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (D) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (E) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payment required to be made pursuant to Section 2.15 or a notice given under Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.18 Increased Loans and Commitments.

(a) Notice. At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (which the Administrative Agent shall promptly make available to each of the Lenders), request to effect (i) one or more increases in the Revolving Commitments of any Revolving Facility (each such increase, an “Incremental Revolving Increase”) or, solely to the extent set forth in Section 2.18(e) below, provide commitment under a new Revolving Facility (an “Incremental Revolving Facility”) and/or (ii) one or more increases in the aggregate amount of Term Loans (including in the form of delayed draw facilities) of any Class then outstanding or one or more additional tranches of term loans hereunder in the form of an additional tranche of term loans comprising a new Class hereunder (each such increase of term loans or additional tranche of term loans, an “Incremental Term Loan”).

(b) Conditions. The availability of an Incremental Facility under this Agreement will be subject only to the following conditions, subject, for the avoidance of doubt, to Section 1.08, measured on the date of the initial borrowing under (or receipt of commitments with respect to) such Incremental Facility, no Event of Default shall have occurred and be continuing (except in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement, which shall be subject to no Specified Event of Default) or shall result therefrom.

(c) Terms. Each Incremental Facility Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Facility; provided:

(i) the maturity date of any Incremental Term Loans shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding Initial Term Loans) (provided that this clause (c)(i) shall not apply to Customary Bridge Loans);

(ii) [reserved];

(iii) any such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans (other than any repayment of such Incremental Term Loans at maturity), or on a greater than pro rata repayment of such Incremental Term Loans to an earlier maturing tranche of Term Loans or with the proceeds of Credit Agreement Refinancing Indebtedness, in each case with respect to a mandatory prepayment;

(iv) (A) each Incremental Facility may be unsecured or secured by Collateral on an equal and ratable basis (or on a junior lien basis) with the Secured Obligations and (B) no Incremental Facility shall be guaranteed by Restricted Subsidiaries of the Borrower other than the Guarantors;

(v) all other terms of any Incremental Revolving Facility or Incremental Term Loans will be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Revolving Facility or Incremental Term Loans, as applicable, and except as otherwise set forth herein, to the extent not identical to the Initial Term Facility or any existing Revolving Facility, as applicable, shall be reasonably satisfactory to the Administrative Agent (it being understood that covenants and other provisions that are (x) only applicable after the latest maturity date of the Initial Term Facility or any existing Revolving Facility, as applicable, or (y) not more restrictive to the Borrower and its restricted subsidiaries, taken as a whole, than the terms of the Initial Term Facility or any existing Revolving Facility, as applicable, in the Borrower’s good faith determination unless such more restrictive covenants and other provisions are added for the benefit of all then-existing lenders, in each case, shall be as agreed between the Borrower and the applicable lenders and need not be reasonably satisfactory to the Administrative Agent);

(vi) at the time of incurrence, and after giving effect thereto, the aggregate par principal amount of the sum of (i) the aggregate outstanding principal amount of all Incremental Term Loans, Incremental Revolving Increases and Incremental Revolving Facilities and (ii) the aggregate outstanding principal amount of Incremental Equivalent Debt incurred after the Effective Date shall not at the time of incurrence of any such Incremental Facility (which, in the case of any Incremental Revolving Increase or Incremental Revolving Facility, shall be the time of effectiveness of the commitments therefor) or Incremental Equivalent Debt (and after giving effect to such incurrence) exceed the amount which may be incurred within the Incremental Cap at such time after giving pro forma effect to such incurrence and use of proceeds thereof; and

(vii) each Incremental Facility shall be in a minimum principal amount of the amount of $5.0 million and integral multiples of the amount of $1.0 million in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than the amount of $5.0 million if such amount represents all the remaining availability set forth above at the time of determination.

(d) Pricing. The interest rate, fees and original issue discount for any Incremental Facility will be as determined by the Borrower and the Additional Lenders providing such Incremental Facility; provided in the event that, only during the period commencing on the Effective Date and ending on the date which is twenty-four (24) months following the Effective Date, the Effective Yield for any Incremental Term Loan is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Applicable Rates for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Incremental Term Loan minus 0.50% per annum; provided that any increase in Effective Yield of the Term Loans due to the increase in an Term SOFR Rate or Alternate Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Term SOFR Rate or Alternate Base Rate floor applicable to such Term Loans; provided further that, notwithstanding anything herein to the contrary, this clause (d) may be waived at any time with the consent of the Required Lenders (this clause (d), the “MFN Provision”).

(e) Incremental Facility Amendments and Lenders.

(i) Commitments in respect of any Incremental Facility shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, such Additional Lender, the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, in consultation with the Administrative Agent, to (x) effect the provisions of this Section and/or (y) so long as such amendments are not, in the reasonable opinion of the Administrative Agent, materially adverse to the Lenders, maintain the “fungibility” (including for tax purposes) of any such Incremental Facility with any Class of then-outstanding Loans hereunder. Without limiting the foregoing, an Incremental Facility Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans, including amendments to Section 2.09(a) and/or (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.08(a) (provided, any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Facility Amendment), in the case of each of clause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided, such amendments are not adverse to the existing Term Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(ii) Upon the effectiveness of each Incremental Facility pursuant to this Section, each Additional Lender shall extend revolving commitments or make additional term loans, as applicable, to the Borrower in a principal amount equal to such Lender’s Commitments in respect of such Incremental Facility. Any such revolving commitments shall be “Revolving Commitments” for all purposes of this Agreement and the other Loan Documents, and any such term loans shall be “Term Loans” for all purposes of this Agreement and the other Loan Documents.

(iii) Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.18.

(f) Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments of a given Class pursuant to an Incremental Revolving Increase under this Section 2.18,

(i) [reserved]; and

(ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Increase be prepaid from the proceeds of Incremental Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.14.

(g) Conflicting Provisions. Notwithstanding anything to the contrary, this Section 2.18 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.19 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Loans), in the form of Other Loans or Other Commitments, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans being so refinanced (and in the case of any Other Revolving Facility, the termination of the corresponding Revolving Commitments for such Revolving Loans being so refinanced). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is (i) not less than the amount of $5.0 million and (ii) an integral multiple of the amount of $1.0 million in excess thereof (unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b) Notwithstanding anything to the contrary, this Section 2.19 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.20 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.09(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan under the relevant Facility in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under the relevant Facility; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure.

(i) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(ii) After a determination pursuant to clause (i) above with respect to a Revolving Lender, on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

Section 2.21 Illegality. If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans in the affected currency or currencies shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or if applicable, convert all Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.22 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. The effectiveness of any Permitted Amendment shall not be conditioned on the absence of any defaults, compliance with any financial measures or any “most favored nation” pricing requirements, unless otherwise agreed to by the Borrower in the applicable Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent on the conditions agreed by the Borrower and the Accepting Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder and which may include mechanics to permit cashless rollovers, reallocations and exchanges by the Lenders.

(c) If, in connection with any proposed Loan Modification Offer, any Lender of an Affected Class declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to (x) in the case of any Class of Term Loans, one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (y) in the case of any Class of Revolving Commitments, to one or more Persons approved (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time, in which case no such approval shall be required) by the Administrative Agent (such approval in each case not to be unreasonably withheld or delayed); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.22(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.22 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.23 [Reserved].

Section 2.24 [Reserved].

Section 2.25 [Reserved].

Article III
REPRESENTATIONS AND WARRANTIES

Each of the Borrower and with respect to Section 3.01, 3.02, 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.13, 3.14, 3.15 and 3.17 only, Holdings, represents and warrants to the Lenders (a) as of the Effective Date (after giving effect to the Transactions) and (b) on each date required under Section 4.02 after the Effective Date that:

Section 3.01 Organization; Powers. Each Loan Party and each Restricted Subsidiary is:

(a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization;

(b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party; and

(c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required;

except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to Holdings and the Borrower and any other Loan Party in the case of the execution and delivery of any Loan Document to which it is a party) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. This Agreement and each other Loan Document has been duly authorized, executed and delivered by each Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental and Third-Party Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents,

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third-party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents,

(b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party or (ii) any Requirements of Law applicable to Holdings, the Borrower or any other Loan Party or any of its Restricted Subsidiaries;

(c) will not violate or result in a default under any indenture or other agreement or instrument evidencing debt for borrowed money binding upon Holdings, the Borrower or any other Loan Party or any of its Restricted Subsidiaries or their respective assets, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder; and

(d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Loan Party or any of its Restricted Subsidiaries constituting Collateral, except Liens created under the Loan Documents or otherwise permitted under Section 6.02;

except (in the case of clauses (a), (b) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) As of the Effective Date, the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b) As of the Effective Date, the Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto (if any), and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein.

(c) Since the Effective Date, there has been no Material Adverse Effect.

Section 3.05 Properties. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Holdings, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold or subleasehold, as applicable, interests in, all its real and personal property material to its business, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of their respective Restricted Subsidiaries (i) has failed to comply in the past three (3) years with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of a Responsible Officer of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any of their respective Restricted Subsidiaries will become subject to any Environmental Liability.

Section 3.07 Compliance with Laws. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. No Loan Party organized under the laws of a jurisdiction in the United States of America, any State thereof or the District of Columbia is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) As of the Effective Date, there are no Canadian Defined Benefit Plans or Canadian MEPPs. No Canadian Pension Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Canadian Pension Termination Events and ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian MEPPs under the terms thereof, any funding agreements and all applicable laws (including any funding obligations). Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all employer and employee contributions required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian MEPP by each Loan Party and each of its Subsidiaries have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. To the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the order of a termination of any Canadian Defined Benefit Plan by any Governmental Authority under applicable laws. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no outstanding disputes concerning the assets of the Canadian Pension Plans. The obligation of each Loan Party under any Canadian MEPP is limited to fixed contribution amounts or a fixed percentage of employee earnings (or other fixed contribution formula) specified in any applicable collective agreement, trust agreement, participation agreement or similar document.

Section 3.11 Disclosure. As of the Effective Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of Holdings, the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender on or prior to the Effective Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document on or prior to the Effective Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Effective Date); it being understood that for purposes of this Section 3.11, such written information and written data shall not include assumptions, projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

Section 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of each Subsidiary of the Borrower and the registered ownership interest therein.

Section 3.13 Intellectual Property; Licenses, Etc.

Each of Holdings, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use all of the Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the intellectual property rights of any Person, except to the extent the failure to own, license, or possess such Intellectual Property and to the extent such conflicts, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower or any Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon, misuse, misappropriate or otherwise violate any Intellectual Property rights held by any Person except for such infringements, misuses, misappropriations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Holdings, the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.14 Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, Holdings and its subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

Section 3.15 Federal Reserve Regulations. None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16 Use of Proceeds. The Borrower will use the proceeds of the Loans solely in accordance with Section 5.10.

Section 3.17 USA PATRIOT Act, OFAC and FCPA.

(a) The Borrower will not, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person for the purpose of funding (i) any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is the subject of comprehensive Sanctions (such countries and territories as of the Effective Date being Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic and the non-government controlled areas of Kherson and Zaporizhzhia (each, a “Sanctioned Country”)) or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption laws.

(c) None of Holdings, the Borrower or the Restricted Subsidiaries is in material violation of applicable Sanctions, Title III of the USA Patriot Act, the FCPA or any other applicable anti-corruption laws.

(d) None of Holdings, the Borrower or any of the Restricted Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee or agent of Holdings, the Borrower or any Restricted Subsidiary is, or is 50% or more owned or otherwise controlled by, an individual or entity that is: (i) currently on the list of Specifically Designated Nationals and Blocked Persons administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other list of Persons who are the subject or target of Sanctions or (ii) operating, organized or resident in a Sanctioned Country.

Section 3.18 Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings or recordings and other actions contemplated to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Pledged Collateral (as defined in the Collateral Agreement or the Canadian Security Agreements, as applicable) required to be delivered pursuant to the applicable Security Documents and the filing of UCC or PPSA financing statements), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Loan Parties in the Collateral described therein.

Article IV
CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) except as otherwise agreed by the Borrower and the Lead Arrangers:

(a) The Administrative Agent (or its counsel) shall have received each of the following, which shall be originals, facsimiles or copies in .pdf or other electronic format:

(i) a counterpart of this Agreement (or other written evidence reasonably satisfactory to the Administrative Agent) duly executed by Initial Holdings, the Borrower and each Lender;

(ii) a counterpart of the Guarantee Agreement, the Collateral Agreement and the Canadian Security Agreements, duly executed by Holdings, the Holdco Guarantors, the Borrower and the other Loan Parties, as applicable, together with certificates, if any, representing the pledged equity of the Borrower and the Borrower’s Subsidiaries and constituting Collateral, in each case, accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt (if any) indorsed in blank;

(iii) a counterpart of (x) an Agent Joinder (as defined in the ABL Intercreditor Agreement) and (y) the First Lien Intercreditor Agreement executed by the Borrower and the other Loan Parties;

(iv) a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (a) Simpson Thacher & Bartlett LLP, in its capacity as Delaware, New York and Texas counsel for the Loan Parties and (b) Stikeman Elliot LLP, as Canadian counsel to the Loan Parties;

(v) a certificate from the chief financial officer of Tailored Brands certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent;

(vi) a Borrowing Request as required by Section 2.03;

(vii) a certificate of Holdings and the Borrower, dated the Effective Date, executed by any Responsible Officer, and including or attaching the documents referred to in paragraph (viii) of this Section; and

(viii) a copy of (A) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (C) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (D) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(b) The Administrative Agent shall have received all fees, expense reimbursement and other amounts previously agreed in writing by the Lead Arrangers and Holdings to be due and payable on or prior to the Effective Date (in the case of reimbursement of reasonable out of pocket expenses and legal fees solely to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by Borrower)), required to be reimbursed or paid by any Loan Party under any Loan Document.

(c) The Effective Date Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the borrowing of the Initial Term Loans on the Effective Date.

(d) The Lead Arrangers shall have received the Audited Financial Statements and Interim Financial Statements.

(e) (i) The Administrative Agent and the Lead Arrangers shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about the Loan Parties that shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date and that the Administrative Agent or the Lead Arrangers have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act and (ii) if the Initial Borrower or the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Initial Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association (a “Beneficial Ownership Certification”) (which request is made through the Administrative Agent) will have received, at least three business days prior to the Effective Date, the Beneficial Ownership Certification in relation to the Initial Borrower and the Borrower.

(f) The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Effective Date, to the effect set forth in Section 4.01(h) and (i).

(g) The Senior Secured Notes shall have been issued or incurred, or substantially simultaneously with the effectiveness of this Agreement, shall be issued pursuant to the Senior Secured Note Documents.

(h) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(i) No Event of Default or Default shall have occurred and be continuing.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02 Each Credit Event after the Effective Date. Subject to Section 1.08, the obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing after the Effective Date is subject to the satisfaction of only the following conditions (in each case, except as otherwise set forth in Section 2.18 or Section 2.22):

(a) The Borrower shall have delivered, in the case of a Revolving Borrowing, a Borrowing Request to the Administrative Agent as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing after the Effective Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) (in each case, except as otherwise set forth in Section 2.18 and Section 2.22).

Article V
AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a) on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each fiscal year of Tailored Brands), commencing with the first fiscal year of Tailored Brands ended after the Effective Date, an audited consolidated balance sheet and audited consolidated statements of operations, members’ equity and cash flows of Tailored Brands as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year of Tailored Brands (in each case other than comparisons to financial statements in prior periods that were not required to be delivered hereunder), all reported on by the Tailored Brands’ public accountant as of the Effective Date or any other independent public accountants of recognized national standing or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification, exception or explanatory paragraph that is with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness or (B) any anticipated or actual inability to satisfy a financial maintenance covenant on a future date or in a future period, other than an emphasis of matter paragraph, a “going concern” explanatory paragraph or like statement)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Tailored Brands and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP;

(b) commencing with the financial statements for the first fiscal quarter of Tailored Brands ending after the Effective Date, on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of Tailored Brands (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the first three fiscal quarters (not including any fiscal quarter end date coinciding with a fiscal year end date) of each fiscal year of Tailored Brands) an unaudited consolidated balance sheet and unaudited consolidated statements of income, members’ equity and cash flows of Tailored Brands as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year of Tailored Brands, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year of Tailored Brands (in each case other than comparisons to financial statements in prior periods that were not required to be delivered hereunder), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of Tailored Brands and the Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year of Tailored Brands on a consolidated basis in accordance with GAAP subject to normal year-end adjustments and the absence of footnotes and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Acquisition or other Investment permitted under this Agreement;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in paragraphs (a) and (b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five (5) Business Days after any financial statements under paragraph (a) or (b) above, as applicable, are required to be delivered, a Compliance Certificate executed by a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the first full fiscal year of Tailored Brands ending after the Effective Date, of Excess Cash Flow for such fiscal year;

(e) prior to a Qualifying IPO, commencing with respect to the first full fiscal year of Tailored Brands to end after the Effective Date, not later than the date financial statements under paragraph (a) above are required to be delivered for the prior year, a detailed consolidated budget for Tailored Brands and its Restricted Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year of Tailored Brands and setting forth the material assumptions used for purposes of preparing such budget) in the form customarily provided by management of the Borrower (or otherwise provided to the Investors);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Subsidiary (or, if the Borrower is a subsidiary of the IPO Entity, the IPO Entity) with the SEC or with any national securities exchange; and

(g) reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Tailored Brands and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Tailored Brands (or any Holdco Guarantor or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of any Holdco Guarantor or a parent company of thereof (any Holdco Guarantor or any direct or indirect parent of thereof); provided that to the extent such information relates to a parent of Tailored Brands, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Tailored Brands and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under paragraph (a) of this Section 5.01, such materials are accompanied by a report and opinion of the Tailored Brands’ accounting firm as of the Effective Date or any other independent registered public accounting firm of nationally recognized standing or other independent public accountants reasonably acceptable to the Administrative Agent without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification, exception or explanatory paragraph that is with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness or (B) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Tailored Brands and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP.

Within ten (10) Business Days after the delivery of each set of financial statements referred to in Section 5.01(a) or Section 5.01(b) above (or such later date as to which the Administrative Agent may reasonably agree), Tailored Brands, Holdings or the Borrower will hold a conference call (which may be password protected) to discuss such financial statements and operations for the relevant period (with the time and date of such conference call, together with all information necessary to access the call, to be provided by Tailored Brands, Holdings or the Borrower through the Administrative Agent no fewer than three (3) Business Days (or such shorter time as to which the Administrative Agent may agree) prior to the date of such conference call); provided that the requirements of this paragraph shall be satisfied by Tailored Brands, Holdings or the Borrower providing reasonable advance notice to the Administrative Agent of (which may be effected through public filings with the SEC), and access for the Lenders to attend, the quarterly earnings call with the holders of any Holdco Guarantor or other Holdings’ Equity Interests.

Documents required to be delivered pursuant to paragraphs (a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Tailored Brands posts such documents, or provides a link thereto, on the Tailored Brands’ website on the Internet or (B) on which such documents are posted on Tailored Brands’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrowers’ failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Other than as set forth in the immediately preceding sentence, the Borrower shall be under no obligation to mark any Company Materials “PUBLIC”; provided that any financial statements delivered pursuant to Section 5.01(a) or (b) will be deemed “PUBLIC.”

Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall be required to disclose or permit inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default; and

(b) (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower, affecting the Borrower or any of its Subsidiaries or (ii) the occurrence of any ERISA Event or Canadian Pension Termination Event that, in the case of both clauses (i) and (ii), individually or when combined with all other ERISA Events and Canadian Pension Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a) (or such later date as agreed by the Administrative Agent in its reasonable discretion), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly-owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal year of Tailored Brands and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 or 5.11 have been given.

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property (other than Intellectual Property that expires at the end of its natural statutory term), in each case, that is material to the conduct of its business, in each case (other than the preservation of the existence of Holdings and the Borrower) to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition permitted or not prohibited by Section 6.05.

Section 5.05 Payment of Taxes, etc. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Insurance. The Borrower (i) will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business and (ii) will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Commencing no later than 90 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the loss payee/mortgagee thereunder. If any portion of any improved Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, Borrower shall, or shall cause each Restricted Subsidiary to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon request, deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent.

Section 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Required Lenders may exercise visitation and inspection rights of the Administrative Agent and the Required Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided further, that (a) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Notwithstanding anything to the contrary therein, nothing in any Loan Document (including in Sections 5.01, 5.02 and 5.08 of this Agreement) shall require Holdings, the Borrower or any of their Subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements.

Section 5.09 Compliance with Laws. (a) The Borrower will, and will cause each Restricted Subsidiary to, comply in all material respects with all Requirements of Law with respect to it or its property (including, without limitation, ERISA and applicable Environmental Laws as well as the USA Patriot Act, the FCPA all other applicable anti-corruption laws and applicable Sanctions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Canadian Pension Plans.

(i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian MEPP, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan and Canadian MEPP, including under any funding agreements and all applicable laws (including any funding obligations).

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian MEPP by each Loan Party and each of its Subsidiaries shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party, in all material respects, in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

Section 5.10 Use of Proceeds. The Borrower will use the proceeds of the Loans, together with the proceeds of the ABL Loans, the proceeds of the Senior Secured Notes and cash on hand held by Holdings and its Subsidiaries, on the Effective Date to, directly or indirectly, consummate the Transactions and pay Transaction Expenses. Following the Effective Date, the Borrower and its Restricted Subsidiaries will use the proceeds of (i) any Incremental Loan for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including Investments, Restricted Payments and Restricted Debt Payments), (ii) any Credit Agreement Refinancing Indebtedness, applied among the Loans and any Incremental Loans in accordance with the terms of this Agreement and (iii) any Revolving Loans for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including Investments).

Section 5.11 Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, (a) the Borrower will, within 75 days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 75 days (or such longer period as the Administrative Agent shall reasonably agree) after such notice.

Section 5.12 Further Assurances.

(a) The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, affidavits and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of hypothec, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any (i) Material Owned Property or (ii) other material personal property or assets are acquired by the Borrower or any other Loan Party or is held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), promptly following such acquisition, the Borrower will notify the Administrative Agent thereof, and, promptly thereafter, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent in order to satisfy the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in (i) paragraph (a) of this Section and (ii) paragraph (d) of the definition of the term “Collateral and Guarantee Requirement”, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

Section 5.13 Ratings. The Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s (but not to maintain a specific rating) and (b) the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating).

Section 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14.

Section 5.15 [Reserved].

Section 5.16 Change in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

Section 5.17 End of Fiscal Years. The Borrower will cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower (or Tailored Brands or any Holdco Guarantor) may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations).

Article VI
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, Holdings (and with respect to Section 6.06 only, the Holdco Guarantors) covenants and agrees with the Lenders that:

Section 6.01 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not the Borrower or a Guarantor to issue Preferred Stock; provided, however, that, Holdings may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and Preferred Stock, that is, in each case, secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, secured by all or a material portion of the Collateral on a Junior Lien Priority basis or not secured by the Collateral, if, after giving effect thereto, (1) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, on a Pro Forma Basis the First Lien Leverage Ratio for the applicable Test Period is not greater than 1.85:1.00, (2) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is secured by all or a material portion of the Collateral on a Junior Lien Priority basis, on a Pro Forma Basis, either (i) the Senior Secured Leverage Ratio for the applicable Test Period is not greater than 2.70:1.00 or, if incurred, acquired or issued in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this agreement, the Senior Secured Leverage Ratio is not greater than immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or (ii) the Consolidated Net Interest Coverage Ratio is greater than 2.00:1.00 or, if incurred, acquired or issued in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this agreement, the Consolidated Net Interest Coverage Ratio is greater than immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, or (3) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is unsecured, on a Pro Forma Basis, either (i) the Total Leverage Ratio for the applicable Test Period is not greater than 2.70:1.00 or, if incurred, acquired or issued in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this agreement, the Total Leverage Ratio is not greater than immediately prior to the incurrence of such Indebtedness or (ii) the Consolidated Net Interest Coverage Ratio is greater than 2.00:1.00 or, if incurred, acquired or issued in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this agreement, the Consolidated Net Interest Coverage Ratio is greater than immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock; provided, further, that (i) the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred pursuant to the foregoing, together with any Incremental Equivalent Debt and amounts under Section 6.01(b)(14) (other than subclause (c)) and Section 6.01(b)(19), incurred by Restricted Subsidiaries that are not Guarantors shall not at any one time outstanding exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence pursuant to this Section 6.01(a), (ii) the maturity date of such Indebtedness shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding Initial Term Loans) (provided that this clause (ii) shall not apply to Customary Bridge Loans) and (iii) any such Indebtedness that is secured on a pari passu basis with the Liens securing the Obligations (excluding broadly syndicated 144A notes) shall be subject to the MFN Provision.

(b) The provisions of Section 6.01(a) hereof shall not apply to:

(1) Indebtedness incurred pursuant to (X) the Loan Documents (including pursuant to Section 2.18, 2.19 or 2.22) and any Credit Agreement Refinancing Indebtedness in respect thereof) and (Y) (i) the ABL Loan Documents up to an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $550.0 million and (b) the Borrowing Base as of the time such Indebtedness is incurred; provided that such Indebtedness shall not exceed $650 million in the aggregate and (ii) “Swap Obligations,” “cash management obligations” and “hedging obligations” (each as defined in the ABL Credit Agreement) or any equivalent term in any document governing any ABL Facility;

(2) Indebtedness represented by the Senior Secured Notes issued or incurred on the Effective Date (including any guarantee thereof);

(3) Existing Indebtedness (other than Indebtedness described in Sections 6.01(b)(1) and (2));

(4) (a) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by Holdings or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, relocation, renewal, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or other assets (including through the purchase of assets or the Capital Stock of any Person owning such property, equipment or other assets); which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this Section 6.01(b)(4), and all Refinancing Indebtedness incurred to Refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this Section 6.01(b)(4), does not at the time of such incurrence exceed the greater of (x) $162.0 million and (y) 40.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis (for the avoidance of doubt, Unsecured Capitalized Leases shall be permitted in an unlimited amount pursuant to Section 6.01(b)(28)) and (b) Indebtedness in the form of Capitalized Lease Obligations arising out of any Sale and Lease-Back Transactions;

(5) (a) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (b) Indebtedness of Holdings or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments or other guarantee obligations in favor of suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners or other creditors issued in the ordinary course of business or consistent with past practice;

(6) Indebtedness, Disqualified Stock and Preferred Stock arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness, Disqualified Stock and Preferred Stock of Holdings owing to a Restricted Subsidiary; provided that if any such Indebtedness, Disqualified Stock or Preferred Stock is owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock in respect of accounts payable incurred or issued in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness, Disqualified Stock and Preferred Stock is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Loans; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this Section 6.01(b)(7);

(8) Indebtedness of any Restricted Subsidiary owing to Holdco Guarantors or Holdings or another Restricted Subsidiary; provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Guarantee of the Loans of such Guarantor; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 6.01(b)(8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock, ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to Holdings or another Restricted Subsidiary or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable, not permitted by this Section 6.01(b)(9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees, customs, VAT or other tax guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness, Disqualified Stock and Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by Holdings and its Restricted Subsidiaries since immediately after the Effective Date from the issue or sale of Equity Interests of Holdings or the Borrower or cash contributed to the capital of Holdings, the Borrower or any Parent Entity (which proceeds are contributed to Holdings or any Restricted Subsidiary) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with Sections 6.08(a)(IV)(3)(b) and (3)(c) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.08(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this Section 6.01(b)(12)(b) (together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred under this Section 6.01(b)(12)(b)), does not exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence pursuant to this Section 6.01(b)(12)(b);

(13) the incurrence or issuance by Holdings or any Restricted Subsidiary, of Indebtedness, Disqualified Stock or Preferred Stock which serves to Refinance any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, incurred or issued as permitted under Section 6.01(a) hereof and Sections 6.01(b)(2), (3), (4), (5)(b) and (12) hereof, this Section 6.01(b)(13) and Sections 6.01(b)(14), (18), (19) and (27) hereof or any Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary, issued to so Refinance such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Loans),

(b) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated in right of payment to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Borrower or a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor;

(ii) [Reserved]; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that Section 6.01(b)(13)(a) hereof shall not apply to any Refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated with or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that:

(a) if such Indebtedness is unsecured, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, (i) (x) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 6.01(a) hereof or (y) the Total Leverage Ratio of Tailored Brands for the Test Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation or (ii) the Consolidated Net Interest Coverage Ratio test set forth in Section 6.01(a) hereof;

(b) (X) If such Indebtedness is secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the First Lien Leverage Ratio test set forth in Section 6.01(a) hereof or (Y) if such Indebtedness is secured by all or a material portion of the Collateral on a Junior Lien Priority basis, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation (i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Senior Secured Leverage Ratio test set forth in Section 6.01(a) hereof or (ii) the Senior Secured Leverage Ratio of Tailored Brands for the Test Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(c) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

provided, however, that on a Pro Forma Basis, (i) the maturity date of such Indebtedness shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding Initial Term Loans) (provided that this clause (i) shall not apply to Customary Bridge Loans), (ii) any such Indebtedness that is secured on a pari passu basis with the Liens securing the Obligations (excluding broadly syndicated 144A Notes) shall be subject to the MFN Provision and (iii) the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred or issued by Restricted Subsidiaries that are not the Borrower or Guarantors pursuant to this Section 6.01(b)(14) (other than pursuant to subclause (c)) and Section 6.01(b)(19), together with any Incremental Equivalent Debt and amounts incurred and outstanding by Restricted Subsidiaries that are not the Borrower or Guarantors pursuant to the second proviso to Section 6.01(a) hereof, shall not at any one time outstanding exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence pursuant to this Section 6.01(b)(14);

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to any credit facility, in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;

(17) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary; or

(b) any guarantee or co-borrower obligations of a Restricted Subsidiary of Holdings of Indebtedness or other obligations of Holdings so long as the incurrence of such Indebtedness or other obligations by Holdings was not prohibited under the terms of the Agreement;

(18) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Borrower or Guarantors at any one time outstanding not to exceed, in the aggregate (together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(18)), the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence or issuance under this Section 6.01(b)(18);

(19) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount not to exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate at any one time outstanding together with all other outstanding Indebtedness, Disqualified Stock and/or Preferred Stock issued under this Section 6.01(b)(19) and any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(19); provided, however, that on a Pro Forma Basis, the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred by Restricted Subsidiaries that are not the Borrower or Guarantors pursuant to this Section 6.01(b)(19), together with together with any Incremental Equivalent Debt and amounts incurred and outstanding by Restricted Subsidiaries that are not the Borrower or Guarantors pursuant to the second proviso to Section 6.01(a) hereof and Section 6.01(b)(14) hereof, shall not exceed the greater of (x) $202.5 million and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at any time outstanding;

(20) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(21) (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries);

(22) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof), in each case to finance the purchase or redemption of Equity Interests of Holdings, a Restricted Subsidiary or any Parent Entity to the extent described in Section 6.08(b)(4) hereof;

(23) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(24) Indebtedness incurred by a Securitization Subsidiary (subject to the final sentence of the definition of “Attributable Securitization Financing Indebtedness”) in a Qualified Securitization Financing; provided that (A) such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) Holdings or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (except for Standard Securitization Undertakings), (B) in the event such Indebtedness shall become recourse to Parent or any Restricted Subsidiary that is not a Securitization Subsidiary (other than with respect to Standard Securitization Undertakings), such Indebtedness will be deemed to be, and must be classified by Holdings as, incurred at such time (or at the time initially incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (C) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (A), Holdings may classify such Indebtedness in whole or in part as incurred under this Section 6.01(b)(24);

(25) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(26) Indebtedness incurred by Holdings or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business;

(27) Indebtedness incurred on behalf of, or Guarantees of Indebtedness of, any Joint Ventures; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this Section 6.01(b)(27) and together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(27), shall not exceed, at the time of the incurrence thereof and after giving pro forma effect thereto, the greater of (x) $60.8 million and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(28) Unsecured Capitalized Leases;

(29) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(30) Indebtedness of Holdings or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring or related transactions;

(31) [reserved];

(32) [reserved]; and

(33) Incremental Equivalent Debt.

Holdings may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and Preferred Stock, permitted by this Section 6.01 (including, to the extent permitted by this Section 6.01, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 6.01, at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, are promptly deposited with the applicable trustee to satisfy and discharge the applicable indenture in accordance with such debt securities.

For purposes of determining compliance with this Section 6.01:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Sections 6.01(b)(1) through (33) hereof or is entitled to be incurred pursuant to Section 6.01(a) hereof, the Borrower, in its sole discretion, shall allocate, classify and reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.01 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one of the above clauses or subsections; provided that (W) all Indebtedness outstanding under this Agreement on the Effective Date after giving effect to the Transactions shall be treated as incurred under Section 6.01(b)(1)(X) hereof, (X) all Indebtedness represented by the ABL Credit Agreement on the Effective Date (including any guarantee thereof) after giving effect to the Transactions shall be treated as incurred under Section 6.01(b)(1)(Y) and may not be reclassified and (Y) all Indebtedness represented by the Senior Secured Notes incurred on the Effective Date (including any guarantee thereof) after giving effect to the Transactions shall be treated as incurred under Section 6.01(b)(2) hereof; and

(2) the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any subsection of this Section 6.01 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, or a financial ratio under Section 6.01(a) hereof is being Refinanced under Section 6.01(a) hereof and such Refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such Refinancing shall nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock shall be deemed to have been incurred, and permitted to be incurred, under such Section 6.01(a) hereof so long as the principal amount of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being Refinanced plus amounts permitted by the next sentence.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated by the Borrower based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness or the liquidation preference of such Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or such Preferred Stock being Refinanced, plus the aggregate amount of premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such Refinancing.

Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness or the liquidation preference of any Disqualified Stock or Preferred Stock incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, shall be calculated by the Borrower based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such Refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by sufficient collateral or issued or guaranteed by other obligors.

Section 6.02 Limitation on Liens. Holdings shall not, and shall not permit any Guarantor (except any Holdco Guarantors) to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness, on any asset or property of Holdings or any Guarantor (except any Holdco Guarantors) unless:

(1) in the case of Initial Liens on any Collateral, such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Obligations; and

(2) in the case of any Initial Lien on any asset or property that is not Collateral, the Secured Obligations are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Secured Parties pursuant to this Section 6.02 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Secured Obligations. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, Holdings, the Borrower or any Subsidiary Loan Party, as applicable, may, at its option and without consent from any Secured Party, elect to release and discharge any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.03 Limitation on Fundamental Changes. Holdings will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary (other than the Borrower) either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.08 or pursuant to the definition of “Permitted Investments”;

(b) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary or Holdings; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.08 or pursuant to the definition of “Permitted Investments” or (C) to the extent constituting a disposition to a Restricted Subsidiary that is not a Loan Party, any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.08 or pursuant to the definition of “Permitted Investments”;

(d) the Borrower or Holdings may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”) or Holdings, as applicable (any such Person, the “Successor Holdings”):

(1) the Successor Borrower or Successor Holdings, as applicable, shall be an entity organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof;

(2) the Successor Borrower or Successor Holdings shall expressly assume all the obligations of the Borrower or Holdings, as applicable under this Agreement and the other Loan Documents to which the Borrower or Holdings, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent;

(3) each Loan Party other than the Borrower or Holdings, as applicable, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s or Successor Holdings’ obligations under this Agreement; and

(4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement;

provided further, that (x) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower or Successor Holdings, as applicable, will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further, that the Borrower agrees to provide any documentation and other information about the Successor Borrower or Successor Holdings, as applicable, as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(e) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.08 or pursuant to the definition of “Permitted Investments”;

(f) the Borrower and the Restricted Subsidiaries may consummate the Transactions;

(g) any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a disposition permitted pursuant to Section 6.05;

(h) any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permissible; and

(i) Holdings and the Restricted Subsidiaries may undertake or consummate IPO Reorganization Transactions and Permitted Tax Restructurings.

For the avoidance of doubt, any disposition by Holdings or any Restricted Subsidiary (other than a disposition of all or substantially all of the assets of Holdings or such Restricted Subsidiaries, taken as a whole) shall not be governed by this Section 6.03 and shall instead be subject to Section 6.05.

Section 6.04 [Reserved].

Section 6.05 Limitation on Asset Sales.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sales) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap or any Asset Sale (or series of related Asset Sales) have a Fair Market Value less than the $60.8 million and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at least 75% of the consideration (as determined at the time of contractually agreeing to such Asset Sale) for such Asset Sale or series of related Asset Sales received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) the greater of the principal amount and the carrying value of any liabilities (in the case of carrying value, as reflected on the Tailored Brands’ most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Tailored Brands’ consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans or the Guarantee of the Loans, that are assumed or otherwise forgiven or discharged by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale);

(b) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents or by their terms are required to be satisfied by cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(d) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Effective Date from Persons who are not Holdings, the Borrower or any Restricted Subsidiary; and

(e) any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (with the Fair Market Value of such item of Designated Non-Cash Consideration being measured at the time of contractually agreeing to the related Asset Sale), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $162.0 million and (y) 40.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of contractually agreeing to such Asset Sale;

shall, in each case, for purposes of this Section 6.05(a)(2), be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after the Holdings’ or any Restricted Subsidiary’s receipt of any Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), Holdings or such Restricted Subsidiary shall apply an amount equal to the Net Proceeds from such Asset Sale:

(1) (x) to prepay Loans or Indebtedness in accordance with Section 2.09(b) or (y) to the extent not required to prepay Loans or Indebtedness pursuant to Section 2.09(b), to be retained by Holdings and/or Restricted Subsidiaries; or

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets (other than Capital Stock), in the case of each of Sections 6.05(b)(2)(a), (b) and (c) hereof, either (i) that is used or useful in a Similar Business or (ii) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of this Section 6.05(b)(2), a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as Holdings or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before such Net Proceeds are applied in connection therewith, then such Net Proceeds shall be subject to the prepayment requirements set forth in Section 6.05(b)(1) above; or

(3) any combination of the foregoing.

Pending the final application of any Net Proceeds pursuant to this Section 6.05, Holdings or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement. Holdings or any Restricted Subsidiary, as the case may be, may elect to invest in Holdings and its Subsidiaries prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Sale.

Notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make any Asset Sale pursuant to this Section 6.05 or make any sale, transfer or other disposition pursuant to an exclusion from the definition of “Asset Sale” consisting of the Principal Brands or any Material Intellectual Property to any Restricted Subsidiary that is not the Borrower or a Guarantor or to an Unrestricted Subsidiary, except for granting any Restricted Subsidiary that is not a Loan Party or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business unless such sale or transfer is for a bona fide business purpose (as determined by the Borrower in good faith).

Section 6.06 Holdings Covenant.

(a) The Holdco Guarantors will not conduct, transact or otherwise engage in any business or operations, or own any Equity Interests of any Person, other than:

(1) (a) with respect to Tailored Brands, its ownership of the Equity Interests of New TMW Midco LLC, (b) with respect to New TMW Midco LLC, its ownership of the Equity Interests of Holdings and (c) the ownership and/or acquisition of the Equity Interests of any subsidiary of such Holdco Guarantor that is a direct or indirect parent of Holdings formed in contemplation of a Qualifying IPO;

(2) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(3) participating in tax, accounting and other administrative matters as a member of the consolidated group of Tailored Brands, Holdco Guarantors and/or Holdings or any of their respective Subsidiaries;

(4) the performance of its obligations under and in connection with the Loan Documents, the ABL Loan Documents, the Senior Secured Note Documents, the Transactions and the other agreements contemplated hereby and thereby;

(5) Guarantees of Indebtedness of Holdings and its Restricted Subsidiaries permitted hereunder and engaging in other financing activities, including (A) any public offering of its common stock or any other issuance or registration of its (or its direct or indirect parent’s) Equity Interests for sale or resale, including the costs, fees and expenses related thereto, including the formation of one or more “shell” companies to facilitate any such offering or issuance, (B) payment of dividends, making contributions to the capital of its Restricted Subsidiaries and guaranteeing the obligations of the Borrower and its Restricted Subsidiaries to the extent such obligations of the Borrower and its Restricted Subsidiaries are otherwise permitted hereunder and (C) the incurrence of any Indebtedness (x) owing to Holdings or any Subsidiary to the extent resulting from an Investment permitted by Section 6.08 or pursuant to the definition of “Permitted Investments” and (y) (other than Indebtedness for borrowed money (including notes, bonds, debentures and similar instruments)) of the type permitted by Section 6.01(b)(5), (6), (10), (11), (21), (22) and (27);

(6) the incurrence of Liens consisting of (i) the Liens created under the Loan Documents and, subject to an Intercreditor Agreement, the collateral documents relating to the ABL Facility, the Senior Secured Notes and any other Indebtedness secured on a senior, pari passu or junior basis with the Secured Obligations, in each case, to which it is a party and is not otherwise prohibited from being incurred hereunder, (ii) Permitted Liens on the Collateral that are secured on a senior, pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (v) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02, provided that any such Liens shall be subject to an Intercreditor Agreement, and (iii) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money);

(7) activities as necessary to consummate, or incidental to the consummation of, any Permitted Acquisition or any other Investment permitted hereunder;

(8) making other payments or Restricted Payments, including with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 6.08;

(9) holding any cash, Cash Equivalents or property received in connection with Restricted Payments made by Holdings or any of its Restricted Subsidiaries in accordance with Section 6.08 pending application thereof by any Holdco Guarantor;

(10) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes;

(11) [reserved];

(12) providing indemnification to officers and directors;

(13) activities incidental to the consummation of the Transactions;

(14) IPO Reorganization Transactions and Permitted Tax Restructurings; and

(15) activities incidental to the businesses or activities described in clauses (1) to (14) of this paragraph.

(b) Each Holdco Guarantor may merge, amalgamate or consolidate with any other Person (other than the Borrower or any Subsidiary of the Borrower), so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that

(1) such Holdco Guarantor shall be the continuing or surviving Person or

(2) if the Person formed by or surviving any such merger, amalgamation or consolidation is not such Holdco Guarantor or is a Person into which such Holdco Guarantor has been liquidated (any such Person, the “Successor Holdco”):

(A) the Successor Holdco shall expressly assume all the obligations of such Holdco Guarantor under this Agreement and the other Loan Documents to which such Holdco Guarantor is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent;

(B) each Loan Party other than such Holdco Guarantor unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdco’s obligations under this Agreement;

(C) (x) if such Successor Holdco is successor to Tailored Brands, such Successor Holdco shall, immediately following such merger, amalgamation or consolidation, directly own New TMW Midco, LLC and directly or indirectly own Holdings and the Borrower or (y) if such Successor Holdco is successor to New TMW Midco, LLC, such Successor Holdco shall, immediately following such merger, amalgamation or consolidation, directly own Holdings and directly or indirectly own the Borrower;

(D) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; and

(E) the Successor Holdco shall be an entity organized or existing under either (x) the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof or (y) another jurisdiction reasonably satisfactory to the Administrative Agent and, in the case of clause (y), the Collateral and Guarantee Requirement shall be satisfied;

provided further, that if the foregoing requirements are satisfied, the Successor Holdco will succeed to, and be substituted for, such Parent Guarantor under this Agreement and the other Loan Documents; provided further, that the Borrower agrees to provide any documentation and other information about the Successor Holdco as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act.

Section 6.07 Negative Pledge. Holdings will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document and/or ABL Loan Document, (iii) the Senior Secured Note Documents, (iv) [reserved], (v) any documentation governing Incremental Equivalent Debt, (vi) any documentation governing Credit Agreement Refinancing Indebtedness, (vii) any documentation governing Indebtedness incurred pursuant to Section 6.01(a) or (b)(1) or any other Indebtedness incurred pursuant to Section 6.01 that is subject to an Intercreditor Agreement and (viii) any documentation governing any Refinancing Indebtedness incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above;

(b) restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness (including Refinancing Indebtedness in respect thereof) permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(i) restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted by Section 6.02 and applicable solely to such Joint Venture and Equity Interests issued thereby; and

(k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations; and

(l) [reserved].

Section 6.08 Limitation on Restricted Payments.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments or distributions by Holdings or the Borrower payable solely in Equity Interests (other than Disqualified Stock) of Holdings or the Borrower, as applicable; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a wholly-owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share (taking into account any Preferred Stock) of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; or

(c) dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is guaranteed by Holdings or any Restricted Subsidiary;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by a Person other than Holdings or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party, other than:

(a) Indebtedness permitted to be incurred or issued under Sections 6.01(b)(7), (8) and (9) hereof;

(b) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(IV) make any Restricted Investment (the payments and other actions set forth in clause (III) (other than the exceptions thereto in such clause (III)) above being collectively referred to as “Restricted Debt Payments” and all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto in such clauses (I) and (III) above) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) to the extent any Restricted Payment made in reliance on clause (3)(a) below, no Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(2) to the extent any Restricted Payment made in reliance on clause (3)(a) below, the Total Leverage Ratio of Tailored Brands for the Test Period immediately after giving effect, on a Pro Forma Basis, to such Restricted Payment would be equal to or less than 2.70:1.00 ; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Effective Date which have not been returned, unwound or rescinded (including Restricted Payments permitted by Sections 6.08(b)(1) and (b)(6)(c) hereof, but excluding all other Restricted Payments permitted by Section 6.08(b) hereof), is less than the sum of (without duplication) (the sum or the amounts attributable to clauses (a) through (f) below is referred to herein as the “Available Amount”):

(a) 50% of the Consolidated Net Income of Tailored Brands (including any predecessor of Tailored Brands) for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of Tailored Brands during which the Effective Date occurs to the end of the most recently ended fiscal quarter of Tailored Brands for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount in this clause (a) may not be less than zero); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Holdings and its Restricted Subsidiaries since immediately after the Effective Date (other than to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.01(b)(12)(a) hereof) from the issue or sale of:

(i)(A) Equity Interests of Holdings or the Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, managers or consultants of the Borrower, any Parent Entity and the Borrower’s Subsidiaries, after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.08(b)(4) hereof; or

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds and/or the Fair Market Value of marketable securities or other property are actually contributed to Holdings or the Borrower, Equity Interests of Parent Entities (other than Holdings) (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.08(b)(4) hereof); or

(ii) Indebtedness of Holdings or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or any Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 6.08(b)(2)(b) or (6)(c) hereof, (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (Y) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of Holdings or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of Holdings or a Restricted Subsidiary contributed to Holdings or a Restricted Subsidiary for cancellation), or that becomes part of the capital of Holdings or a Restricted Subsidiary through consolidation, amalgamation or merger after the Effective Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.01(b)(12)(a) hereof, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by Holdings or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on, Restricted Investments made by Holdings or its Restricted Subsidiaries (including repurchases and redemptions of such Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees which constitute Restricted Investments made by Holdings or its Restricted Subsidiaries, in each case, after the Effective Date;

(ii) the issuance, sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution from, an Unrestricted Subsidiary after the Effective Date (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment made after the Effective Date); or

(iii) any returns, profits, distribution and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary after the Effective Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, amalgamation, consolidation or transfer other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment made after the Effective Date, but including any amounts in excess of the original amount of such Permitted Investment; plus

(f) the greater of (x) $40.5 million and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; plus

(g) the aggregate amount of any Retained Declined Proceeds since the Effective Date.

(b) The foregoing provisions of Section 6.08(a) shall not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Agreement (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2)(a) the redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings or any Restricted Subsidiary, or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any Parent Entity that is made within 90 days of such sale to the extent, in the case of an issuance or sale by a Parent Entity, such amount was contributed to Holdings or the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Holdings or a Restricted Subsidiary) of the Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 6.08(b)(6) hereof, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, discharge, exchange, redemption, defeasance, purchase, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of a Loan Party made in exchange for, or out of the proceeds received from a sale made within 90 days of, Refinancing Indebtedness or Disqualified Stock of a Loan Party or (ii) Disqualified Stock of a Loan Party made in exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of a Loan Party, that, in each case, is incurred in compliance with Section 6.01 hereof;

(4) a Restricted Payment to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity held by any future, present or former employee, director, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrower, any of its Subsidiaries or any Parent Entity pursuant to any management, director and/or employee equity plan or equity stock option plan, stock appreciation rights plan or any other management, director and/or employee benefit plan or agreement, or any equity subscription or equityholder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Borrower or any Parent Entity in connection with such repurchase, retirement or other acquisition); provided, however, that the aggregate Restricted Payments made under this Section 6.08(b)(4) do not exceed in any calendar year the greater of (x) $40.5 million and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years so long as the aggregate Restricted Payments in any calendar year does not exceed the greater of $81.0 million and 20% of Consolidated EBITDA); provided, further, that following the consummation of the initial public offering of the Borrower’s common stock or the common stock of any Parent Entity after the Effective Date, other than any public sale constituting an Excluded Contribution, such amount shall increase to the greater of (x) $81.0 million and (y) 20% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years so long as the aggregate Restricted Payments in any calendar year does not exceed the greater of $162.0 million and 40% of Consolidated EBITDA); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower and, to the extent contributed to Holdings or the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Entity (other than Holdings), in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.08(a)(IV)(3) hereof; plus

(b) the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries (or any Parent Entity (other than Holdings) to the extent contributed to Holdings or the Borrower) after the Effective Date; plus

(c) the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of any direct or indirect Parent Entity, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year of Tailored Brands; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in Sections 6.08(b)(4)(a), (b) and (c) hereof;

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by Sections 6.08(b)(4)(a), (b) and (c) hereof in any calendar year;

and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrower, any Parent Entity or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Entity shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.08 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary, in each case, issued in accordance with Section 6.01 hereof;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings or any of its Restricted Subsidiaries after the Effective Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by Holdings or its Restricted Subsidiaries from the sale of such Designated Preferred Stock;

(b) the declaration and payment of dividends to any Parent Entity, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Effective Date; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.08(b)(2) hereof;

(7) Restricted Payments by any Restricted Subsidiary to the Borrower or any Parent Entity to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(8) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise of Equity Interests by, or vesting of any Equity Interests or any other equity award (including in connection with the Transactions) held by, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrower, any of its Subsidiaries or any Parent Entity or repurchases or withholdings of Equity Interests deemed to occur upon exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity awards;

(9) (a) the declaration and payment of dividends on Holdings’ or the Borrower’s common stock (or the payment of dividends to any Parent Entity to fund a payment of dividends on such company’s common stock) or the redemption, purchase, repurchase, defeasance or other acquisition or retirement of any Equity Interests of Holdings or the Borrower, following consummation of the first public offering of the Borrower’s common stock or the common stock of any Parent Entity after the Effective Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to Holdings or the Borrower in or from the initial public offering of the Borrower’s common stock or the common stock of any Parent Entity, other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization, or (b) in lieu of all or a portion of the dividends permitted by sub-clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Holdings’ or the Borrower’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by sub-clause (a), does not exceed the amount contemplated by sub-clause (a);

(10) any Restricted Payment; provided that on a Pro Forma Basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, (A) the Total Leverage Ratio of Tailored Brands for the Test Period would be equal to or less than 1.70:1.00 and (B) there is no continuing Specified Event of Default;

(11) Restricted Payments (i) in an amount that does not exceed the amount of Excluded Contributions received since the Effective Date and (ii) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(12) other Restricted Payments at any one time outstanding in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.08(b)(12) not to exceed the greater of (x) $50.6 million and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment; provided that (A) if this Section 6.08(b)(12) is utilized to make a Restricted Investment, the amount counted against the basket shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (B) on a Pro Forma Basis after giving effect to such Restricted Payment, there is no continuing Specified Event of Default;

(13) [reserved];

(14) any Restricted Payment (A) made in connection with or in order to consummate the Transactions and the fees and expenses related thereto, including, without limitation, a distribution in an aggregate amount of up to $920.0 million to holders of Equity Interests of Tailored Brands on or about the Effective Date or (B) used to fund amounts owed to Affiliates (including dividends or distributions to any Parent Entity to permit payment by such Parent Entity of such amount) to the extent permitted by Section 6.09(b) hereof (other than Section 6.09(b)(2) and (15) hereof);

(15) [reserved];

(16) the declaration and payment of dividends or distributions by Holdings to, or the making of loans to, any other Parent Entity in aggregate amounts not to exceed the aggregate amount required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its organizational existence or good standing under applicable law;

(b) (1) for any taxable period for which Holdings and/or any of its Subsidiaries is a member or disregarded entity of a consolidated, combined, affiliated, unitary or similar tax group for United States federal and/or applicable state, local, provincial, territorial or foreign income tax (or any similar tax imposed in lieu of an income tax) purposes in respect of which a direct or indirect parent of Holdings is the common parent or an applicable taxpayer (a “Tax Group”), any United States federal, state, local, provincial, territorial or foreign income or similar taxes (as applicable) of such Tax Group for such taxable period that are attributable to Holdings and/or its Subsidiaries, and (2) for any taxable period in which Holdings is treated as a partnership, pass-through or disregarded entity for United States federal and/or applicable state, local, provincial, territorial or foreign income tax (or any similar tax imposed in lieu of an income tax) purposes, any United States federal, state, local, provincial, territorial or foreign income taxes (or any similar tax imposed in lieu of an income tax) (any such taxes, the “Tax Amount”) of any direct or indirect equity owner of Holdings for such taxable period that are attributable to Holdings and/or its Subsidiaries; provided that the Tax Amount shall be calculated assuming the highest combined marginal federal, state and/or local income tax rate applicable to any direct or indirect equity owner of Holdings; and provided further, that Restricted Payments under this clause (b) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Holdings or its Restricted Subsidiaries;

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors and managers and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, including the Borrower’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;

(d) general corporate, organizational, operating, administrative, compliance, overhead and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and, following the first public offering of the common stock of any Parent Entity after the Effective Date, listing fees and other costs and expenses attributable to being a public company, of any Parent Entity;

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful) of such Parent Entity; provided that any such transaction was, in the good faith judgment of the Borrower, intended to be for the benefit of the Borrower;

(f) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Entity and any dividend, split or combination thereof;

(g) amounts that would be permitted to be paid by Holdings or the Borrower under Sections 6.09(b)(3), (8), (9) and (12) hereof (but, in the case of Section 6.09(b)(12) hereof, only in respect of indemnities and expenses); provided that the amount of any dividend or distribution under this Section 6.08(b)(16)(g) to permit such payment shall (x) reduce Consolidated Net Income of Tailored Brands to the extent, if any, that such payment would have reduced Consolidated Net Income of Tailored Brands if such payment had been made directly by Holdings or any of its Restricted Subsidiaries and (y) increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated EBITDA to the extent, if any, that Consolidated Net Income is reduced under this Section 6.08(b)(16)(g) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) Consolidated EBITDA if such payment had been made directly by Holdings and its Restricted Subsidiaries, in each case, in the period such payment is made; and

(h) any Restricted Payments permitted by clause Section 6.08(b)(4) or (14) hereof;

(17) the purchase, repurchase, redemption or other acquisition or retirement of Equity Interests of the Borrower or a Restricted Subsidiary or any Parent Entity deemed to occur in connection with (a) paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or a Restricted Subsidiary or any Parent Entity, in each case, permitted under this Agreement and (b) cash payments made in accordance with any conversion request by a holder of securities convertible into or exchangeable for Equity Interests of the Borrower or any Restricted Subsidiary or any Parent Entity;

(18) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), or Indebtedness owed to Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(19) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.03 hereof;

(20) [reserved];

(21) any Restricted Payment made in connection with IPO Reorganization Transactions;

(22) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(23) [reserved];

(24) any Restricted Payment made in connection with a Permitted Tax Restructuring or related transactions; and

(25) any Restricted Debt Payment; provided that on a Pro Forma Basis after giving effect to any such any prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness (A) the Total Leverage Ratio of Tailored Brands for the Test Period would be equal to or less than 1.70:1.00 and (B) there is no continuing Specified Event of Default; and

(26) Restricted Payments made in connection with or in order to consummate the Transactions and pay fees and expenses related thereto.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the LCT Test Date, in the case of a Limited Condition Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Holdings or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

As of the Effective Date, all of Holdings’ Subsidiaries shall be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment or Permitted Investments in such amount would be permitted at such time, whether pursuant to this Section 6.08 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement. Notwithstanding this Section 6.08 or the definition of “Permitted Investments”, no Loan Party may make any Restricted Payments or Investments pursuant to this Section 6.08 or the definition of “Permitted Investments” consisting of (A) any Principal Brand or (B) any Material Intellectual Property in any Restricted Subsidiary that is not the Borrower or a Guarantor or in an Unrestricted Subsidiary, except for granting any Restricted Subsidiary that is not a Loan Party a non-exclusive license in such Intellectual Property in the ordinary course of business.

If Holdings or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Borrower be permitted under the provisions of the Agreement, such Restricted Payment shall be deemed to have been made in compliance with the Agreement notwithstanding any subsequent adjustments made in good faith to Tailored Brands’ financial statements affecting Consolidated Net Income or Consolidated EBITDA of Tailored Brands for any period.

For the avoidance of doubt, this Section 6.08 shall not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of Holdings or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement.

For purposes of determining compliance with this Section 6.08, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of Sections 6.08(b)(1) through (26) hereof or is entitled to be made pursuant to Section 6.08(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such Sections 6.08(b)(1) through (26) and Section 6.08(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 6.08.

Section 6.09 Limitation on Transactions with Affiliates.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $40.5 million and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2) Holdings delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $60.8 million and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, a resolution adopted by the majority of the Board of Directors of the Borrower (or any Parent Entity of the Borrower) approving such Affiliate Transaction and set forth in a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with Section 6.09(a)(1) hereof.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Borrower (or relevant Parent Entity of the Borrower), if any.

(b) The provisions of Section 6.09(a) hereof shall not apply to the following:

(1) (a) transactions between or among Holdings and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of Holdings or the Borrower with or into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings or any Restricted Subsidiary and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement;

(2) Restricted Payments permitted by Section 6.08 hereof and the definition of “Permitted Investments”;

(3) (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and related expenses (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) to the Investors pursuant to the management and monitoring agreement (or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Borrower (or any Parent Entity of the Borrower), to the Borrower when taken as a whole, as compared to the management and monitoring agreement as in effect immediately prior to such amendment or replacement), (b) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, each case approved by, or pursuant to arrangements approved by, the Board of Directors of the Borrower; and (c) payments by Holdings or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Borrower (or any Parent Entity of the Borrower);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity or any Restricted Subsidiary;

(5) transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, taken as a whole, to Holdings or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6) any agreement or arrangement as in effect as of the Effective Date (other than any agreement or arrangement of the type described in Section 6.09(b)(3) hereof), or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the judgment of the Board of Directors of the Borrower (or any Parent Entity of the Borrower) to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date);

(7) (a) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Effective Date or entered into in connection with the Transactions and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this Section 6.09(b)(7)(a) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the judgment of the Board of Directors or the senior management of the Borrower (or any Parent Entity of the Borrower) to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date or entered into in connection with the Transactions and (b) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Borrower or any Parent Entity thereof pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case, in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to Holdings and its Restricted Subsidiaries, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower and the granting and performance of customary registration rights;

(11) transactions in connection with Qualified Securitization Financings;

(12) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrower, any Parent Entity or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) which, in each case, are approved by the Board of Directors of the Borrower (or any Parent Entity of the Borrower);

(13) (A) investments by Affiliates in securities or loans of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being generally offered to other investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities or loans of Holdings or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than Holdings and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(14) [reserved];

(15) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(16) payments by the Borrower (and any Parent Entity) and its Subsidiaries pursuant to tax sharing or receivables agreements among the Borrower (and any Parent Entity) and its Subsidiaries; provided that the amount payable by Holdings and its Restricted Subsidiaries pursuant to such agreements in any fiscal year of Tailored Brands shall not exceed the amount that they would have been required to pay in respect of such taxes for such fiscal year on a standalone basis;

(17) any lease entered into between Holdings or any Restricted Subsidiary, on the one hand, and any Affiliate of Holdings, on the other hand, which is approved by the Board of Directors of the Borrower (or any Parent Entity of the Borrower) or is entered into in the ordinary course of business;

(18) intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(19) transactions between Holdings or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Borrower or any Parent Entity;

(20) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(21) payments to and from, and transactions with, any Joint Ventures or Unrestricted Subsidiary entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(22) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(23) Permitted Tax Restructurings and related transactions; and

(24) transactions (i) with any Holdco Guarantor in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 6.01 or (B) any agreement, document or instrument governing or relating to any Permitted Acquisition (whether or not consummated) and (ii) with any Affiliate in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder.

Section 6.10 Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan without the prior written consent of the Administrative Agent or (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to any Canadian Defined Benefit Plan without the prior written consent of the Administrative Agent.

Article VII
EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee payable under any Loan Document, when and as the same shall become due and payable hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(d) Holdings, the Holdco Guarantors, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.10 or in Article VI (other than Section 6.09);

(e) Holdings, the Holdco Guarantors, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) any Loan Party shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness of a Loan Party, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness of a Loan Party becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness of a Loan Party or any trustee or agent on its or their behalf to cause any Material Indebtedness of a Loan Party to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) Indebtedness held by the Borrower, any Restricted Subsidiary or any Affiliate of the foregoing, or (iv) any event or condition that is remedied, cured or waived by the applicable holders of such Indebtedness prior to the termination of the Commitments and acceleration of the Loans permitted pursuant to this Section 7.01; provided, further, that a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Holdco Guarantor, the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including any applicable corporations legislation to the extent that the relief sought under such legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Holdco Guarantor, the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Holdco Guarantor, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including any applicable corporations legislation to the extent that the relief sought under such legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment and has not denied its obligation or (ii) other applicable indemnity) shall be rendered against a Loan Party and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(k) any Lien purported to be created under any Security Document (to the extent not remedied for a period of ten (10) Business Days in respect of a default under clause (x) only) (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents or as a result of any other transaction permitted by the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iii) as a result of acts or omissions of the Administrative Agent or any Lender;

(l) any material provision of any Loan Document governing any material portion of the Collateral or any Guarantee of the Loan Document Obligations (in each case, when taken as a whole) shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(m) any Guarantees of the Loan Document Obligations by Holdings or a Subsidiary Loan Party that constitutes a Material Subsidiary pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(n) a Change of Control shall occur; or

(o) an ERISA Event or Canadian Pension Termination Event shall have occurred that, when taken together with all other ERISA Events and Canadian Pension Termination Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event (with respect to clauses (c), (d) (other than an Event of Default with respect to Section 5.02(a) or Section 5.04 (with respect to the existence of the Borrower)), (e), (j) and (n) of this Section 7.01, at any time up to two years following the first notice to the Administrative Agent and Lenders of such event pursuant to a press release, a filing with the SEC or a posting to the applicable Intralinks, SyndTrak Online, Debtdomain or similar electronic site for the Facilities, provided that such two year limitation shall not apply if the Administrative Agent has commenced any remedial action (whether as set forth in this paragraph or as otherwise set forth in the Loan Documents) in respect of any such Event of Default), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) subject to the last paragraph of Section 1.08(a), terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) subject to the last paragraph of Section 1.08(a), declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and its Restricted Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

With respect to whether any Default and/or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. Notwithstanding anything to the contrary, if any Default and/or Event of Default occurs (a) due to a failure by Holdings or any of its Subsidiaries to take any action (including taking any action by a specified time), Holdings or such subsidiary takes such action or (b) due to the taking of any action by Holdings or any of its Subsidiaries that is not then permitted by the terms of this Agreement or any other Loan Document, such Default and/or Event of Default shall be deemed to be cured on the earlier to occur of (i) the date such action would be permitted by the terms of this Agreement or the Loan Documents or pursuant to an applicable amendment or waiver thereto permitting such action, or otherwise and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including after giving effect to any amendments or waivers); provided that any Default or Event of Default resulting from the failure to deliver a notice of Default or Event of Default shall cease to exist and be cured in all respects upon subsequent delivery of such notice or if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured unless Holdings or such Subsidiary has actual knowledge of such failure to provide such notice of a Default or Event of Default at the time that it intentionally failed to timely deliver such notice. If any Default or Event of Default occurs that is subsequently cured in accordance with the immediately preceding sentence (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of (or the failure to take) any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. Any court of competent jurisdiction may (x) extend or stay any grace or cure period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

Section 7.02 Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations, shall be applied, subject to the provisions of any applicable Intercreditor Agreements, by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith, until the same have been prepaid in full;

(b) Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, pro rata until the same has been prepaid in full;

(c) Third, to interest then due and payable on the Loans and any fees, premiums and scheduled periodic payments due under Secured Cash Management Obligations and Secured Swap Obligations, pro rata until the same has been prepaid in full;

(d) Fourth, to the principal balance of the Loans outstanding and any breakage, termination or other payments under Secured Cash Management Obligations and Secured Swap Obligations, pro rata, until the same has been prepaid in full;

(e) Fifth, to all other Secured Obligations pro rata until the same has been prepaid in full; and

(f) Sixth, the balance, if any, as required by the Intercreditor Agreement(s) or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

Amounts distributed with respect to any Secured Cash Management Obligations and Secured Swap Obligations shall be the lesser of the maximum Secured Cash Management Obligations and Secured Swap Obligations under the applicable facility last reported to the Administrative Agent or the actual Secured Cash Management Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Cash Management Obligations and Secured Swap Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fifth of this Section 7.02, the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 7.02 is subject to the provisions of the Intercreditor Agreements.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.

Article VIII
THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Goldman Sachs to serve as Administrative Agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Further, the Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Person to whom any Secured Cash Management Obligations are owed or a counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Loan Document Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents, trustees and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent shall be entitled to the benefits of all provisions of this Article VIII (including paragraph 13 hereof) and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral, or the existence, value or sufficiency of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank and (b) approved by the Borrower (unless a Specified Event of Default has occurred and is continuing) (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided, that if no such successor shall have been appointed (and shall have accepted such appointment) within 45 days after the retiring Administrative Agent gives notice of its resignation, such resignation shall nevertheless become effective, and the Resignation Effective Date shall occur on such date. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent that has accepted such appointment, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

For greater certainty, and without limiting the powers of the Collateral Agent under this Agreement or under any of the other Loan Documents, for the purposes of holding any hypothec granted by any Loan Party pursuant to the laws of the Province of Quebec, each Lender (including in respect of any Secured Cash Management Obligations and Secured Swap Obligations) hereby irrevocably appoints and authorizes the Collateral Agent to act as the hypothecary representative (in such capacity, the “Hypothecary Representative”) of the Secured Parties, as contemplated under Article 2692 of the Civil Code of Quebec. The Hypothecary Representative shall (i) have exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Hypothecary Representative pursuant to any hypothec, (ii) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, mutatis mutandis, including without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, (iii) be entitled to delegate from time to time any of its powers or duties under any hypothec, on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Hypothecary Representative as the hypothecary representative and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Hypothecary Representative in such capacity. The substitution of the Collateral Agent pursuant to the provisions hereto or any other Loan Document also constitute the substitution of the Hypothecary Representative; without any further agreement, act or formality (subject to, prior to the successor hypothecary representative exercising the rights relating to the hypothec created under any deed of hypothec (including the Quebec Security Documents), the publication by registration of a notice of replacement in the applicable registers in accordance with the terms of Article 2692 of the Civil Code of Quebec). Notwithstanding Section 9.09 or any provision of any other Loan Document, this Article VIII is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Quebec.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender and each other Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, no Lead Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Each Secured Party hereby appoints the Administrative Agent to act as its agent under and in connection with the relevant Security Documents and acknowledges that the Administrative Agent is the beneficiary of the security interests granted thereunder and the Administrative Agent will accept such grants of security interests under the relevant Security Documents on its behalf and will enter into the relevant Security Documents as secured party, lienholder or pledgee in its own name.

Article IX
MISCELLANEOUS

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be irrevocable and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or other electronic transmission, as follows:

(a) If to the Borrower or any other Loan Party, to The Men’s Warehouse, LLC, 6380 Rogerdale Road, Houston, TX 77072, Attn: Mike Baughn, Staci Watkins or Responsible Officer (Email: [***] and [***]) with a copy to Simpson Thacher & Bartlett LLP 900 G Street NW, Washington, DC 20001, Attn: [***] (Phone: [***], Email: [***]);

(b) If to the Administrative Agent and Collateral Agent, to:

Goldman Sachs Bank USA

2001 Ross Ave, 37th Floor

Dallas, TX 75201

Attention: [***]

Telephone: [***]

Email: [***] with a copy to: [***]

(c) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Holdings and the Borrower may change their address or email for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address or email for notices and other communications hereunder by notice to Holdings and the Borrower and the Lenders may change their address or email for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Notwithstanding anything herein or in any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower (which notice shall be effective upon acknowledgement of receipt thereof by the Borrower). Nothing in this paragraph shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below), provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon (other than to waive any Default or Event of Default or any obligations of the Borrower to pay interest at the default rate of interest under Section 2.11(c) which shall not constitute a reduction or forgiveness of interest payments) or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof or the waiver or amendment of the “MFN” provisions shall not constitute a reduction of principal, interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.11(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.08 or the applicable Refinancing Amendment or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender) (except as expressly provided in the Loan Documents), (viii) change any of the provisions of Section 7.02 without the written consent of each Lender (other than a Defaulting Lender) directly and adversely affected thereby or (ix) expressly subordinate the Loans in right of payment to any other Indebtedness for borrowed money incurred by any Loan Party or expressly subordinate the Lien on the Collateral securing the Loans to any other Lien on the Collateral securing any other Indebtedness for borrowed money incurred by any Loan Party without the written consent of each Lender, in each case, except to the extent such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any applicable priming indebtedness permitted to be issued as a result of such amendment or waiver on the same terms, which offer shall remain open to each Lender for a period of not less than three (3) Business Days; provided, however, that (1) if any such Lender does not accept an offer to provide its pro rata share of such priming indebtedness within the time specified for acceptance of such offer being made, such Lender shall be deemed to have declined such offer and (2) any subordination permitted by the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement and any other applicable Customary Intercreditor Agreement, Section 9.14 or any other provision in this Agreement or any other Loan Document shall not be restricted by this clause (ix); provided further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) [reserved], (C) [reserved], (D) the Administrative Agent may, from time to time on and after the Effective Date, without any further consent of any Lender or counterparty to any Secured Cash Management Obligation or Secured Swap Obligation, enter into amendments to, amendments and restatements of, and/or replacements of, any Intercreditor Agreement, and enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case in order to effect the first-priority Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be junior priority Liens or other Liens that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens, (E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent without any further consent of any Lender to cure any ambiguity, omission, mistake, error, defect or inconsistency, (F) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by Holdings, the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (G) only the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to making Revolving Loans, (H) the Fee Letter may be waived, amended or modified solely with the consent of the parties thereto and (I) only the consent of each of the Revolving Lenders affected (but without the consent of other Lenders, including the Required Lenders or Required Revolving Lenders) shall be required to amend, waive or otherwise modify any provision of the paragraph immediately succeeding the table in the definition of “Applicable Rate” or “Commitment Fee Rate” in Section 1.01 with respect to such Lender. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, provided that such credit facilities shall rank pari passu or junior in terms of both priority of Liens on Collateral securing, and right of payment with, the Secured Obligations, and (ii) to include appropriately the Lenders holding such credit facilities on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Holdings, the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or any other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders or Required Revolving Lenders, as applicable, to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Administrative Agent shall have consented to such assignment to the extent required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time (i) a Defaulting Lender or (ii) a Disqualified Lender, shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders or Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Revolving Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Revolving Commitments or Revolving Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(f) Notwithstanding anything to the contrary contained in this Section 9.02, the Guarantee, the Security Documents and related documents executed by Holdings, the Borrower or its Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guarantee, Security Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

(g) [Reserved].

(h) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but subject to clause (vi) below)) (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without the consent of the Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index and (vi) in connection with any such amendment, waiver, action or direction, each Lender shall provide a certification or deemed certification to the Administrative Agent and the Borrower that such Lender is not knowingly and intentionally acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Lender whose interests in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Lender is a Net Short Lender (each, a “Designated Affiliate”)) for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Lender in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Lender is a Net Short Lender. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise ascertain or monitor whether any Lender, Eligible Assignee or Participant or prospective Lender, Eligible Assignee or Participant is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Net Short Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (without duplication), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and to the extent reasonably determined by the Administrative Agent to be necessary one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for the Administrative Agent, and to the extent retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party.

(b) The Borrower shall indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel for such affected Indemnitee in each applicable jurisdiction) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any of their respective subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any of their respective subsidiaries and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) result from any dispute between and among indemnified persons that does not involve an act or omission by Holdings, the Borrower or any of their respective subsidiaries, except that each Agent and the Lead Arrangers shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03 shall not apply to Taxes other than any Taxes with respect to losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.

(d) To the fullest extent permitted by applicable law, none of Holdings, the Borrower or any of its Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

(f) Notwithstanding anything to the contrary herein, without the Borrower’s prior written consent, in no event shall the counsel, consultants and other advisors (or any of their Affiliates) identified by the Sponsor or Holdings to the Administrative Agent in writing prior to the Effective Date as disqualified advisors be eligible to be retained as contemplated by this Section 9.03 (and withholding consent with respect to any such Person shall be deemed reasonable).

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except as permitted pursuant to Section 6.03, (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (h) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it under one or more Facilities) with the prior written consent (such consent (except with respect to assignments to Disqualified Lenders) not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment by (i) any Revolving Lender of Revolving Commitments and/or Revolving Loans to another Revolving Lender or to an Affiliate of a Revolving Lender, (ii) any Term Lender of Term Loans to any Lender or to an Affiliate of any Lender, (iii) any Term Lender of Term Loans to an Approved Fund or (iv) if a Specified Event of Default has occurred and is continuing, any Lender to any other Eligible Assignee, in each case, other than any Lender that has become a Disqualified Lender or a Defaulting Lender; provided further, that the withholding of consent by the Borrower to any assignment to any Person that is a Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower or Sponsor with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender), and (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to the Borrower or any Affiliate thereof. Notwithstanding anything in this Section 9.04 to the contrary, (x) no assignment or participation of any rights or obligations under any Loans or Commitments hereunder may be made that does not comply with the notice requirements set forth in this Agreement (and any attempted assignment or participation that does not comply with the notice requirements set forth in this Agreement shall be null and void) and (y) if the consent of the Borrower is otherwise required by this paragraph with respect to any assignment of Term Loans, and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(1) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (1) $1.0 million with respect to an assignment of Term Loans or $2.5 million with respect to an assignment of Revolving Commitments, and (2) the remaining Term Loans or Revolving Commitments, as applicable, held by the assigning Lender (provided, however, that substantially concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met), in each case, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 2.15(e) and shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(2) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(3) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (including each Affiliated Lender Assignment and Assumption delivered to it) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders.

(4) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(5) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons other than to the Borrower or a Lender that has become a Disqualified Lender or a Person that is not an Eligible Assignee; (a “Participant”), provided further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and be subject to the obligations and limitations of) (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender) Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(1) A Participant (A) agrees to be subject to the provisions of Section 2.17(a) as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(a).

(2) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement (other than Revolving Commitments and Revolving Loans) to the Affiliated Lenders or any Purchasing Borrower Party (in the case of any such assignments to any Purchasing Borrower Party, through open market purchases and/or “Dutch auctions,” so long as any offer to purchase or take by assignment (other than through open market purchases) by such Purchasing Borrower Party shall have been made to all Term Lenders), subject to the following limitations:

(1) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and any information or other documents prepared or provided by any Loan Party or its representatives; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(2) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case (x) does not require the consent of each Lender or each affected Lender, (y) does not deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents and (z) does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders (who are not Affiliated Lenders), (A) in the case of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.01), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent (including in its capacity as Collateral Agent) or any Lender to undertake any action or refrain from taking any action (other than any action referred to in clause (B) below) with respect to or under any Loan Document or (4) voted on any voted on any plan of reorganization pursuant to Title 11 of the United States Code or any other proceeding under any Debtor Relief Law or any scheme of arrangement, then the Non-Voting Affiliated Lender Loans will be deemed to have been voted in the same proportion as the Loans that are held by Lenders that are not Affiliated Lenders voting on such matter and (B) in the case of determining whether the Lenders have directed or required the Administrative Agent (including in its capacity as Collateral Agent) or any Lender to accelerate (or demand repayment or payment of) all or any portion of the Obligations or otherwise take any enforcement action with respect to the Collateral or any Loan Party, including credit bidding, or otherwise exercise any other right under the Loan Documents, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code;

(3) with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(4) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(5) (A) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the outstanding principal amount of all Loans plus the outstanding principal amount of all term loans made pursuant to an Incremental Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders (other than Affiliated Debt Funds) exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio and (B) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (including, for the avoidance of doubt, both Debt Fund Affiliates and Non-Debt Fund Affiliates) may not exceed 39.9% of the outstanding principal amount of all Loans plus the outstanding principal amount of all terms loans made pursuant to an Incremental Loan calculated at the time such Loans are purchased;

(6) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender;

(7) [reserved]; and

(8) no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its Subsidiaries or their respective securities, and all parties to the relevant assignment shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Affiliated Lender Assignment and Assumption.

Notwithstanding anything to the contrary, each Affiliated Lender, in its capacity as a Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Loans that it acquires in accordance with this Section 9.04 directly or indirectly to Holdings or the Borrower solely in exchange for Equity Interests of Holdings (other than Disqualified Equity Interests) or a direct or indirect parent thereof or debt securities of a parent entity of Holdings, in each case upon written notice to the Administrative Agent.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g) Upon any contribution of Loans to Holdings, the Borrower or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(h) Notwithstanding anything herein or in any other Loan Document to the contrary, no Lender may assign (i) any portion of its Revolving Commitments or Revolving Loans to the Borrower or any of its Affiliates or (ii) any portion of its Loans or Commitments to any Disqualified Lender, any Lender that has become a Disqualified Lender or a Defaulting Lender and upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose on a confidential basis in a manner determined in consultation with the Borrower the list of Disqualified Lenders to such inquiring Lender.

(i) Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not be responsible for, have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments to any Disqualified Lender and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, any Disqualified Lender.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If a Specified Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than any sales, payroll, trust, withholding and other tax accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation from such Guarantor.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory (including self-regulatory) authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order or in connection with any request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than Holdings, the Borrower or the Investors or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with Title III of the USA Patriot Act.

Section 9.14 Release of Liens and Guarantees.

(a) Each Lender and each other Secured Party agrees that:

(1) Liens on any property granted to or held by the Collateral Agent or in favor of any Secured Party under any Loan Document will be automatically released, with no further action required on the part of any Agent, Lender or other Secured Party, and directs the Agents to enter into the necessary or advisable documents evidencing such release,

(A) upon the termination or expiration of all Commitments and the payment in full in cash of all the Secured Obligations (other than Secured Cash Management Obligations and Secured Swap Obligations and continuing contingent obligations in respect of which no claim has been made);

(B) at the time the property subject to such Lien is transferred (or is to be transferred) as part of, or in connection with, any transfer permitted under the Loan Documents to any Person that is not a Loan Party;

(C) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (3) below;

(D) in respect of releases of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing in accordance with clause (vii) of the proviso to Section 9.02(b);

(E) upon such property becoming or continuing to be an Excluded Asset or an asset owned by an Excluded Subsidiary, but only for so long as such property remains an Excluded Asset or an asset owned by an Excluded Subsidiary; and/or

(F) as to the assets owned by such Excluded Subsidiary, upon any Person becoming or continuing to be an Excluded Subsidiary.

provided that, without limitation of the automatic operation of the releases described in this clause (1), a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or at the option of the Borrower, in either case, to the Administrative Agent with respect to any release described in this clause (1) stating that the Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry).

(2) it and the Agents will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (1), (5), (6) (with regard to Sections 6.01(b)(4) and (28)), (9), (11) (with regard to cash deposits), (17), (18) (solely to the extent relating to a lien of the type allowed pursuant to clause (9) or (11) (with regard to cash deposits) of the definition of “Permitted Liens”), (19) (other than with respect to self-insurance arrangements), (22), (28), (29), (32) (34), (35), (37), (38) (with regard to cash deposits), (41), (42), (44) and (47) of the definition of “Permitted Liens”.

(3) if (A) any Subsidiary Loan Party (i) ceases to be a Subsidiary, (ii) is not (or is no longer) a Material Subsidiary or (iii) as a result of a transaction permitted hereunder becomes an Excluded Subsidiary (subject to the final sentence of the definition thereof if such Subsidiary Loan Party becomes an Excluded Subsidiary solely as a result of becoming a non-wholly owned subsidiary) and (B) the Borrower notifies the Administrative Agent in writing that it wishes such Subsidiary Loan Party to be released from its obligations under the Guarantee Agreement, then (x) such Subsidiary shall automatically be released from its obligations under the Guarantee Agreement and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall automatically be released, in each case, with no further action required by any Agent, Lender or other Secured Party; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness, the Senior Secured Notes or any Material Indebtedness that is secured by the Collateral on a Junior Lien Priority basis; provided, further that, without limitation of the automatic operation of the foregoing releases, a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or at the option of the Borrower, in either case, to the Administrative Agent with respect to any such automatic release stating that such Subsidiary Loan Party has ceased to be a Subsidiary, is not or will not be a Material Subsidiary or as a result of a transaction permitted hereunder has become an Excluded Subsidiary, as the case may be, shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry); and

(4) the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 9.08 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Each Lender and each other Secured Party agrees that it will take such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s sole cost and expense, in connection with any of the foregoing releases or any such subordination. Each of the Collateral Agent and the Administrative Agent shall be entitled to and shall rely exclusively on a certificate of a Responsible Officer of the Borrower confirming that such release or subordination has occurred, will upon consummation of an applicable transaction occur, or is described in the foregoing provisions and such certificate shall be conclusive evidence thereof. Each Lender and each other Secured Party irrevocably authorizes the Collateral Agent and the Administrative Agent to take such action and execute any such document and consents to such reliance. Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or contained in any certificate prepared or delivered by the Borrower or any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or any action otherwise taken in reliance on the foregoing.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender and each Secured Party hereby agree that:

(1) no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce under the Guarantee Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(2) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or any equivalent provision under any other bankruptcy law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or any equivalent provision under any other bankruptcy law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(3) [reserved];

(4) the Collateral Agent may grant extensions of time for the creation or perfection of Liens in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Effective Date for the creation or perfection of Liens in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents;

(5) [reserved];

(6) [reserved]; and

(7) the provisions of Section 3.03(e) of the Collateral Agreement shall supersede any other provision of a Loan Document to the contrary.

Section 9.15 No Fiduciary Relationship. Each of the Holdco Guarantors, Holdings and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.16 Secured Cash Management Obligations and Secured Swap Obligations. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no party to any Secured Cash Management Obligation or Secured Swap Obligation that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations or Secured Swap Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Agent, Lender or Affiliate of an Agent or Lender party thereto.

Section 9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.

Section 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary set forth herein, this Agreement is subject to the terms and provisions of the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement govern and control. The Lenders hereby authorize the Administrative Agent and/or Collateral Agent to (a) enter into the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement, (b) bind the Lenders on the terms set forth in the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (c) perform and observe its obligations under the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement.

(b) Notwithstanding anything to the contrary set forth herein, to the extent the Administrative Agent and/or Collateral Agent enter into any other Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any such Intercreditor Agreement, the provisions of the Intercreditor Agreement govern and control. The Lenders acknowledge and agree that each of the Administrative Agent and the Collateral Agent is authorized to, and each of the Administrative Agent and the Collateral Agent agrees that with respect to any applicable secured Indebtedness permitted to be incurred and secured under this Agreement and contemplated to be subject to an Intercreditor Agreement under this Agreement, upon request by the Borrower, it shall, enter into an Intercreditor Agreement in accordance with the terms hereof. The Lenders hereby authorize each of the Administrative Agent and the Collateral Agent to (a) enter into any such Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Intercreditor Agreement and (c) perform and observe its obligations under such Intercreditor Agreement.

(c) Notwithstanding anything to the contrary herein, the Form Intercreditor Agreements shall be deemed to be reasonable and acceptable to the Administrative Agent, the Collateral Agent and the Lenders, the Administrative Agent, the Collateral Agent and the Lenders shall be deemed to have consented to the use of each such Form Intercreditor Agreement (and to the Administrative Agent’s and/or Collateral Agent’s execution thereof) in connection with any Indebtedness secured by all or a material portion of the Collateral that is permitted to be incurred, issued and/or assumed by the Borrower or any of its Subsidiaries pursuant to Section 6.01 and Section 6.02 and each of the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the applicable Form Intercreditor Agreements.

Section 9.20 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(1) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(2) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(3) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(4) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (a)(i) above is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (a)(iv) above,, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

Section 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.23 Qualified Person. Each Lender party hereto, by the execution and delivery of this Agreement or an Assignment and Assumption, represents and warrants to the Borrower that it is a Qualified Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEW TMW LLC, as Initial Holdings

By:	/s/ John Tighe
	Name:	John Tighe
	Title:	Chief Executive Officer

THE MEN’S WEARHOUSE, LLC, as the Borrower

By:	/s/ John Tighe
	Name:	John Tighe
	Title:	Chief Executive Officer

[CREDIT AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

[CREDIT AGREEMENT SIGNATURE PAGE]

GOLDMAN SACHS BANK USA, as a Term Lender

By:	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

[CREDIT AGREEMENT SIGNATURE PAGE]